Exhibit 10.7

EXECUTION VERSION

Published Deal CUSIP Number: 03021BAA2

$300,000,000

CREDIT AGREEMENT

Dated as of March 28, 2014

among

AMERICAN TIRE DISTRIBUTORS, INC.,

as Borrower,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

as Holdings,

each GUARANTOR from time to time party hereto,

BANK OF AMERICA, N.A.,

as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

as Sole Lead Arranger and Sole Bookrunner

-i-

-ii-

-iii-

SCHEDULES

1.01	Closing Date Guarantors
1.01A	Closing Date Security Documents
2.01	Commitments
4.01(a)(vi)	Local Counsel
5.12	Subsidiaries and Other Equity Investments
7.01	Existing Liens
7.03	Existing Indebtedness
7.06	Existing Investments
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

-iv-

EXHIBITS

Form of

A	Committed Loan Notice
B	Term Loan Note
C	Compliance Certificate
D-1	Assignment and Assumption
D-2	Affiliated Lender Assignment and Assumption
E	Guarantor Joinder Agreement
F	United States Tax Compliance Certificates
G	Solvency Certificate
H	Discount Range Prepayment Notice
I	Discount Range Prepayment Offer
J	Solicited Discounted Prepayment Notice
K	Acceptance and Prepayment Notice
L	Specified Discount Prepayment Notice
M	Solicited Discounted Prepayment Offer
N	Specified Discount Prepayment Response
O	Mortgage

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of March 28, 2014 among AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”; as hereinafter further defined), AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Borrower”), the GUARANTORS from time to time party hereto, BANK OF AMERICA, N.A, as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) under the Loan Documents, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Pursuant to the Acquisition Agreement, the Borrower will acquire (the “Acquisition”), directly or indirectly, the Equity Interests of Terry’s Tire Town Holdings, Inc. (the “Acquired Company”) on the Closing Date.

In connection therewith, it is intended that (a) the Borrower will obtain an initial aggregate principal amount of $300,000,000 of Initial Term Loans pursuant to this Agreement, (b) the Borrower will borrow revolving loans under the ABL Credit Agreement in an aggregate principal amount of approximately $60,000,000 and (c) the proceeds of the Initial Term Loans and ABL Revolving Loans will be used to pay the consideration and other amounts owing in connection with the Acquisition under the Acquisition Agreement, to repay certain existing indebtedness and hedging obligations of the Acquired Company and its Subsidiaries and to pay all fees, costs and expenses incurred in connection with the Transactions and related transactions (including to fund any original issue discount and upfront fees).

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., in its capacity as “Agent” under the ABL Facility, and any successor thereto in such capacity.

“ABL Collateral” has the meaning ascribed to “ABL Facility Collateral” in the Crossing Lien Intercreditor Agreement.

“ABL Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of November 30, 2012, as amended by the First Amendment thereto dated as of March 21, 2013 and as further amended by the Second Amendment thereto dated as of January 31, 2014, among the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent and collateral agent, Holdings, the Borrower and each other Subsidiary of the Borrower party thereto.

“ABL Credit Documents” means the ABL Credit Agreement and all other instruments, agreements and other documents evidencing the ABL Credit Agreement or providing for any Guarantee, Lien or other right in respect thereof.

“ABL Revolving Loans” means revolving credit loans made to the Borrower or its Affiliates pursuant to the ABL Credit Agreement.

“Acceptable Discount” has the meaning specified in Section 2.03(a)(iv)(D)(2).

[Credit Agreement]

“Acceptable Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit K.

“Acceptance Date” has the meaning specified in Section 2.03(a)(iv)(D)(2).

“Acquired Company” has the meaning specified in the introductory paragraph to this Agreement.

“Acquisition” has the meaning specified in the preliminary statements to this Agreement.

“Acquisition Agreement” means that certain Stock Purchase Agreement dated as of February 17, 2014 between the Borrower and TTT Holdings, Inc.

“Acquisition Consideration” means an amount equal to the total funds required to consummate the Acquisition as set forth in the Acquisition Agreement.

“Additional Lender” means, at any time, any bank, other financial institution or institutional lender or investor that, in any case, is not an existing Lender and that agrees to provide any portion of any (a) Incremental Term Loan in accordance with Section 2.12, (b) Other Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.13 or (c) Replacement Loans pursuant to Section 10.01; provided that each Additional Lender shall be subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld or delayed, to the extent that any such consent would be required from the Administrative Agent under Section 10.07(b)(iii)(B) for an assignment of Loans to such Additional Lender.

“Administrative Agent” has the meaning specified in the introductory paragraph to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning specified in Section 7.08.

“Affiliated Lender” means the Sponsor or any Affiliate of the Sponsor other than (a) Holdings, the Borrower or any Subsidiary of Holdings, (b) any Debt Fund Affiliate and (c) any natural person.

“Affiliated Lender Assignment and Assumption” has the meaning specified in Section 10.07(h)(vi).

“Affiliated Lender Cap” has the meaning specified in Section 10.07(h)(iv).

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Closing Date, including any property or assets acquired by the Borrower or a Subsidiary Guarantor from another Subsidiary Guarantor, which in each case constitutes Collateral or would have constituted Collateral had such assets and property been owned by the Borrower or a Subsidiary Guarantor on the Closing Date.

“Agent Parties” has the meaning specified in Section 10.02(d).

“Agent-Related Persons” means the Agents, together with their respective Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents and other representatives of such Persons and of such Persons’ Affiliates and their respective successors and assigns.

“Agents” means, collectively, the Administrative Agent and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurodollar Rate floor (with such increased amount being determined in the manner described in the final proviso of this definition), or otherwise, in each case, incurred or payable by the Borrower generally to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) or other fees not generally paid to all lenders of such Indebtedness or, if applicable, ticking fees accruing prior to the funding of such Indebtedness or consent fees for an amendment paid generally to consenting lenders; provided further that, with respect to any Loans of an applicable Class that includes a Eurodollar Rate floor, (1) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the Applicable Rate for such Loans of such Class for the purpose of calculating the All-In Yield and (2) to the extent that the Reference Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield.

“Annual Financial Statements” means the audited consolidated balance sheets of Acquired Company and its Subsidiaries as of the fiscal years ended December 31, 2013 and December 31, 2012, and the related statements of operations, shareholders’ equity, and cash flows for the fiscal years then ended.

“Applicable Discount” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“Applicable Rate” means a percentage per annum equal to: (i) until delivery of financial statements for the first full fiscal quarter ending after the Closing Date pursuant to Section 6.01, (a) 4.75% for Eurodollar Rate Loans and (b) 3.75% for Base Rate Loans, and (ii) thereafter, the following percentages per annum, based upon the Consolidated Net Leverage Ratio as specified in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Net Leverage Ratio	Eurodollar Rate	Base Rate
1	≥ 4.50 to 1.00	4.75%	3.75%
2	< 4.50 to 1.00	4.50%	3.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that “Pricing Level 1” (as set forth above) shall apply as of (x) the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply)

and (y) at the option of the Administrative Agent or the Required Facility Lenders under the Term Facility in respect of the Initial Term Loans, the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger” means Bank of America, N.A. in its capacity as sole lead arranger under this Agreement.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attorney Costs” means all reasonable fees, expenses and disbursements of any law firm or other external legal counsel, to the extent documented and invoiced.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.03(a)(iv); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrower nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time, the sum of (without duplication) of:

(a) $50,000,000; plus

(b) 50.0% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at such time, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(c) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to clause (m)(i) of the definition of “Permitted Indebtedness”) from the issue or sale of:

(i) (A) Equity Interests of the Borrower, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity of the

Borrower or the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv);

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any Parent Entity of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such Person or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv)); or

(ii) debt securities of the Borrower that have been converted into or exchanged for such Equity Interests of the Borrower;

provided that this clause (c) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of the Borrower sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(d) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness pursuant to clause (m)(i) of the definition of “Permitted Indebtedness”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(e) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Borrower or a Restricted Subsidiary (other than by the Borrower or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by the Borrower or a Restricted Subsidiary, in each case after the Closing Date; or

(ii) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (only to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date; plus

(f) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was a Restricted Investment; plus

(g) the aggregate amount of Declined Proceeds accumulated since the Closing Date.

“Available Incremental Amount” has the meaning specified in Section 2.12(d)(iii).

“Bankruptcy Code” has the meaning specified in Section 8.02.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate on such day for an Interest Period of one (1)

month plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Big Boy Letter” means a letter from a Lender acknowledging that (1) an Affiliated Lender may have information regarding the Borrower and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (2) the Excluded Information may not be available to such Lender, (3) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to an Affiliated Lender pursuant to Section 10.07(h) notwithstanding its lack of knowledge of the Excluded Information and (4) such Lender waives and releases any claims it may have against the Administrative Agent, such Affiliated Lender, Holdings, the Borrower and the Subsidiaries of the Borrower with respect to the nondisclosure of the Excluded Information; or otherwise in form and substance reasonably satisfactory to such Affiliated Lender and assigning Lender.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Borrower Party to make a voluntary prepayment of Loans at a specified discount to par pursuant to Section 2.03(a)(iv)(B).

“Borrower Parties” means the collective reference to Holdings, the Borrower and each Subsidiary of the Borrower and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Loans at a specified range of discounts to par pursuant to Section 2.03(a)(iv)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Loans at a discount to par pursuant to Section 2.03(a)(iv)(D).

“Borrowing” means a borrowing consisting of Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(i) 85% of the aggregate book value of all accounts receivable of the Borrower and the Restricted Subsidiaries; and

(ii) 70% of the aggregate book value of all inventory owned by the Borrower and the Restricted Subsidiaries,

all calculated on a consolidated basis in accordance with GAAP.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Lease Obligations) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that all obligations of any Person that are or would be characterized as operating lease obligations in accordance with GAAP on the Closing Date (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations (and not as Capitalized Lease Obligations) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as Capitalized Lease Obligations.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral Account” means an account held at, and subject to the sole dominion and control of, the Collateral Agent.

“Cash Equivalents” means:

(a) Dollars;

(b) (i) Canadian Dollars, Pounds, euros or any national currency of any participating member state of the EMU; or

(ii) in the case of any Foreign Subsidiary that is a Restricted Subsidiary or any jurisdiction in which the Borrower and the Restricted Subsidiaries conduct business, such local currencies held by it from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation or acquisition thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(k) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (a) through (j) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (a) through (h) and clauses (j) and (k) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (k) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement entered into from time to time by Holdings, the Borrower or any Restricted Subsidiary in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” means any Person that was an Agent, a Lender or an Affiliate of an Agent or Lender at the time it entered into a Cash Management Agreement, whether or not such Person subsequently ceases to be an Agent, a Lender or an Affiliate of an Agent or Lender.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” means (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty (excluding the taking effect after the Closing Date of a law, rule, regulation or treaty adopted prior to the Closing Date), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203, H.R. 4173), all Laws relating thereto and all interpretations and applications thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall, for the purpose of this Agreement, be deemed to be adopted subsequent to the Closing Date.

“Change of Control” means the earliest to occur (after the Closing Date) of (and excluding, for the avoidance of doubt, the Transactions):

(a) except as permitted by Section 7.04, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(b) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders have Loans or Commitments with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Term B Commitments, Incremental Term Commitments, or Commitments in respect of any Class of Replacement Loans or a Class of Loans to be made pursuant to a given Term Loan Extension Series or Other Term Loan Commitments of a given Class of Other Term Loans, in each case not designated part of another existing Class and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Initial Term Loans, Incremental Term Loans, Replacement Loans, Extended Term Loans or Other Term Loans, in each case not designated part of another existing Class. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have identical terms and conditions shall be construed to be in the same Class.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date was March 28, 2014.

“Closing Date Material Adverse Effect” means a “Material Adverse Effect” as defined in the Acquisition Agreement.

“Closing Date Release” means the termination and release of all obligations of the Acquired Company and its Subsidiaries in respect of all Indebtedness for borrowed money set forth in Section 2.3(d)(iii) of the Disclosure Schedule (as defined in the Acquisition Agreement) of the Acquisition Agreement (including any amendments or modifications to or refinancing of such Indebtedness), including the termination and release of all security interests and guaranties in connection therewith, or provision therefor reasonably acceptable to the Arranger.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Security Agreement.

“Collateral Agent” means Bank of America, N.A.

“Collateral Documents” means, collectively, the Security Agreement, security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Collateral Agent and/or the Administrative Agent (for the benefit of the Collateral Agent, the Administrative Agent and the Secured Parties) and the Intercreditor Agreements, in each case as they may be amended from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Commercial and Retread Business” means the collective reference to the commercial and retread businesses of (a) Premier Bandag #8, Inc., an Ohio corporation, located at 2300 West Main Street, Alliance, OH 44601 and (b) Terry’s Tire Town, Inc., an Ohio corporation located at (i) 1615 Perry Drive SW, Canton, OH, (ii) 1658 Highland Road, units 8-10, Twinsburg, OH 44087 and (iii) 39 Ohio Machinery, Girard, OH 44601.

“Commitment” means a Term B Commitment, Incremental Term Commitment, Other Term Loan Commitment, Extended Term Loan Commitment of a given Term Loan Extension Series, or any commitment in respect of Replacement Loans, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other, or (c) a continuation of Eurodollar Rate Loans of a given Class, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.10(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C and which certificate shall in any event be a certificate of a Financial Officer of the Borrower (a) certifying as to whether a Default has occurred and is continuing and, if applicable, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations, in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2014, of Excess Cash Flow for such fiscal year (or the relevant portion thereof in the case of the 2014 fiscal year), (c) in the case of financial statements delivered under Section 6.01(a), beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2014, setting forth a reasonably detailed calculation of the Net Cash Proceeds received during the applicable period by, or on behalf of, the Borrower or any Restricted Subsidiary in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) and (d) commencing with the certificate delivered pursuant to Section 6.02(a) for the first full fiscal quarter ending after the Closing Date, if the Secured Net Leverage Ratio as of the last day of the most recent Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate,” setting forth a calculation of such Secured Net Leverage Ratio.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and Cash Equivalents, amounts related to current or deferred taxes based on income or profits, assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees, derivative financial instruments and any assets in respect of Hedging Obligations, and excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, the Hercules Transactions or any consummated acquisition.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and the Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding (A) the current portion of any Funded Debt, (B) the current portion of interest, (C) accruals for current or deferred taxes based on income or profits, (D) accruals of any costs or expenses related to restructuring reserves or severance, (E) revolving credit loans, swingline loans and letter of credit obligations under the ABL Credit Agreement or any other revolving loans, swingline loans and letter of credit obligations under any other revolving credit facility, (F) the current portion of any Capitalized Lease Obligation, (G) deferred revenue arising from cash receipts that are earmarked for specific projects, (H) liabilities in respect of unpaid earn-outs, (I) the current portion of any other long-term liabilities, (J) accrued litigation settlement costs and (K) any liabilities in respect of Hedging Obligations, and, furthermore, excluding the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions, the Hercules Transactions or any consummated acquisition.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense in respect of Indebtedness of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions, the Hercules Transactions or any acquisition, (u) penalties and interest relating to taxes and any other financing fees related to the Transactions, the Hercules Transactions or any acquisition (or purchase of assets) after the Closing Date, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment, restructuring or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Borrower shall be excluded;

(c) the Net Income for such period of any Person that is an Unrestricted Subsidiary or, any Person that is not the Borrower or a Restricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Borrower or any Restricted Subsidiary;

(d) solely for the purpose of determining clause (b) of the Available Amount, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the Borrower or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(e) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions, the Hercules Transactions or any consummated acquisition or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(f) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(g) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(h) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Borrower or its Restricted Subsidiaries or any Parent Entity of the Borrower in connection with the Transactions, shall be excluded;

(i) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to any Loan Document, Senior Notes Document, Senior Subordinated Notes Document or ABL Credit Document), issuance of Equity Interests, Refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any Loan Document, Senior Notes Document, Senior Subordinated Notes Document or ABL Credit Document) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with Accounting Standards Codification Topic No. 805, Business Combinations) shall be excluded;

(j) accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition (including the Hercules Acquisition) that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(k) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually indemnified or reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(l) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount shall in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(m) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(n) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(o) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment permitted hereunder or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, for the purpose of determining the Available Amount (other than clause (e) of such definition), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the Available Amount pursuant to clause (e) thereof.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Borrower and the Restricted Subsidiaries as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) EBITDA of the Borrower and the Restricted Subsidiaries for such Test Period.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to (a) the sum of (1) the aggregate principal amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, purchase money Indebtedness and obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities, all letters of credit, bank guarantees and performance or similar bonds and all obligations under Qualified Securitization Facilities and all Hedging Obligations) and (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP minus (b) the aggregate amount of cash and Cash Equivalents of the Borrower and the Restricted Subsidiaries on such date that would not appear as “restricted” on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred

Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other monetary obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds;

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in clause (b)(xi) of the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than the Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Corrective Extension Amendment” has the meaning specified in Section 2.14(e).

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) to Refinance, in whole or in part, existing Loans (or, if applicable, unused Commitments under any Incremental Facility) or any then-existing Credit Agreement Refinancing Indebtedness (“Credit Agreement Refinanced Debt”); provided, further, that (i) the covenants, events of default and guarantees of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums and terms) (when taken as a whole) are no more restrictive on the Borrower than those applicable to the Credit Agreement

Refinanced Debt (when taken as a whole) (other than covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Indebtedness) (provided that such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Credit Agreement Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided however, that if (x) the Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Term Facility hereunder and such Credit Agreement Refinancing Indebtedness shall not be deemed to be “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities), (ii) any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans shall have a maturity date that is no earlier than the Credit Agreement Refinanced Debt and a Weighted Average Life to Maturity equal to or greater than the Credit Agreement Refinanced Debt (without giving effect to any amortization or prepayments thereof prior to the time of such Refinancing) as of the date of determination, (iii) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness,” if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Credit Agreement Refinanced Debt plus accrued interest, fees and premiums (including tender premium) and penalties (if any) thereon and fees, expenses, original issue discount and upfront fees incurred in connection with such Refinancing, (iv) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained with the Net Cash Proceeds received from the incurrence or issuance of such Indebtedness and (v) in the case of any such Indebtedness in the form of bonds, notes or debentures or which Refinances, in whole or in part, existing Loans, shall not require any mandatory repayment, redemption, repurchase or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty or condemnation event offers and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments (including redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow) that are on terms no more restrictive on the Borrower than those applicable to the Credit Agreement Refinanced Debt) prior to the 91st day after the maturity date of the Credit Agreement Refinanced Debt; and, provided, further, that “Credit Agreement Refinancing Indebtedness” may be incurred in the form of a bridge or other interim credit facility intended to be Refinanced with long-term indebtedness (and such bridge or other interim credit facility shall be deemed to satisfy clause (ii) of the second proviso in this definition so long as (x) such credit facility includes customary “rollover” provisions and (y) assuming such credit facility were to be extended pursuant to such “rollover” provisions, such extended credit facility would comply with clause (ii) above), provided that, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (v) of the second proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Credit Facilities” means, with respect to the Borrower or any of its Restricted Subsidiaries, one or more debt facilities, including the ABL Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.03 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Crossing Lien Intercreditor Agreement” means that certain Lien Subordination and Intercreditor Agreement dated as of May 28, 2010 among Bank of America, N.A., as ABL Agent, The Bank of New York

Mellon Trust Company, N.A., as Noteholder Collateral Agent, Holdings, the Borrower, Am-Pac Tire Dist. Inc., each Subsidiary of the Borrower party thereto and each additional representative party thereto from time to time (as amended, amended and restated or otherwise supplemented).

“Customary Intercreditor Agreement” means (a) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), (b) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations and junior in priority to the Liens on the ABL Collateral, at the option of the Borrower and the Administrative Agent acting together in good faith, either (i) the Crossing Lien Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations and junior in priority to the Liens on the ABL Collateral and (c) to the extent executed in connection with the incurrence of secured Indebtedness the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations and junior in priority to the Liens on the ABL Collateral, at the option of the Borrower and the Administrative Agent acting together in good faith, enter into a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations and junior in priority to the Liens on the ABL Collateral.

“Debt Fund Affiliate” means any Affiliate of the Sponsor that is a bona fide debt fund that is not (a) a natural person or (b) Holdings, the Borrower or any Subsidiary of the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.03(b)(v).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to the outstanding principal amount of any Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan (giving effect to Section 2.02(c)) plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrower or any Parent Entity thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to a certificate of a Responsible Officer, on or promptly after the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Amount.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.03(a)(iv)(B)(2).

“Discount Range” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.03(a)(iv)(C) substantially in the form of Exhibit H.

“Discount Range Prepayment Offer” means the written offer by a Lender, substantially in the form of Exhibit I, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(1).

“Discount Range Proration” has the meaning assigned to such term in Section 2.03(a)(iv)(C)(3).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.03(a)(iv)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.03(a)(iv)(B), Section 2.03(a)(iv)(C) or Section 2.03(a)(iv)(D), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.03(a)(iv)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Lease-Back Transaction and any sale of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means any competitor of the Borrower or its Subsidiaries that is an operating company and any Affiliate thereof (other than any financial investor that is not an operating company or an Affiliate of an operating company and other than any Affiliate that is a bona fide diversified debt fund) identified in writing by (x) Holdings or the Sponsor to the Arranger prior to the launch of general syndication, or (y) following the Closing Date, the Borrower to the Administrative Agent.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than for any Equity Interests that are not Disqualified Stock and other than solely as a result of a change of control, asset sale or casualty or condemnation event) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale or casualty or condemnation event), in whole or in part, in each case prior to the date 91 days after the earlier of the then Latest Maturity Date or the date the Loans are no longer outstanding; provided that any Capital Stock issued to any plan for the benefit of, or held by, any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital, L.P. (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of the Borrower, any Subsidiaries of the Borrower, any

Parent Entity of the Borrower or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or any of its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, manager’s or consultant’s termination, death or disability. For the purposes hereof, the aggregate principal amount of Disqualified Stock shall be deemed to be equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, determined on a consolidated basis in accordance with GAAP, and the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which the Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Subsidiary of the Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia (other than any such Subsidiary that is treated as a disregarded entity for United States Federal income tax purposes and substantially all of whose assets consist (directly or indirectly through disregarded entities) of the Equity Interests and/or Indebtedness of one or more CFCs).

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than clauses (ix) and (xii)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(t) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges, accruals or reserves; plus

(v) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof, in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period) (collectively, “Non-Cash Charges”); plus

(vi) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to investors to the extent otherwise permitted under Section 7.08; plus

(viii) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Closing Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-savings pursuant to clause (ix) below and under Section 1.07) and curtailments or modifications to pension and postretirement employee benefit plans; plus

(ix) the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to result from actions either taken or expected to be within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of the Borrower and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken; provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to Section 1.07); plus

(x) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(xi) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xiii) any net loss from disposed or discontinued operations;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(ii) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(iii) any net income from disposed or discontinued operations; plus

(iv) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(c) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees.

Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2013, June 30, 2013, September 30, 2013 and December 31, 2013, consolidated EBITDA for such fiscal quarters shall be $54,771,000, $75,111,000, $85,215,000 and $103,861,000, respectively, in each case, as may be subject to add-backs and adjustments (without duplication) with respect to acquisitions and Dispositions occurring prior to, on and following the Closing Date as contemplated pursuant to clauses (a)(viii) and (a)(ix) of this definition for the applicable Test Period. For the avoidance of doubt, EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.07.

“ECF Percentage” has the meaning specified in Section 2.03(b)(i).

“Eligible Assignee” has the meaning specified in Section 10.07(a).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and sub-surface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, the preservation or reclamation of natural resources, the management, transportation, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters (to the extent related to the exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equal Priority Intercreditor Agreement” means that certain Intercreditor and Collateral Agency Agreement dated as of May 28, 2010 among Holdings, the Borrower and The Bank of New York Mellon, as collateral agent and trustee with respect to the Senior Notes.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Loan Party is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any Loan Party or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or written notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement in writing of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the imposition of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any of their respective ERISA Affiliates; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) a failure to satisfy the minimum funding standard (within the meaning of Section 302 of ERISA or Section 412 of the Code) with respect to a Pension Plan, whether or not waived; (h) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (i) the imposition of a lien under Section 303(k) of ERISA or Section 412(c) of the Code with respect to any Pension Plan; (j) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); or (k) the occurrence of a nonexempt prohibited transaction with respect to any Pension Plan maintained or contributed to by any Loan Party or any of their respective ERISA Affiliates (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to any Loan Party.

“euro” means the single currency of participating member states of the EMU.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the Ice Benchmark Administration Limited LIBOR Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, at approximately 11:00 a.m., London time, determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination;

provided that in no event shall the Eurodollar Rate for the Initial Term Loans that bear interest at a rate based on clauses (a) and (b) of this definition be less than 1.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a) the sum, without duplication, of:

(i) Consolidated Net Income of the Borrower for such period,

(ii) an amount equal to the amount of all Non-Cash Charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such Non-Cash Charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period,

(iii) decreases in Consolidated Working Capital (except as a result of the reclassification of items from short-term to long-term or vice versa) for such period (other than any such decreases arising from acquisitions or Dispositions outside the ordinary course of assets, business units or property by the Borrower or any Restricted Subsidiary completed during such period or the application of recapitalization or purchase accounting),

(iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(v) the amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period, and

(vi) cash receipts in respect of Hedging Obligations during such fiscal year to the extent not otherwise included in such Consolidated Net Income; over

(b) the sum, without duplication, of:

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash losses, charges, expenses, costs and fees excluded by virtue of clauses (a) through (o) of the definition of “Consolidated Net Income,”

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property accrued or made in cash during such period, in each case except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary,

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations, (B) all scheduled principal repayments of Loans, Senior Notes, Senior Subordinated Notes (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any scheduled repayment of Term Loans pursuant to Section 2.05 and mandatory prepayment of Term Loans pursuant to Section 2.03(b)(ii), Senior Notes, Senior Subordinated Notes (or any Indebtedness representing Refinancing Indebtedness in respect thereof in accordance with the corresponding provisions of the governing documentation thereof), and any mandatory redemption, repurchase, prepayment or defeasance of Permitted Incremental Equivalent Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case, to the extent required due to a Disposition or Casualty Event that resulted in an increase to Consolidated Net Income for such period and not in excess of the amount of such increase, but excluding (X) all other prepayments of Term Loans, (Y) all prepayments in respect of the ABL Credit Agreement or any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (Z) payments on any Junior Financing, except in each case to the extent permitted to be paid pursuant to Section 7.06) made during such period, in each case, except to the extent financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or the Restricted Subsidiaries,

(iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income,

(v) increases in Consolidated Working Capital (except as a result of the reclassification of items from short term to long-term or vice versa) for such period (other than any such increases arising from acquisitions or Dispositions outside the ordinary course by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(vii) without duplication of amounts deducted pursuant to clauses (viii) and (xi) below in prior fiscal years, the amount of Investments made in cash pursuant to clauses (c), (e), (k), (l), (m), (n), (o), (x), (y) and (aa) of the definition of “Permitted Investments” and pursuant to Section 7.06(a), (b)(x) and (b)(xv) during such period, except to the extent such Investments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary,

(viii) the amount of Restricted Payments paid in cash during such period pursuant to Section 7.06(a) and clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiv) of Section 7.06(b), except to the extent such Restricted Payments were financed with the proceeds of Funded Debt (other than any Indebtedness under any revolving credit facilities) of the Borrower or any Restricted Subsidiary,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries from internally generated cash flow of the Borrower and the Restricted Subsidiaries during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment or redemption of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and such payments reduced Excess Cash Flow pursuant to clause (b)(iii) above or reduced the mandatory prepayment required by Section 2.03(b)(i),

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, and at the option of the Borrower, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Investments or other Investments permitted by Section 7.06, capital expenditures or acquisitions of intellectual property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that, to the extent the aggregate amount of internally generated cash flow actually utilized to finance such Permitted Investments or other Investments permitted by Section 7.06, capital expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) cash expenditures in respect of Hedging Obligations during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income, and

(xiv) any fees, expenses or charges incurred during such period (including, for purposes of the Excess Cash Flow payment to be calculated in respect of each full fiscal quarter in the fiscal year ending December 31, 2014 occurring after the Closing Date, any Transaction Expenses and expenses related to the Hercules Transactions incurred on and after the Closing Date), or any amortization thereof for such period, in connection with any acquisition, Investment, Disposition, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of this Agreement, the other Loan Documents, the ABL Credit Documents, the Senior Notes Documents and the Senior Subordinated Notes Documents) and including, in each case, any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning given to such term in the Security Agreement.

“Excluded Capital Stock” means (a) any Capital Stock with respect to which the Borrower and the Administrative Agent have reasonably determined that the costs (including any costs resulting from material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Capital Stock of any Foreign Subsidiary to secure the Obligations, any Capital Stock that is voting Capital Stock of such Foreign Subsidiary in excess of 65% of the outstanding voting Capital Stock of such class, (c) any Capital Stock to the extent the pledge thereof would be prohibited by any applicable law, rule or regulation or contractual obligation, (d) the Capital Stock of any Subsidiary that is not wholly owned by the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Capital Stock of any Subsidiary whose assets, as reflected on their most recent balance sheet prepared in accordance with GAAP, and revenues for the twelve-month period ending on the last day of the most recent fiscal quarter for which financial statements are available, do not exceed $1,000,000, (f) the Capital Stock of any Subsidiary of a Foreign Subsidiary and (g) the Capital Stock of any Unrestricted Subsidiary. Notwithstanding anything in this definition to the contrary, the Capital Stock of the Borrower, Am-Pac and Tire Pros Francorp. shall not be deemed “Excluded Capital Stock” under this Agreement or the Collateral Documents.

“Excluded Contract” means at any date any rights or interest of the Borrower or any Guarantor in any property or assets or under any agreement, contract, license, lease, instrument, document or other general intangible or, in the case of any investment property, under any applicable equity holder or similar agreement (referred to solely for purposes of this definition as a “Contract”) to the extent that such Contract by the terms of a restriction in favor of a Person who is not the Borrower or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for or could our would be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under because of an assignment thereof or a grant of a security interest therein by the Borrower or a Guarantor; provided that: (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment of such contract and all rights to receive such proceeds shall be included in the Collateral.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Borrower after the Closing Date from:

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower;

in each case designated as Excluded Contributions pursuant to a certificate executed by a Financial Officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation of the Available Amount.

“Excluded Equipment” means at any date any equipment or other assets or property of the Borrower or any Guarantor which is subject to, or secured by, a Capitalized Lease Obligation or a purchase money obligation if and to the extent that (i) a restriction in favor of a Person who is not the Borrower or a Restricted Subsidiary or has been incurred pursuant to clause (e) of the definition of “Permitted Indebtedness” contained in the agreements or documents granting or governing such Capitalized Lease Obligation or purchase money obligation or other obligation under clause (e) of the definition of “Permitted Indebtedness” prohibits, or requires any consent or establishes any other conditions for or would or could be terminated, abandoned, invalidated, rendered unenforceable, or would be breached or defaulted under such agreement or document because of an assignment thereof, or a grant of a security interest therein, by the Borrower or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Borrower or any Guarantor with the proceeds of such Capitalized Lease Obligation or purchase money obligation or other obligation under clause (e) of the definition of “Permitted Indebtedness” and attachments and accessions thereto, improvements thereof or substitutions therefor; provided that all proceeds paid or payable to any of the Borrower or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such assets and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of any Capitalized Lease Obligations or purchase money obligations or other obligations under clause (e) of the definition of “Permitted Indebtedness” secured by such assets.

“Excluded Information” has the meaning specified in the definition of “Big Boy Letter.”

“Excluded Proceeds” means the proceeds of long-term Indebtedness (other than revolving credit facilities) or the Net Cash Proceeds of the issuance of Equity Interests or other amounts not included in the calculation of Excess Cash Flow.

“Excluded Taxes” means, with respect to each Agent and each Lender, (i) any tax on such Agent or Lender’s net income or profits (or franchise tax in lieu of such tax on net income or profits) imposed by a jurisdiction as a result of such Agent or Lender being organized or having its principal office or applicable Lending Office located in such jurisdiction or as a result of any other present or former connection between such Agent or Lender and the jurisdiction (including as a result of such Agent or Lender carrying on a trade or business, having a permanent establishment or being a resident for tax purposes in such jurisdiction, other than a connection arising solely from such Agent or Lender having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or sold or assigned an interest in any Loan or Loan Document, any Loan Documents), (ii) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (i), (iii) other than any Foreign Lender becoming a party hereto pursuant to the Borrower’s request under Section 3.07, any U.S. federal withholding tax that is imposed on amounts payable to a Foreign Lender pursuant to a Law in effect at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) (or where the Foreign Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Foreign Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Foreign Lender), except, in the case of a Foreign Lender that designates a new Lending Office or is an assignee, to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. federal withholding tax pursuant to Section 3.01, (iv) any withholding tax attributable to a Lender’s failure to comply with Section 3.01(c), or (v) any U.S. federal withholding tax imposed under FATCA and (vi) any interest, additions to taxes and penalties with respect to any taxes described in clauses (i) through (v) of this definition.

“Existing Term Loan Class” has the meaning specified in Section 2.14(a).

“Extended Term Loan Commitment” means a Commitment to provide an Extended Term Loan.

“Extended Term Loans” has the meaning specified in Section 2.14(a).

“Extending Term Lender” has the meaning specified in Section 2.14(b).

“Extension” means the establishment of an Term Loan Extension Series by amending a Loan pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” has the meaning specified in Section 2.14(c).

“Extension Election” has the meaning specified in Section 2.14(b).

“Facility” means the Initial Term Loans, a given Class of Other Term Loans, a given Term Loan Extension Series of Extended Term Loans, a given Class of Incremental Term Loans or a given Class of Replacement Loans, as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with (and, in each case, any regulations promulgated thereunder or official interpretations thereof), and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Financial Officer” means, with respect to a Person, the chief financial officer, accounting officer, treasurer, controller or other senior financial or accounting officer of such Person.

“First Lien Obligations” means the Obligations, the obligations under the Senior Notes Documents, any Permitted Incremental Equivalent Debt (other than any Permitted Incremental Equivalent Debt that is unsecured or is secured by a Lien on the Collateral ranking junior to the Lien on the Collateral securing the Obligations (but without regard to control of remedies)) and any Permitted Equal Priority Refinancing Debt, collectively.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and the Restricted Subsidiaries for any period, the ratio of EBITDA of the Borrower and the Restricted Subsidiaries for such period to the Fixed Charges of the Borrower and the Restricted Subsidiaries for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Casualty Event” has the meaning specified in Section 2.03(b)(vi).

“Foreign Disposition” has the meaning specified in Section 2.03(b)(vi).

“Foreign Lender” means a Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program or agreement maintained or contributed to by, or entered into with, the Borrower or any Subsidiary of the Borrower with respect to employees employed outside the United States (other than benefit plans, programs or agreements that are mandated by applicable Laws).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States, as in effect on May 28, 2010; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower request an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through the adoption of IFRS) on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through the adoption of IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(g).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means Holdings and each Subsidiary Guarantor (which, on the Closing Date, shall include each Subsidiary of the Borrower listed on Schedule 1.01).

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Guaranty” means the guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties pursuant to Article XI.

“Hazardous Materials” means all explosive or radioactive substances or wastes, and all other substances, wastes, pollutants and contaminants and chemicals in any form including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, to the extent any of the foregoing are regulated pursuant to any Environmental Law.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement or other derivative (including equity derivative agreements) for the purpose of transferring or mitigating interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Hercules Acquisition” means, the merger of ATD Merger Sub II LLC, a Delaware limited liability company and wholly-owned Subsidiary of the Borrower, with and into Hercules Holdings and the subsequent merger of Hercules Holdings with and into the Borrower, with the Borrower as the surviving legal entity of such merger.

“Hercules Holdings” means Hercules Tire Holdings LLC, a Delaware limited liability company.

“Hercules Transactions” means, collectively, (a) the Hercules Acquisition, (b) the effectiveness and/or funding of additional revolving commitments under the ABL Credit Agreement on the date of the consummation of the Hercules Acquisition and the related amendments to the ABL Credit Agreement, (c) the issuance of Senior Subordinated Notes in an aggregate principal amount of $225,000,000 and the related amendments to the Senior Subordinated Notes Documents, (d) consummation of any other transactions in connection with the foregoing, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Holdings” means (a) Holdings (as defined in the introductory paragraph to this Agreement or (b) any of the following Persons: (i) Holdings and its direct Subsidiaries, if any, on the Closing Date that are not the Borrower, (ii) any Successor Holdings or (iii) any other Person or Persons (the “New Holdings”), other than the Borrower, that is a Subsidiary of (or are Subsidiaries of) an the Borrower (or the previous New Holdings, as the case may be) and a direct parent of the Borrower (the “Previous Holdings”); provided that (A) such New Holdings directly or indirectly owns 100% of the Equity Interests of the Borrower, (B) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (C) the New Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Collateral Documents, (D) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not violate this Agreement or any other Loan Document, (E) the Capital Stock of the Borrower owned by, and substantially all of the other assets of, the Previous Holdings are contributed or otherwise transferred to such New Holdings or other Holdings and pledged to secure the Obligations and (F) Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Loan Documents and any reference to “Holdings” in the Loan Documents shall be meant to refer to the “New Holdings.”

“Identified Participating Lenders” has the meaning specified in Section 2.03(a)(iv)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.12(f).

“Incremental Facility Closing Date” has the meaning specified in Section 2.12(d).

“Incremental Loan Request” has the meaning specified in Section 2.12(a).

“Incremental Term Commitments” has the meaning specified in Section 2.12(a).

“Incremental Term Lender” has the meaning specified in Section 2.12(c).

“Incremental Term Loan” has the meaning specified in Section 2.12(b).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any Parent Entity of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of this definition of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of this definition of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Initial Term Loans” means the Term Loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01.

“Intercompany Note” means the Intercompany Note dated as of May 28, 2010 executed by Holdings, the Borrower and each Restricted Subsidiary of the Borrower party thereto.

“Intercreditor Agreements” means the Crossing Lien Intercreditor Agreement, the Equal Priority Intercreditor Agreement and any Customary Intercreditor Agreement.

“Interest Payment Date” means, (a) as to any Loan of any Class other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date of the Loans of such Class; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan of any Class, the last Business Day of each March, June, September and December and the applicable Maturity Date of the Loans of such Class.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by each applicable Lender, nine or twelve months (or such period of less than one month as may be consented to by each applicable Lender), as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date for the Class of Loans of which such Eurodollar Rate Loan is a part.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and their Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definitions of “Permitted Investments” and “Unrestricted Subsidiary” and Section 7.06:

(a) “Investments” shall include the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or any Restricted Subsidiary in respect of such Investment.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means Internal Revenue Service of the United States.

“Junior Financing” has the meaning specified in the definition of “Restricted Payment.”

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Initial Term Loan, any Incremental Term Loan, any Other Term Loan, any Replacement Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” has the meaning specified in Section 1.10.

“LCA Test Date” has the meaning specified in Section 1.10.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as context requires, includes their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.” For avoidance of doubt, each Additional Lender is a Lender to the extent any such Person has executed and delivered a Refinancing Amendment, an Incremental Amendment or an amendment in respect of Replacement Loans, as the case may be, and to the extent such Refinancing Amendment, Incremental Amendment or amendment in respect of Replacement Loans shall have become effective in accordance with the terms hereof and thereof, and each Extending Term Lender shall continue to be a Lender. As of the Closing Date, Schedule 2.01 sets forth the name of each Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Acquisition” means any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of a Term Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes, (c) any Refinancing Amendment, Incremental Amendment, Extension Amendment or amendment in respect of Replacement Loans, (d) the Guaranty, (e) the Collateral Documents and (f) the Intercreditor Agreements.

“Loan Parties” means, collectively, (a) Holdings, (b) the Borrower and (c) each Subsidiary Guarantor.

“Management Fee Agreement” means, collectively, (a) the transaction and monitoring fee letter agreement between the Borrower and the Sponsor dated as of May 28, 2010, pursuant to which the Sponsor agrees to provide certain advisory services to Holdings and the Borrower in exchange for certain fees and (b) the indemnification agreement among Accelerate Holdings Corp., Holdings, the Borrower and the Sponsor dated as of May 28, 2010.

“Management Stockholders” means, means the management officers or employees of the Borrower or its Subsidiaries who are investors in Holdings or any Parent Entity thereof.

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agents or the Lenders under the Loan Documents.

“Material Subsidiary” means, as of the Closing Date and thereafter at any date of determination, each Restricted Subsidiary of the Borrower (a) whose Total Assets as of the last day of the Test Period most recently ended on or prior to such date of determination were equal to or greater than 5.00% of Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5.00% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP; provided that if at any time Restricted Subsidiaries that are Domestic Subsidiaries but not Guarantors solely because they do not meet the thresholds set forth in clauses (a) or (b) comprise in the aggregate more than 5.00% of Total Assets as of the last day of the Test Period most recently ended on or prior to such date of determination or more than 5.00% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such Test Period, then the Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries that are Domestic Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Maturity Date” means (i) with respect to the Initial Term Loans that have not been extended pursuant to Section 2.14, June 1, 2018 (the “Original Term Loan Maturity Date”), (ii) with respect to any Class of Extended Term Loans, the final maturity date as specified in the applicable Extension Amendment, (iii) with respect to any Other Term Loans, the final maturity date as specified in the applicable Refinancing Amendment, (iv) with respect to any Class of Replacement Loans, the final maturity date as specified in the applicable amendment to this Agreement in respect of such Replacement Loans and (v) with respect to any Incremental Loan, the final maturity date as specified in the applicable Incremental Amendment; provided, in each case, that if such day is not a Business Day, the applicable Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum ABL Facility Amount” means the sum of (i) the Revolving Commitments (as defined in the ABL Credit Agreement) under the ABL Credit Agreement as in effect on the Closing Date plus (ii) any additional Revolving Commitment Increases (as defined in the ABL Credit Agreement) permitted to be incurred pursuant to Section 2.23 of the ABL Credit Agreement as in effect on the Closing Date.

“Maximum Rate” has the meaning specified in Section 10.10.

“MNPI” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Policies” has the meaning specified in the definition of “Real Property Collateral Requirements”.

“Mortgaged Properties” has the meaning specified in the definition of “Real Property Collateral Requirement.”

“Mortgages” means collectively, means any mortgage, deed of trust or other agreement entered into by the owner of a Mortgaged Property and the Collateral Agent, which conveys or evidences a Lien in favor of the Collateral Agent, for the benefit of the Lenders, on such Mortgaged Property, substantially in the form of Exhibit O (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Collateral Agent.

“Multiemployer Plan” means any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate is an “employer” (as defined in Section 3(5) of ERISA.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any of the Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of gross cash proceeds received in connection with such Disposition or Casualty Event (including any cash and Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any of the Restricted Subsidiaries) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest, breakage costs and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents, the Senior Notes Documents, Credit Agreement Refinancing Indebtedness and Permitted Incremental Equivalent Debt), (B) the out-of-pocket fees and expenses (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (other than those payable to the Borrower or any Restricted Subsidiary), (C) taxes or distributions made pursuant to Section 7.06(b)(xiii)(A) or Section 7.06(b)(xiii)(B) paid or reasonably estimated to be payable in connection therewith (including taxes imposed on the distribution or repatriation of any such Net Cash Proceeds), (D) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Cash Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $15,000,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $25,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b) (i) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary or any Permitted Equity Issuance by the Borrower or any Parent Entity of the Borrower, the excess, if any, of (A) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (B) all taxes paid or reasonably estimated to be payable, and all fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses incurred, by the Borrower or such Restricted

Subsidiary in connection with such incurrence, sale or issuance and (ii) with respect to any Permitted Equity Issuance by any Parent Entity of the Borrower, the amount of cash from such Permitted Equity Issuance contributed to the capital of the Borrower.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Cash Charges” has the meaning specified in the definition of “EBITDA.”

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Notes Collateral” has the meaning ascribed to “Collateral” in the Senior Notes Indenture.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and any of their Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document.

“OFAC” has the meaning specified in Section 5.18.

“Offered Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Offered Discount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“OID” means original issue discount.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Term Loan Maturity Date” has the meaning specified in the definition of “Maturity Date.”

“Other Applicable Indebtedness” has the meaning specified in Section 2.03(b)(ii)(A).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other similar excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Loan Commitments” means one or more Classes of Term Loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means as of any date, the outstanding principal amount of Term Loans after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Entity” means any Person that is a direct or indirect parent (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower (for the avoidance of doubt, in the case of the Borrower, including Holdings), as applicable.

“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.03(a)(iv)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any of their respective ERISA Affiliates or to which any Loan Party or any of their respective ERISA Affiliates contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the preceding five plan years.

“Perfection Certificate” has the meaning specified in the Security Agreement.

“Permitted Acquisition” has the meaning specified in the definition of “Permitted Investments.”

“Permitted Equal Priority Refinancing Debt” means any secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of senior secured notes, bonds or debentures (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by Liens on all or a portion of the Collateral on a basis that is equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness,” (iii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors and (iv) the Borrower, the holders of such Indebtedness (or their Senior Representative) and the Administrative Agent and/or Collateral Agent shall be party to a Customary Intercreditor Agreement providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Equity Issuance” means any sale or issuance of any Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity thereof, in each case to the extent permitted hereunder.

“Permitted Holder” means any of (a) the Sponsor, (b) the Management Stockholders and (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Sponsor and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Borrower or any of its direct or indirect parent companies.

“Permitted Incremental Equivalent Debt” means Indebtedness issued, incurred or otherwise obtained by the Borrower and/or any Guarantor in respect of one or more series of senior unsecured notes, senior secured equal priority or junior priority notes or subordinated notes (in each case issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing (and any Registered Equivalent Notes issued in exchange therefor)), junior lien or unsecured loans or secured or unsecured mezzanine Indebtedness that, in each case, if secured, will be secured by Liens on the Collateral that rank on an equal priority or junior priority basis with the Liens on Collateral securing the Obligations, and that are issued or made in lieu of Incremental Term Commitments; provided that (i) the aggregate principal amount of all Permitted Incremental Equivalent Debt shall not exceed the Available Incremental Amount, (ii) such Permitted Incremental Equivalent Debt shall not be subject to any Guaranty by any Person other than a Loan Party, (iii) in the case of Permitted Incremental Equivalent Debt that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Restricted Subsidiary other than any asset constituting Collateral, (iv) if such Permitted Incremental Equivalent Debt is secured, such Permitted Incremental Equivalent Debt shall be subject to an applicable Customary Intercreditor Agreement, (v) the terms of such Permitted Incremental Equivalent Debt do not provide for any scheduled amortization or mandatory repayment, mandatory redemption, mandatory offer to purchase or sinking fund obligation prior to the date that is 91 days after the Latest Maturity Date at the time of incurrence, issuance or obtainment of such Permitted Incremental Equivalent Debt, other than customary prepayments, repurchases or redemptions of or offers to prepay, redeem or repurchase upon a change of control, asset sale event or casualty or condemnation event, customary prepayments, redemptions or repurchases or offers to prepay, redeem or repurchase based on excess cash flow (in the case of loans) and customary acceleration rights upon an event of default and (vi) notwithstanding clause (i) above, any Permitted Incremental Equivalent Debt which is to be unsecured shall not be required to comply with the test set forth in Section 2.12(d)(iii)(B), but rather shall not exceed an amount such that the Senior Net Leverage Ratio does not exceed 4.00 to 1.00 or in the case of any Permitted Incremental Equivalent Debt which is to be secured such that the Secured Net Leverage Ratio does not exceed 4.00 to 1.00, in each case, as of the end of the Test Period most recently ended on or prior to such date of issuance, incurrence or obtaining after giving pro forma effect to such Permitted Incremental Equivalent Debt and any Incremental Term Commitments (assuming the cash proceeds of any Permitted Incremental Equivalent Debt are not netted in the calculation of Consolidated Total Indebtedness for purposes of calculating the Senior Net Leverage Ratio or Secured Net Leverage Ratio, as applicable); and, provided, further, that “Permitted Incremental Equivalent Debt” may be incurred in the form of a bridge or other interim credit facility intended to be refinanced or replaced with long-term indebtedness (so long as such credit facility includes customary “rollover provisions”), in which case, on or prior to the first anniversary of the incurrence of such “bridge” or other credit facility, clause (v) of the first proviso in this definition shall not prohibit the inclusion of customary terms for “bridge” facilities, including customary mandatory prepayment, repurchase or redemption provisions.

“Permitted Incremental Equivalent Debt Documents” means any document or instrument (including any guarantee, security agreement or mortgage and which may include any or all of the Loan Documents) issued or executed and delivered with respect to any Permitted Incremental Equivalent Debt by any Loan Party.

“Permitted Incremental Equivalent Debt Obligations” means, if any secured Permitted Incremental Equivalent Debt has been incurred or issued and is outstanding, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any applicable Permitted Incremental Equivalent Debt Documents, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Permitted Incremental Equivalent Debt Secured Parties” means the holders from time to time of any secured Permitted Incremental Equivalent Debt Obligations (and any Senior Representative on their behalf).

“Permitted Indebtedness” means:

(a) [Reserved];

(b) the incurrence of Indebtedness pursuant to the Loan Documents;

(c) the incurrence of Indebtedness pursuant to:

(i) Credit Facilities; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (c)(i) does not exceed an amount equal to the greater of (A) the Maximum ABL Facility Amount and (B) the Borrowing Base at the time such debt is incurred,

(ii) the Senior Notes Documents;

(iii) the Senior Subordinated Notes Documents; and

(iv) any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) Indebtedness described in clauses (i) through (iii) above (and any Refinancing Indebtedness in respect thereof);

(d) Indebtedness of the Borrower and the Restricted Subsidiaries in existence on the Closing Date and set forth on Schedule 7.03 and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(e) Indebtedness (including Capitalized Lease Obligations) incurred or issued by the Borrower or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (A) $65,000,000 and (B) 2.50% of Total Assets, and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(f) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(g) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of the Borrower owing to a Restricted Subsidiary; provided that any such Indebtedness owing to any Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations pursuant to the Intercompany Note; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (h);

(i) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary to the extent constituting a Permitted Investment or an Investment otherwise permitted by Section 7.06; provided that any such Indebtedness owing by a Loan Party to a Restricted Subsidiary that is not a Loan Party is expressly subordinated to the Obligations pursuant to the Intercompany Note; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary that is the lender ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (i);

(j) [Reserved];

(k) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of (i) limiting interest rate risk with respect to any Indebtedness permitted to be incurred hereunder, (ii) fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(l) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, including (but not limited to) those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) (i) Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount up to 100.0% of the Net Cash Proceeds received by the Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Borrower or any Subsidiary thereof) as determined in accordance with clause (c) of the definition of “Available Amount” to the extent such Net Cash Proceeds or cash have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges permitted by Section 7.06 or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) and (c) of the definition thereof) and Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness, and (ii) Indebtedness of the Borrower or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (m)(ii), does not exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (A) $70,000,000 and (B) 4.75% of Total Assets, and Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof) (it being understood that any Indebtedness incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed incurred for the purposes of clause (bb) below from and after the first date on which the Borrower or such Restricted Subsidiary could have incurred such Indebtedness under Section 7.03 without reliance on this clause (m));

(n) Vendor Debt, advances and similar financings in a an aggregate principal amount not to exceed $50,000,000;

(o) Indebtedness constituting Permitted Incremental Equivalent Debt and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(q) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit that is incurred under clause (c)(i) of this definition, in a principal amount not in excess of the stated amount of such letter of credit;

(r) (i) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under Section 7.03, Section 7.06 or the definition of “Permitted Investments” and (ii) any guarantee by a Restricted Subsidiary of Indebtedness of the Borrower or a Restricted Subsidiary;

(s) Indebtedness issued by the Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any Parent Entity thereof to the extent described in Section 7.06(b)(iv);

(t) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(u) Indebtedness in respect of Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(v) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(w) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(x) (A) the incurrence of Indebtedness of the Foreign Subsidiaries of the Borrower in an amount not to exceed (as of the date such Indebtedness is incurred or committed) the greater of (i) $35,000,000 and (ii) 1.50% of Total Assets and (B) the incurrence of Indebtedness of the Foreign Subsidiaries of the Borrower in an amount not to exceed at any one time outstanding the Borrowing Base of such Foreign Subsidiaries, and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(y) (i) Indebtedness incurred, issued or assumed in connection with any Permitted Acquisition or other acquisition in an amount not to exceed the sum of (A) $20,000,000 and (B) an additional amount such that that after giving pro forma effect to such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness incurred pursuant to this clause (y):

(A) at least $1.00 of Permitted Ratio Debt would be permitted to be incurred; or

(B) the Fixed Charge Coverage Ratio (following such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness) would be equal to or greater than the Fixed Charge Coverage Ratio in effect immediately prior to such Permitted Acquisition or other acquisition and such assumption, incurrence or issuance of such Indebtedness;

(C) the Consolidated Net Leverage Ratio (following such Permitted Acquisition or other acquisition and the assumption, incurrence or issuance of such Indebtedness) (x) would not exceed 5.00 to 1.00 or (y) would be less than the Consolidated Net Leverage Ratio immediately prior to such Permitted Acquisition or other acquisition and such assumption, incurrence or issuance of such Indebtedness; and

(ii) any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(z) Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business;

(aa) Indebtedness constituting Credit Agreement Refinancing Indebtedness and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness;

(bb) Indebtedness constituting Permitted Ratio Debt and any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) such Indebtedness (and any Refinancing Indebtedness in respect thereof);

(cc) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements with employees incurred by such Person in connection with the Transactions, the Hercules Transactions, any Permitted Acquisition or any other Investment or other acquisition permitted hereunder; and

(dd) Indebtedness representing deferred compensation to employees of the Borrower (or any Parent Entity thereof) or any Restricted Subsidiary incurred in the ordinary course of business.

“Permitted Investments” means:

(a) any Investment (i) in any Loan Party, (ii) by any Restricted Subsidiary that is a Non-Loan Party in any other Restricted Subsidiary that is a Non-Loan Party and (iii) by any Loan Party in any Restricted Subsidiary that is a Non-Loan Party; provided that the aggregate amount of Investments (other than as a result of the transfer of Equity Interests or Indebtedness of any Restricted Subsidiary that is a Non-Loan Party to any other Restricted Subsidiary that is a Non-Loan Party) outstanding at any time pursuant to the immediately preceding subclause (iii), together with, but without duplication of, Investments made by any Loan Party in any Non-Loan Party pursuant to clause (c) below, shall not exceed the greater of (x) $35,000,000 and (y) 1.50% of Total Assets;

(b) any Investment in, or that at the time of making such Investment was, Cash Equivalents or Investment Grade Securities;

(c) any Investment (each such Investment, a “Permitted Acquisition”) by the Borrower or any Restricted Subsidiary in a Person that is engaged in a business permitted pursuant to Section 7.07 if as a result of such Investment: (a) such Person becomes a Restricted Subsidiary; or (b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or assets constituting a business unit, a line of business or a division of such Person) to, or such Person is liquidated into, the Borrower or a Restricted Subsidiary provided, that the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties pursuant to this clause (c), together with, but without duplication of, Investments by any Loan

Party in any Non-Loan Party pursuant to clause (a) above, shall not exceed an aggregate amount outstanding from time to time equal to the greater of $35,000,000 and 1.50% of Total Assets; and, in each case, any Investment held by such Person; provided further, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer; provided further that with respect to each Permitted Acquisition described in this clause (c):

(A) the Borrower shall comply with Section 6.11 and Section 7.12 to the extent applicable;

(B) immediately before and immediately after giving pro forma effect to any such Investment under this clause (c), no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing at the time of entry into the definitive documentation pursuant to which the Permitted Acquisition was consummated; and

(C) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower, on behalf of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (c) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(d) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with a Disposition made pursuant to Section 7.05 or any other disposition of assets not constituting a Disposition;

(e) any Investment existing, or contemplated, on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each of the foregoing cases, as set forth on Schedule 7.06, or an Investment consisting of any extension, replacement, reinvestment, modification or renewal of any such Investment or binding commitment existing, or contemplated, on the Closing Date; provided that the amount of any such Investment may be increased in such extension, replacement, reinvestment, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence, or contemplated, on the Closing Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrower or any Restricted Subsidiary:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii) in exchange for any other Investment, accounts receivable or indorsements for collection or deposit held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment, accounts receivable or endorsements for collection or deposit (including any trade creditor or customer);

(iii) in satisfaction of judgments against other Persons;

(iv) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(v) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Hedging Obligations permitted under Section 7.03;

(h) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity thereof; provided that the proceeds from such Equity Interests will not increase the Available Amount;

(i) guarantees of Indebtedness of the Borrower or a Restricted Subsidiary permitted under Section 7.03, performance guarantees and Contingent Obligations (other than in respect of Indebtedness) incurred in the ordinary course of business and the creation of Liens on the assets of the Borrower or any Restricted Subsidiary in compliance with Section 7.01;

(j) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clause (b) of the first proviso in such Section);

(k) Investments consisting of (i) purchases or other acquisitions of inventory, supplies, material or equipment or (ii) the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(l) [Reserved];

(m) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(n) loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, distributors and consultants not in excess of $25,000,000 outstanding at any one time, in the aggregate;

(o) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to any future or present employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities to fund such Person’s purchase of Equity Interests of any Parent Entity;

(p) advances, loans or extensions of trade credit in the ordinary course of business by the Borrower or any Restricted Subsidiary and any leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(q) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(r) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(s) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(t) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(u) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(v) guarantees by the Borrower or any Restricted Subsidiary of obligations of any Restricted Subsidiary in the ordinary course of business;

(w) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent that such Investments are financed with the proceeds received by such Restricted Subsidiary from an Investment in such Restricted Subsidiary permitted by this Agreement;

(x) other Investments in an aggregate amount taken together with all other Investments made pursuant to this clause (x) not to exceed at any one time outstanding (as of the date such Investment is made) the greater of (a) $100,000,000 and (b) 5.00% of Total Assets;

(y) other Investments so long as immediately after giving effect to any Investment pursuant to this clause (y), the Consolidated Net Leverage Ratio as of the last day of the Test Period most recently ended on or prior to the date such Investment is made would be less than or equal to 4.50 to 1.00;

(z) Investments resulting from the Transactions and the Hercules Transactions; and

(aa) Investments in a Similar Business taken together with all other Investments made pursuant to this clause (aa) that are that time outstanding, not to exceed the greater of $50,000,000 and 2.00% of Total Assets.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness incurred by the Borrower and/or any Guarantor in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness is secured by a Lien on all or a portion of the Collateral ranking on a junior priority basis to the Liens on Collateral securing the Obligations and any other First Lien Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on Collateral that ranks junior to the Liens on Collateral securing the Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii) the holders of such Indebtedness (or their Senior Representative) shall be party to a Customary Intercreditor Agreement providing that the Liens on Collateral securing such obligations shall rank junior to the Liens on Collateral securing the Obligations, and (iv) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workers’ compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions and other Liens arising out of or securing judgments or awards against such Person (including for payment of money not constituting an Event of Default under Section 8.01(g)) with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if such Liens are adequately bonded or adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for Taxes, assessments or other governments charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Closing Date;

(e) (i) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person and (ii) all matters shown on the Mortgage Policies (if any);

(f) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (e), (m)(ii), (x) or (y) of the definition of “Permitted Indebtedness”; provided that (a) Liens securing obligations relating to any Refinancing Indebtedness permitted to be incurred pursuant to clauses (e), (m)(ii) and (y) of the definition of “Permitted Indebtedness” relate only to obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinanced Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) or (y) Refinances Indebtedness issued under clause (e) of the definition of “Permitted Indebtedness,” (b) Liens securing obligations relating to Indebtedness permitted to be incurred pursuant to clause (x) of the definition of “Permitted Indebtedness” extend only to the assets of Foreign Subsidiaries, (c) Liens securing obligations relating to any Indebtedness permitted to be incurred pursuant to clause (y) of the definition of “Permitted Indebtedness” are solely on acquired property or the assets of the acquired entity (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof), (d) Liens securing obligations relating to any Indebtedness to be incurred pursuant to clause (e) of the definition of “Permitted Indebtedness” extend only to the assets so purchased, leased or improved and any accessions or extensions thereof and customary security deposits and (e) in the case of consensual Liens on Collateral securing obligations under clause (m)(ii) of the definition of “Permitted Indebtedness,” at the election of the Borrower, the secured parties in respect of such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement;

(g) Liens existing on the Closing Date or pursuant to agreements in existence on the Closing Date and, in each case, described on Schedule 7.01;

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Borrower or any Restricted Subsidiary (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) except in the case of a Loan Party, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(i) Liens on property or other assets at the time the Borrower or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien and (B) the proceeds and products thereof);

(j) Liens securing obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03;

(k) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens on specific items of inventory or other goods (other than tire inventory) and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens in favor of any Loan Party;

(p) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(q) Liens to secure any Refinancing (or successive Refinancing) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (g), (h) and (i); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (and after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased by any amount greater than an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such Refinancing;

(r) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(s) other Liens securing obligations in an aggregate amount not to exceed (as of the date any such Lien is incurred) the greater of (a) $35,000,000 and (b) 2.50% of Total Assets; provided that such Liens are subordinated to the Liens securing the Obligations in accordance with, and are otherwise subject to, the terms of the Crossing Lien Intercreditor Agreement or such other Customary Intercreditor Agreement which subordinates such Liens on the Collateral to the Liens on the Collateral securing the Obligations;

(t) Liens created in connection with Vendor Debt that encumber all or any part of the inventory supplied by such vendor and any books and records, documents and instruments, letter of credit rights and supporting obligations and any proceeds or products relating to such inventory, in each case existing on the Closing Date or hereafter created and existing;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(v) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(z) Liens securing obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any lender, agent, arranger or any other Person under the Credit Facilities and the Senior Notes Documents (including, in either case, any Refinancing Indebtedness in respect thereof) or any Affiliate of such a lender, agent, arranger or other Person in respect of any Cash Management Obligations or Cash Management Services or Hedging Obligations, which Liens shall be subject to (i) in the case of Liens under Senior Notes Documents, the Equal Priority Intercreditor Agreement and (ii) in the case of Liens under Credit Facilities, the Crossing Lien Intercreditor Agreement;

(aa) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(bb) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods (other than tire inventory) entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(cc) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement;

(dd) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(ee) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(ff) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(gg) Liens on the assets of Restricted Subsidiaries that are not Loan Parties securing Indebtedness of such Subsidiaries that is permitted by Section 7.03;

(hh) Liens arising solely from precautionary UCC financing statements or similar filings;

(ii) Liens securing obligations under: (i) the Loan Documents to secure the Obligations or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage (including any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) the Indebtedness incurred under the Loan Documents (and any Refinancing Indebtedness in respect thereof), (ii) (x) Indebtedness outstanding pursuant to clause (c)(i) of the definition of “Permitted Indebtedness” so long as such Liens are subject to the terms of the Crossing Lien Intercreditor Agreement or an applicable Customary Intercreditor Agreement and (y) Indebtedness outstanding pursuant to clause (c)(ii) of the definition of “Permitted Indebtedness” so long as such Liens are subject to the terms of the Crossing Lien Intercreditor Agreement or an applicable Customary Intercreditor Agreement (including any Refinancing Indebtedness incurred, issued or otherwise obtained to Refinance (in whole or in part) Indebtedness described in clauses (x) and (y) above (and any Refinancing Indebtedness in respect thereof)), (iii) the documentation (including any Permitted Incremental Equivalent Debt Documents) governing any Indebtedness permitted to be incurred under clause (o) of the definition of “Permitted Indebtedness” (provided that such Liens do not extend to any assets that are not Collateral) and (iv) the documentation governing any Indebtedness permitted to be incurred pursuant to clause (aa) of the definition of “Permitted Indebtedness” (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens on Collateral securing Permitted Incremental Equivalent Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute First Lien Obligations pursuant to subclause (iii) or (iv) above, the applicable Permitted Incremental Equivalent Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into the Crossing Lien Intercreditor Agreement or a Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Permitted Incremental Equivalent Debt Obligations or Credit Agreement Refinancing Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens on Collateral securing Permitted Incremental Equivalent Debt Obligations or Credit Agreement Refinancing Indebtedness pursuant to subclause (iii) or (iv) above that rank junior to the Liens on the Collateral securing the Obligations and the Liens on the ABL Collateral, the applicable Permitted Incremental Equivalent Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement described in clause (c) of the definition thereof;

(jj) Liens to secure Indebtedness incurred pursuant to clause (bb) of the definition of “Permitted Indebtedness”; provided that the Secured Net Leverage Ratio for the Test Period most recently ended on or prior to such date of determination, calculated on a pro forma basis after giving effect to the incurrence of such Lien (and without netting any cash received from the incurrence of such Indebtedness), the related Indebtedness and the application of net proceeds therefrom would be no greater than 4.00 to 1.00; provided further that, (A) in the case of Liens on Collateral securing such Indebtedness that constitutes First Lien Obligations, the applicable parties to such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into the Crossing Lien Intercreditor Agreement or a

Customary Intercreditor Agreement which agreement shall provide that the Liens on Collateral securing such Indebtedness shall rank equal in priority to the Liens on Collateral securing the Obligations (but without regard to control of remedies)and (B) in the case of Liens on Collateral securing such Indebtedness that rank junior to the Liens on the Collateral securing the Obligations and the Liens on the ABL Collateral, the applicable parties to such Indebtedness (or a Senior Representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement described in clause (c) of the definition thereof. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by this clause (jj);

(kk) Liens arising pursuant to Section 107(l) of the Comprehensive Environmental Response, Compensation and Liability Act or similar provision of any Environmental Law, unless (i) such Lien, by the action of the lienholder, or by operation of law, takes priority over any Lien filed pursuant to this Agreement or any other Loan Document on the property upon which it is a Lien, and (ii) the cost to the Borrower and the Restricted Subsidiaries, taken as a whole, of satisfying such Lien, in the aggregate with any other such Liens, would reasonably be expected to exceed $15,000,000, except to the extent the obligations relating to such Liens are not yet due and payable or such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP; and

(ll) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05 to the extent such Disposition would have been permitted on the date of the creation of such Lien;

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Ratio Debt” means, at any time, Indebtedness incurred or issued by the Borrower or any Restricted Subsidiary if the Fixed Charge Coverage Ratio for the Test Period most recently ended on or prior to such time would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom); provided, that Restricted Subsidiaries that are Non-Loan Parties may not incur or issue Indebtedness pursuant to this definition if, after giving pro forma effect to such incurrence or issuance as described above, the aggregate amount of Indebtedness of Non-Loan Parties incurred or issued pursuant to this definition then outstanding would exceed (as of the date such Indebtedness is issued, incurred or otherwise obtained) the greater of (x) $40,000,000 and (y) 1.75% of Total Assets.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes, bonds or debentures or loans (and, if applicable, any Registered Equivalent Notes issued in exchange therefor); provided that (i) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (ii) such Indebtedness is not at any time guaranteed by any Subsidiary of the Borrower other than Subsidiaries that are Guarantors.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established or maintained by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Platform” has the meaning specified in Section 6.02.

“Pounds” shall mean the lawful currency of the United Kingdom.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such financial maintenance covenant) in this Agreement that are less restrictive on the Borrower and the Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans or any documents relating to Credit Agreement Refinancing Indebtedness or Refinancing Indebtedness.

“Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time.

“Projections” has the meaning specified in Section 6.01(c).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the board of directors of the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Borrower) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower).

“Qualifying IPO” means the issuance by the Borrower, or any Parent Entity thereof, of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated balance sheets and the related statements of operations and cash flows for the fiscal quarters then ended, together with the notes of the Acquired Company and its Subsidiaries as of each fiscal quarter subsequent to December 31, 2013 and ended at least 45 days prior to the Closing Date.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the relevant obligations publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property Collateral Requirements” means, with respect to each owned real property of the Borrower or any Subsidiary Guarantor, including each other parcel of real property and improvements thereto, for which a Mortgage is granted pursuant to Section 12.13 (each a “Mortgaged Property”), each of the following, in form and substance reasonably satisfactory to the Collateral Agent:

(a) a Mortgage on such Mortgaged Property;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Collateral Agent for the prompt recording thereof;

(c) an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates) (the “Mortgage Policies”);

(d) an opinion of counsel in the state in which such Mortgaged Property is located as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction; and

(e) a flood zone certificate in favor of the Collateral Agent, and, if any Mortgaged Property with improvements located thereon is being identified as being within a special flood hazard area, flood insurance in an amount required by applicable law.

“Reference Rate” means with respect to the calculation of the All-In Yield in the case of Loans of an applicable Class that includes a Eurodollar Rate floor, an interest rate per annum equal to the rate per annum equal to LIBOR, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for Dollar deposits with a term of three months, or if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day with a term of three months would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m., London time, on such date.

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Refinancing Indebtedness.”

“Refinanced Indebtedness” has the meaning provided in the definition of the term “Refinancing Indebtedness.”

“Refinanced Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Other Term Loans or Other Term Loan Commitments being incurred or provided pursuant thereto, in accordance with Section 2.13.

“Refinancing Indebtedness” means, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued, incurred or otherwise obtained in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, amending, supplementing, restructuring, repaying or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced

Indebtedness (or previous refinancing thereof constituting Refinancing Indebtedness); provided that (A) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in the definition of “Permitted Indebtedness,” if applicable), the principal amount (or accreted value, if applicable) of any such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium (including any tender premiums) and penalties (if any) thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by clauses (c), (d) and (o) of the definition of “Permitted Indebtedness,” the direct and contingent obligors with respect to such Refinancing Indebtedness are not changed (except that any Loan Party may be added as an additional direct or contingent obligor in respect of such Refinancing Indebtedness), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to clause (e) of the definition of “Permitted Indebtedness,” such Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness (without giving effect to any amortization or prepayments thereof prior to the time of such Refinancing) as of the date of determination, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by clauses (d) and (o) of the definition of “Permitted Indebtedness,” the terms and conditions of any such Refinancing Indebtedness, taken as a whole, are no “more restrictive” on the Borrower than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, funding discounts, original issue discount and redemption or prepayment terms and premiums (provided that such terms and conditions shall not be deemed to be “more restrictive” on the Borrower solely as a result of the inclusion in the documentation governing such Refinancing Indebtedness of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility (provided, however, that if (x) the documentation governing the Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant, the Previously Absent Financial Maintenance Covenant shall not be required to be included in this Agreement for the benefit of any Term Facility hereunder and such Refinancing Indebtedness shall not be deemed “less favorable” to the Lenders solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.03(b)(v).

“Related Indemnified Person” of an Indemnitee means (1) any controlling Person or controlled Affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (3) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (3), acting at the instructions of such Indemnitee, controlling Person or such controlled Affiliate; provided that each reference to a controlled Affiliate or controlling Person in this definition pertains to a controlled Affiliate or controlling Person involved in the negotiation of this

Agreement or the syndication of the Facilities. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Related Person” means, with respect to any Person, (a) any Affiliate of such Person and (b) the respective directors, officers, employees, agents and other representatives of such Person or any of its Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment.

“Replacement Loans” has the meaning specified in Section 10.01.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Required Facility Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that, to the same extent specified in Section 10.07(i) with respect to determination of Required Lenders, the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Facility Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) aggregate unused Term Commitments; provided that the Loans of any Affiliated Lender shall in each case be excluded for purposes of making a determination of Required Lenders unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on the other Lenders.

“Responsible Officer” means, with respect to a Person, the chief executive officer, chief operating officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer or Person performing similar functions, of such Person. With respect to any document delivered by a Loan Party on the Closing Date, Responsible Officer includes any secretary or assistant secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Investment” means any Investment other than any “Permitted Investments.”

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary (in each case, solely in such Person’s capacity as holder of such Equity Interests) other than dividends or distributions (A) solely in Equity Interests (other than Disqualified Stock) of the Borrower or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly owned Restricted Subsidiary, the applicable Loan Party or Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities, or any payment (other than a payment constituting a Permitted Investment) (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or any Restricted Subsidiary’s stockholders, partners or members

(or the equivalent Persons thereof), (ii) any prepayment, redemption, purchase, defeasance or other satisfaction prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments shall be permitted) of obligations under the Senior Subordinated Note Documents and any Refinancing thereof (other than Indebtedness constituting First Lien Obligations) or any other Subordinated Indebtedness of any Borrower or any Subsidiary Guarantor (collectively, “Junior Financing”) and (iii) any Restricted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“Same Day Funds” means disbursements and payments in immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Indebtedness” means any Indebtedness of the Borrower or any Restricted Subsidiary secured by a Lien.

“Secured Net Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding from the numerator all Indebtedness described in clause (a)(1) of the definition of “Consolidated Total Indebtedness” other than Secured Indebtedness.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01 or 9.07.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which the Borrower or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means, collectively, that certain Security Agreement dated as of the date hereof among the Collateral Agent and the grantors party thereto, together with supplements or joinders thereto executed and delivered pursuant to Section 6.11.

“Senior Net Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding from the numerator all Indebtedness described in clause (a)(1) of the definition of “Consolidated Total Indebtedness” other than Indebtedness of the Borrower and the Restricted Subsidiaries that is not Subordinated Indebtedness.

“Senior Notes” means the Borrower’s 9.750% Senior Secured Fixed Rate Notes due 2017, in an initial aggregate principal amount of $250,000,000.

“Senior Notes Documents” means the Senior Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Notes or providing for any Guarantee or other right in respect thereof.

“Senior Notes Indenture” means the indenture under which the Senior Notes are issued.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Subordinated Notes” means the Borrower’s 11.50% Senior Subordinated Notes due 2018, in an initial aggregate principal amount of $425,000,000.

“Senior Subordinated Notes Documents” means the Senior Subordinated Notes Indenture and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Senior Subordinated Notes Indenture” means the indenture under which the Senior Subordinated Notes are issued.

“Similar Business” means (1) any business engaged in by the Borrower or any Restricted Subsidiary on the Closing Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and the Restricted Subsidiaries are engaged on the Closing Date.

“Solicited Discount Proration” has the meaning specified in Section 2.03(a)(iv)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower’s Solicited Discounted Prepayment Offers made pursuant to Section 2.03(a)(iv)(D) substantially in the form of Exhibit J.

“Solicited Discounted Prepayment Offer” means the written offer by each Lender, substantially in the form of Exhibit M, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(D)(1).

“SPC” has the meaning specified in Section 10.07(g).

“Specified Acquisition Agreement Representations” means such of the representations and warranties made by or with respect to the Acquired Company and its Subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right to, pursuant to the Acquisition Agreement, terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations and warranties.

“Specified Discount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower’s Offer of Specified Discount Prepayment made pursuant to Section 2.03(a)(iv)(B) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response” means the written response by each Lender, substantially in the form of Exhibit N, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.03(a)(iv)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.03(a)(iv)(B)(3).

“Specified Representations” means those representations and warranties made by the Borrower in Sections 5.01(a) (with respect to the organizational existence of the Loan Parties only (other than the Acquired Company and its Subsidiaries acquired in the Acquisition)), 5.01(b)(ii), 5.02, 5.03(b), 5.03(c) (for purposes of this definition, replacing the reference at the end of Section 5.03 to “Material Adverse Effect” with a reference to “Closing Date Material Adverse Effect”), 5.13, 5.16, 5.18 (with respect to the incurrence of the Term Loans on the Closing Date only and the use of the proceeds thereof) and 5.19.

“Specified Transaction” means, with respect to any period, any acquisition, Investment, sale, transfer or other Disposition of assets or property other than in the ordinary course, incurrence, issuance, obtaining, assumption, Refinancing, prepayment, redemption, repurchase, defeasance, extinguishment, retirement or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), Restricted Payment, Subsidiary designation, Incremental Term Loan, provision of Incremental Term Commitment or other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Sponsor” means any of TPG Capital, L.P., TPG Advisors VI, Inc., TPG Convoy Holdings, L.P., TPG Convoy Holdings II, L.P. and any of their respective Affiliates and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing.

“Submitted Amount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.03(a)(iv)(C)(1).

“Subordinated Indebtedness” means any Indebtedness of any Loan Party that is by its terms subordinated in right of payment to the Obligations of such Loan Party arising under the Loans or the Guaranty of the Loans.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Borrower, if any, that provides a Guaranty of the Obligations in accordance with the terms of this Agreement.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Successor Holdings” has the meaning specified in Section 7.04(e).

“Supplemental Administrative Agent” and “Supplemental Administrative Agents” have the meanings specified in Section 9.15(a).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Distributions” means Restricted Payments in an amount intended to enable any direct and indirect equity owners of the Borrower to pay income Taxes incurred by such direct and indirect equity owners in any taxable period which are attributable to the income and/or gain of the Borrower (but only for so long as the Borrower is classified as a disregarded entity, partnership or other pass-through entity for U.S. federal income tax purposes); provided that any such Restricted Payment: (A) shall be in an amount determined by multiplying the higher of the maximum combined U.S. federal and state ordinary income tax rate applicable to individuals or corporations, in each case resident in the state of California, (without taking into account the deductibility of state taxes in computing U.S. federal income taxes) by the amount of the net income and/or gain attributable to such direct or indirect equity owner; (B) shall only be made to the extent that the amount described in clause (A) exceeds the amount of distributions made to the applicable direct or indirect equity owner in or with respect to such taxable period, other than any distributions made pursuant to the provisions of Section 7.06 (other than Section 7.06(b)(xiii)(B)); and (C) shall be reduced by any cumulative net loss attributable to such direct or indirect equity owner with respect to all prior taxable periods beginning after the Closing Date, but only to the extent such loss has not previously reduced any Restricted Payment by reason of this clause (C); provided, further, that the Borrower will provide to the Administrative Agent promptly following a request therefor calculations supporting the amount of any Tax Distributions made pursuant to Section 7.06(b)(xiii)(B)(ii).

“Tax Group” has the meaning specified in Section 7.06(b)(xiii)(B).

“Tax Indemnitee” as defined in Section 3.01(e).

“Term B Commitments” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount specified opposite such Lender’s name under on Schedule 2.01 under the caption “Term B Commitment” or in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption) pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including pursuant to Section 2.12, 2.13 or 2.14). The initial aggregate amount of the Term B Commitments is $300,000,000.

“Term Borrowing” means a Borrowing of any Term Loans.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to this Agreement and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) an amendment in respect of Replacement Loans. The initial amount of each Term Lender’s Term Commitment is specified on Schedule 2.01 under the caption “Term B Commitment” or, otherwise, in the Assignment and Assumption (or Affiliated Lender Assignment and Assumption), Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Loans pursuant to which such Lender shall have assumed its Commitment, as the case may be.

“Term Facility” means any Facility consisting of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Initial Term Loan, Incremental Term Loan, Other Term Loan, Extended Term Loan or Replacement Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.14(a).

“Term Loan Extension Series” has the meaning provided in Section 2.14(a).

“Term Loan Increase” has the meaning specified in Section 2.12(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower(s) to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” in effect at any time means the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which, subject to Section 1.07(a), internal financial statements of the Borrower are available (as determined in the good faith of the Borrower); provided that, prior to the first date that internal financial statements of the Borrower are available, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2013.

“Threshold Amount” means $25,000,000.

“Total Assets” means, at any time, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Borrower or such other Person as may be expressly stated.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings and Parent Entities thereof, the Borrower or any Restricted Subsidiary or the Sponsor in connection with the (i) Transactions and (ii) the Hercules Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means, collectively, (a) the Acquisition, (b) the execution and delivery of this Agreement and the funding of the Initial Term Loans and ABL Revolving Loans on the Closing Date, (c) the Closing Date Release, (d) the consummation of any other transactions in connection with the Acquisition Agreements, and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Capital Stock” has the meaning assigned to such term in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(c)(ii)(C).

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Borrower may designate any Subsidiary of the Borrower to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary thereof (other than solely any Subsidiary of the Subsidiary to be so designated); provided that:

(a) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Borrower;

(b) such designation shall be deemed to be an Investment;

(c) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Borrower or any Restricted Subsidiary;

(d) no Default or Event of Default has occurred and is continuing at the time of such designation; and

(e) if the Fixed Charge Coverage Ratio for the Test Period most recently ended calculated on a pro forma basis after giving effect to any such designation does not exceed 2.00 to 1.00, then (x) Total Assets of such designated Subsidiary determined as of the last day of the Test Period most recently ended on or prior to the date of such designation shall not exceed $10,000,000, (y) the EBITDA of such designated Subsidiary determined as of the last day of the Test Period most recently ended on or prior to the date of such designation shall not exceed $5,000,000 and (z) the EBITDA of all Unrestricted Subsidiaries determined as of the last day of the Test Period most recently ended on or prior to the date of such designation shall not exceed $50,000,000 in the aggregate.

Any such designation by the Borrower shall be notified by a Responsible Officer of the Borrower to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of the Borrower or any committee thereof giving effect to such designation and a certificate of such Responsible Officer certifying that such designation complied with the foregoing provisions.

“U.S. Lender” means any Lender that is not a Foreign Lender.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Public Law No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Vendor Debt” means any Indebtedness of the Borrower or any Subsidiary to any vendor of tires.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such payment; by

(b) the sum of all such payments.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) nominal shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) References in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(h) For purposes of determining compliance with any Section of Article VII, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, Affiliate Transaction, Contractual Obligation, or prepayment of Indebtedness meets the criteria of one or more of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time, shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time.

SECTION 1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein.

SECTION 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Loan Documents, the ABL Credit Documents, the Senior Notes Documents and the Senior Subordinated Notes Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06 Times of Day and Timing of Payment and Performance. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable). When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.07 Pro Forma and Other Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Senior Net Leverage Ratio, the Secured Net Leverage Ratio, the Consolidated Net Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 1.07; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.07, when calculating the Senior Net Leverage Ratio for purposes of (i) the definition of “Applicable Rate,” and (ii) Section 2.03(b)(i), the events described in this Section 1.07 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided however that voluntary prepayments made pursuant to Section 2.03(a) during any fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to Section 2.03(b)(i) for any prior fiscal year) shall be given pro forma effect after such fiscal year-end and prior to the time such prepayment pursuant to Section 2.03(b)(i) is due but shall not be given pro forma effect thereafter. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower are available (as determined in good faith by the Borrower).

(b) For purposes of calculating any financial ratio or test (or Total Assets), Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.07) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.07, then such financial ratio or test (or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.07.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction (including the Transactions) which is being given pro forma effect that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions and synergies are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twelve (12) months after the date of such Specified Transaction and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period.

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees), issues or repays (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit unless such Indebtedness has been permanently repaid and not replaced), in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, issuance, repayment or redemption of Indebtedness, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, issuance, redemption, repurchase, repayment, retirement or extinguishment of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period).

(e) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(f) Notwithstanding anything to the contrary in this Section 1.07 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, no pro forma effect shall be given to any discontinued operations (and the EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such Disposition shall have been consummated.

(g) Any determination of Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

SECTION 1.08 Available Amount Transaction. If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Available Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more such actions be treated as occurring simultaneously, i.e., each transaction must be permitted under the Available Amount as so calculated.

SECTION 1.09 Currency Generally.

(a) For purposes of determining compliance with Sections 7.01, 7.03 and 7.06 and the definition of “Permitted Investments” with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b) For purposes of determining the Secured Net Leverage Ratio, the Senior Net Leverage Ratio and the Consolidated Net Leverage Ratio, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

SECTION 1.10 Limited Condition Acquisitions.

(a) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date into which the definitive agreements for such Limited Condition Acquisition are entered. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(b) In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, the Consolidated Net Leverage Ratio, Secured Net Leverage Ratio or the Senior Net Leverage Ratio; or

(ii) testing baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including (i) any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ended prior to the LCA Test Date for which consolidated financial statements of the Borrower are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in consolidated EBITDA or Total Assets of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, Dispositions, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II

The Commitments and Borrowings

SECTION 2.01 Term Borrowings. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make to the Borrower on the Closing Date one or more Initial Term Loans denominated in Dollars in an aggregate principal amount equal to such Term Lender’s Term B Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. The Initial Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

SECTION 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent (provided that the notice in respect of the Initial Term Loans or in connection with any Permitted Acquisition or other acquisition permitted under this Agreement, may be conditioned on the closing of the Acquisition or such Permitted Acquisition or other acquisition, as applicable), which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, that the notice referred to in subclause (i) above may be delivered no later than one (1) Business Day prior to the Closing Date in the case of the Initial Term Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Sections 2.12, 2.13 and 2.14, each Borrowing of, conversion to or continuation of Eurodollar

Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.12, 2.13 and 2.14, each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) wire instructions of the account(s) to which funds are to be disbursed. If the Borrower fails to specify a Type of Loan to be made in a Committed Loan Notice, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one (1) month. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Rate Loan, shall have a one-month Interest Period. Any such automatic continuation of Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurodollar Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than, in the case of Borrowing on the Closing Date, 10:00 a.m., New York time, and otherwise 2:00 p.m., New York time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 for the Borrowing on the Closing Date, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan, unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Facility Lenders under the applicable Facility may require by notice to the Borrower that no Loans may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect unless otherwise agreed between the Borrower and the Administrative Agent; provided that after the establishment of any new Class of Loans pursuant to an Incremental Amendment, a Refinancing Amendment, an Extension Amendment or an amendment in respect of Replacement Loans, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three (3) Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or, in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m., New York time, on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.03 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent by the Borrower, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans in whole or in part without premium (except as set forth in Section 2.15) or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (A) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any partial prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.03(a), the Borrower may in its sole discretion select the Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement.

(ii) [Reserved].

(iii) Voluntary prepayments of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.05 (or pursuant to the applicable Extension Amendment, Incremental Amendment, Refinancing Amendment, amendment in respect of any Replacement Loans or otherwise) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity). Each prepayment in respect of any Term Loans pursuant to this Section 2.03 may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 2.03 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 2.03 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce scheduled installments of principal or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the scheduled installments of principal in direct order of maturity on a pro-rata basis among Term Loan Classes.

(iv) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, any Borrower Party may (i) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Term Loans, which shall, in each case, for the avoidance of doubt, be automatically and permanently canceled immediately upon acquisition by the Borrower Parties, and in the case of this clause (ii) only, which shall be prepaid on the following basis:

(A) The Borrower Party shall have the right to make a voluntary prepayment of Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.03(a)(iv); provided that no Borrower Party shall initiate any action under this Section 2.03(a)(iv) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers.

(B) (1) Subject to the proviso to subsection (A) above, the Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.03(a)(iv)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the

Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.03(a)(iv)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount

Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction

Agent with five (5) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.03(a)(iv)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by the Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party (the “Acceptable Discount”), if any. If the Borrower Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.03(a)(iv)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Borrower Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with subsections (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class(es) of Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.03(a)(iv) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share provided for under this Agreement. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.03(a)(iv), the relevant Borrower Party shall make a customary representation to the assigning or assignee Term Lenders, as applicable, that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment or (B) the market price of such Term Loans (for the avoidance of doubt, no such representation will be required in the case of open market purchases by Affiliated Lenders, which may possess such material non-public information), or shall make a statement that such representation cannot be made.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.03(a)(iv), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.03(a)(iv), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.03(a)(iv) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.03(a)(iv) as well as activities of the Auction Agent.

(J) The Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.03(a)(iv) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with financial statements for the fiscal year ending December 31, 2014; provided that the Excess Cash Flow for the fiscal year ending December 31, 2014 shall be calculated solely with respect to each full fiscal quarter therein occurring after the Closing Date) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall, subject to clauses (b)(v) and (vi) of this Section 2.03, prepay, or cause to be prepaid, an aggregate principal amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year (or the relevant portion thereof in the case of the 2013 fiscal year) covered by such financial statements minus (B) the sum of all voluntary prepayments of Term Loans made pursuant to Section 2.03(a)(i) or 2.03(a)(iv) (in an amount, in the case of prepayments pursuant to Section 2.03(a)(iv), equal to the discounted amount actually paid in respect of the principal amount of such Term Loans and only to the extent that such Loans have been cancelled) and voluntary prepayments of the Senior Notes and (ii) all voluntary prepayments of loans under the ABL Credit Agreement and any other revolving facility that is secured, in whole or in part (in each case, to the extent accompanied by a permanent reduction in the corresponding revolving commitments), in the case of each of the immediately preceding clauses (i) and (ii), made during such fiscal year (without duplication of any prepayments in such fiscal year that reduced the amount of Excess Cash Flow required to be repaid pursuant to this Section 2.03(b)(i) for any prior fiscal year) or after such fiscal year-end and prior to the time such prepayment pursuant to this Section 2.03(b)(i) is due and to the extent such prepayments are not funded with Excluded Proceeds; provided that (x) the ECF Percentage shall be 25% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 3.25 to 1.00 and greater than 2.75 to 1.00 and (y) the ECF Percentage shall be 0% if the Secured Net Leverage Ratio as of the end of the fiscal year covered by such financial statements was less than or equal to 2.75 to 1.00.

(ii) (A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition to the Borrower or a Restricted Subsidiary that is a Guarantor), (e), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s) or (t) or the Disposition of the Commercial and Retread Business) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall prepay, or cause to be prepaid, on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds, subject to clause (B) of this Section 2.03(b)(ii) and clauses (b)(v) and (vi) of this Section 2.03, an aggregate principal amount of Term Loans equal to 100% of all Net Cash Proceeds realized or received; provided, that if at the time that any such prepayment would be required, the Borrower (or any Restricted Subsidiary) are required to offer to repurchase the Senior Notes or Permitted Incremental Equivalent Debt or any Credit Agreement Refinancing Indebtedness secured on an equal priority basis with the Obligations (or any Refinancing Indebtedness in respect thereof that is secured on an equal priority basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness secured on an equal priority basis with the Obligations (or such Refinancing Indebtedness in respect of any of the foregoing that is secured on an equal priority basis with the Obligations) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower (or any Restricted Subsidiary) may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.03(b)(ii)(A) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof; provided, further, that no prepayment shall be required pursuant to this Section 2.03(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest (or entered into a binding commitment to reinvest) in accordance with Section 2.03(b)(ii)(B).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.03(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower and the Restricted Subsidiaries may reinvest all or any portion of such Net Cash Proceeds in assets useful for their business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or any Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within the later of (1) twelve (12) months following receipt thereof and (2) one hundred eighty (180) days of the date of such legally binding commitment; provided, that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, and subject to clauses (v) and (vi) of this Section 2.03(b), an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.03.

(iii) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness (A) not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) that constitutes Credit Agreement Refinancing Indebtedness or Other Term Loans, the Borrower shall prepay, or cause to be prepaid, an aggregate principal amount of Term Loans of Class or Classes being refinanced (in each case, as directed by the Borrower) equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Cash Proceeds.

(iv) (A) Except as otherwise set forth in any Refinancing Amendment, Extension Amendment or Incremental Amendment, each prepayment of Term Loans required by Section 2.03(b)(i), (ii) and (iii)(A) shall be allocated to the Classes of Term Loans outstanding based upon the then outstanding principal amounts of the respective Classes of Term Loans, pro rata, based upon the applicable remaining scheduled installments of principal due in respect of each such Class of Term Loans, shall be applied pro rata to Term Lenders within each Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class of Term Loans and shall be applied to reduce such remaining scheduled installments of principal within each such Class in direct order of maturity; provided that with respect to the allocation of such prepayments under this clause (A) between an Existing Term Loan Class and Extended Term Loans of the same Term Loan Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Term Loan Extension Series any such mandatory prepayment unless such prepayment under this clause (A) is accompanied by at least a pro rata prepayment, based upon the applicable remaining scheduled installments of principal due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full) and (B) each prepayment of Term Loans required by Section 2.03(b)(iii)(B) shall be allocated to any Class or Classes of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds shall be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Term Lenders within each such Class, based upon the outstanding principal amounts owing to each such Term Lender under each such Class or Classes of Term Loans and shall be applied to reduce such remaining scheduled installments of principal within each such Class or Classes in direct order of maturity.

(v) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.03(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment or other applicable share provided for under this Agreement. Each Term Lender may reject all or a portion of its Pro Rata Share, or other applicable share provided for under this Agreement, of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i) and (ii) of this Section 2.03(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m., New York time, two (2) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Subject to the terms of the ABL Credit Documents, any Declined Proceeds remaining shall be retained by the Borrower.

(vi) Notwithstanding any other provisions of this Section 2.03(b), (A) to the extent that any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.03(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.03(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be promptly effected and an amount equal to such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.03(b) to the extent otherwise provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.03 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.03, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.03 prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.03 in respect of any such Eurodollar Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.03. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.03. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

SECTION 2.04 Termination of Commitments. The Term B Commitment of each Term Lender on the Closing Date shall be automatically and permanently reduced to $0 upon the making of such Lender’s Initial Term Loans pursuant to Section 2.01.

SECTION 2.05 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of June, 2014, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Initial Term Loans outstanding on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 8.03) and (ii) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date.

SECTION 2.06 Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of an Event of Default under Section 8.01(a), the Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

SECTION 2.07 Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.08 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 days or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360 day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of any Restricted Subsidiary or for any other reason, the Borrower, Holdings or the Lenders determine that (i) the Consolidated Net Leverage Ratio of the Borrower and its Restricted Subsidiaries as calculated by the Borrower or Holdings as of any applicable date was inaccurate and (ii) a proper calculation of such Consolidated Net Leverage Ratio would have resulted in a higher Applicable Rate for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders on demand by the Administrative Agent within ten Business Days (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Article VIII.

SECTION 2.09 Evidence of Indebtedness.

(a) The Borrowings extended by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Borrowings extended by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.09(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.09(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.10 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office for payment and in Same Day Funds not later than 2:00 p.m., New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. Any payments under this Agreement that are made later than 2:00 p.m., New York time, shall be deemed to have been made on the next succeeding Business Day (but the Administrative Agent may extend such deadline for purposes of computing interest and fees (but not beyond the end of such day) in its sole discretion whether or not such payments are in process).

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Borrowing of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrower, for the account of any Lender hereunder or, in the case of the Lenders, for the account of the Borrower), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount, or cause such amount to be paid, to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Section 4.01 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03 (or otherwise expressly set forth herein). If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain payment in respect of any principal of or interest on account of the Loans made by it (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans of such Class made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans of such Class pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this Section 2.11 shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.12 Incremental Facilities.

(a) Incremental Loan Request. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders. Each Incremental Loan Request from the Borrower pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Incremental Term Commitments.

(b) Incremental Term Loans. Any Incremental Term Loans effected through the establishment of one or more new term loans made on an Incremental Facility Closing Date (other than a Term Loan Increase) shall be designated a separate Class of Incremental Term Loans for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.12, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Term Lenders. Incremental Term Loans may be made by any existing Lender (but no existing Lender will have an obligation to make any Incremental Term Commitment (or Incremental Term Loan), nor will the Borrower have any obligation to approach any existing Lenders to provide any Incremental Term Commitment (or Incremental Term Loan)) or by any Additional Lender (each such existing Lender or Additional Lender providing such Loan or Commitment, an “Incremental Term Lender”); provided that (i) the Administrative Agent shall have consented to such Additional Lender’s making such Incremental Term Loans to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans to such Additional Lender and (ii) with respect to Incremental Term Commitments, any Affiliated Lender providing an Incremental Term Commitment shall be subject to the same restrictions set forth in Section 10.07(h) as they would otherwise be subject to with respect to any purchase by or assignment to such Affiliated Lender of Term Loans.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Term Commitments; provided that, with respect to any Incremental Amendment the primary purpose of which is to finance an acquisition permitted by this Agreement, the requirement pursuant to this clause (d)(i) shall be that no Event of Default under Section 8.01(a) or (f) shall exist after giving effect to such Incremental Term Commitments (in the case of an acquisition which is a Limited Condition Acquisition, such determination to be subject to Section 1.10);

(ii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth clause (iii) of this Section 2.12(d)); and

(iii) the aggregate principal amount of Incremental Term Loans together with the aggregate principal amount of Permitted Incremental Equivalent Debt, calculated on a pro forma basis after giving effect to any such incurrence, shall not result in a Secured Net Leverage Ratio for the Test Period most recently ended in excess of 4.00 to 1.00 (calculating the Secured Net Leverage Ratio without netting the cash proceeds from such Incremental Term Loans) (the “Available Incremental Amount”).

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments of any Class and any Term Loan Increase shall be as agreed between the Borrower and the applicable Incremental Term Lenders providing such Incremental Term Commitments, and except as otherwise set forth herein, to the extent not identical to the Term Loans existing on the Incremental Facility Closing Date, shall be reasonably satisfactory to Administrative Agent; provided that the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility; provided, further, that in the case of a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees, it being understood that, if required to consummate such Term Loan Increase transaction, the interest rate margins and rate floors may be increased and additional upfront or similar fees may be payable to the lenders providing the Term Loan Increase) to the applicable Term Loans being increased, in each case, as existing on the Incremental Facility Closing Date. In any event:

(i) the Incremental Term Loans:

(A) shall rank equal in priority in right of payment and of security with the Initial Term Loans,

(B) shall not mature earlier than the Original Term Loan Maturity Date,

(C) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans on the date of incurrence of such Incremental Term Loans (without giving effect to any amortization or prepayment of Term Loans prior to the time of such incurrence),

(D) shall have an Applicable Rate and, subject to clauses (e)(i)(B) and (e)(i)(C) above and clause (e)(ii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders, and

(E) may participate on a pro rata basis or less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments of Term Loans under Section 2.03(b)(i), (ii) or (iii)(A), as specified in the applicable Incremental Amendment.

(ii) the amortization schedule applicable to any Incremental Term Loans and the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrower and the applicable Incremental Term Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that with respect to any Loans made under Incremental Term Commitments within twelve (12) months after the Closing Date, the All-In Yield applicable to such Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Initial Term Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurodollar Rate floor) with respect to the Initial Term Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Initial Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points; provided that any increase in All-In Yield on the Initial Term Loans due to the application of a Eurodollar Rate floor on any Incremental Term Loan shall be effected solely through an increase in (or implementation of, as applicable) the Eurodollar Rate floor applicable to such Loans.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans shall become Commitments, under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Term Lender providing such Incremental Term Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. For the avoidance of doubt, unless otherwise required by the Incremental Term Lenders, the effectiveness of any Incremental Amendment shall not be subject to the bring-down of the representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document on and as of the date of such Borrowing of Incremental Term Loans; provided, however, that with respect to any Incremental Term Loans to finance an acquisition permitted by this Agreement, the condition to the availability or borrowing of such Incremental Term Loans that the Specified Representations as they relate to the target of such acquisition (conformed as necessary for such acquisition) be true and correct in all material respects as of the date of such Borrowing, may not be waived without the consent of the Required Lenders. In connection with any Incremental Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans are provided with the benefit of the applicable Loan Documents. The Borrower will use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Commitments or Incremental Term Loans unless it so agrees.

(g) This Section 2.12 shall supersede any provisions in Section 2.10, 2.11 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.12 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Incremental Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may, given its or their consent to such amendment.

SECTION 2.13 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Other Term Loans to refinance all or any portion of the applicable Class or Classes of Loans then outstanding under this Agreement which will be made pursuant to Other Term Loan Commitments, pursuant to a Refinancing Amendment; provided that such Other Term Loans (i) may rank equal in priority in right of payment and of security with the other Loans and Commitments hereunder, (ii)(A) will have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums as may be agreed by the Borrower and the Lenders thereof and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Other Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Refinancing Amendment, (iii) may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (iv) will have a final maturity date no earlier than, and will have a Weighted Average Life to Maturity equal to or greater than, the Loans being refinanced (except by virtue of amortization or prepayment of the Loans prior to the time of such refinancing) and (v) will have such other terms and conditions (other than as provided in foregoing clauses (ii) through (iv)) that are identical in all material respects to, or (taken as a whole) are no more restrictive on the Borrower than those applicable to the Loans being refinanced (provided that such terms shall not be deemed to be “more restrictive” solely as a result of the inclusion in the documentation governing such Other Term Loan Commitments and Other Term Loans of a Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall be given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Facility); provided, further, that the terms and conditions applicable to such Other Term Loan Commitments and Other Term Loans may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date in respect of Term Loans that is in effect immediately prior to the date in respect of the Class of Loans being refinanced that is in effect on the date such Other Term Loan Commitments and Other Term Loans are incurred or obtained. Any Other Term Loans may participate on a pro rata basis or on a less than pro rata basis (but, except as otherwise permitted by this Agreement, not on a greater than pro rata basis) in any mandatory prepayments under Section 2.03(b)(i), (ii) or (iii)(A), as specified in the applicable Refinancing Amendment. In connection with any Refinancing Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Other Term Loans are provided with the benefit of the applicable Loan Documents.

(b) Each Class of Other Term Loan Commitments and Other Term Loans incurred under this Section 2.13 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount as the Administrative Agent may determine in its sole discretion). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Other Term Loan Commitments and Other Term Loans incurred pursuant thereto (including any amendments necessary to treat the Other Term Loans and/or Other Term Loan Commitments as Loans and Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13.

(c) This Section 2.13 shall supersede any provisions in Section 2.10, 2.11 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.13 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment. No Lender shall be under any obligation to provide any Other Term Loan Commitment unless such Lender executes a Refinancing Amendment.

SECTION 2.14 Extensions of Loans.

(a) Extension of Term Loans. The Borrower, at any time and from time to time request that all or a portion of the Term Loans of any Class (each, an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled Maturity Date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. Prior to entering into any Extension Amendment with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be identical in all material respects to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (i) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments, if any, of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization, if any, of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in the Extension Amendment, the Incremental Amendment, the Refinancing Amendment or any other amendment, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.14(b) below), (ii)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and voluntary prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (iii) the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) as may be agreed between the Borrower and the Lenders thereof, (iv) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but, except as otherwise permitted by this Agreement, not greater than a pro rata basis) in any mandatory prepayments under Section 2.03(b)(i), (ii) or (iii)(A), in each case as specified in the respective Term Loan Extension Request, and (v) the Extension Amendment may provide for other covenants and terms that apply to any period after the Latest Maturity Date in respect of Term Loans that is in effect immediately prior to the establishment of such Extended Term Loans. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans extended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement and shall constitute a separate Class of Loans from the Existing Term Loan Class from which they were extended; provided that any Extended Term Loans amended from an Existing Term Loan Class may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Class.

(b) Extension Request. The Borrower shall provide the applicable Term Loan Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its sole discretion) prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. Any Lender holding a Term Loan under an Existing Term Loan Class (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans of an Existing Term Loan Class or Existing Term Loan Classes, as applicable, subject to such Term Loan Extension Request converted or exchanged into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Term Loan Extension Request of the amount of its Term Loans which it has elected to convert or exchange into Extended Term Loans. In the event that the aggregate principal amount of Term Loans subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Term Loan Extension Request, Term Loans subject to Extension Elections shall be converted or exchanged into Extended Term Loans on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Term Loans included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Amendment.

(c) Extension Amendment. Extended Term Loans shall be established pursuant to an amendment (each, a “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Term Lenders with respect to the Extended Term Loans established thereby, as the case may be) executed by the Borrower, the Administrative Agent and the Extending Term Lenders. Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.14 shall be in an aggregate principal amount that is not less than $20,000,000 (or such lesser amount as the Administrative Agent may determine in its sole discretion) (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount). In addition to any terms and changes required or permitted by Section 2.14(a), each of the parties hereto agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent necessary to (i) in respect of each Extension Amendment in respect of Extended Term Loans, amend the scheduled amortization payments pursuant to Section 2.05 or the applicable Incremental Amendment, Extension Amendment, Refinancing Amendment or other amendment, as the case may be, with respect to the Existing Term Loan Class from which the Extended Term Loans were exchanged to reduce each scheduled repayment amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be reduced pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof); (ii) reflect the existence and terms of the Extended Term Loans incurred pursuant thereto; (iii) modify the prepayments set forth in Section 2.03 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto and (iv) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension Amendment, the Borrower shall, if reasonably requested by the Administrative Agent, deliver customary reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Extended Term Loans are provided with the benefit of the applicable Loan Documents.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Term Loan Class and is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraphs (a) and (b) of this Section 2.14, in the case of the existing Term Loans of each Extending Term Lender, the aggregate principal amount of such existing Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Loans (together with any other Extended Term Loans so established on such date), except as otherwise provided under Section 2.14(a).

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Term Loan Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Amendment, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Amendment”) within 15 days following the effective date of such Extension Amendment, as the case may be, which Corrective Extension Amendment shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class, in such amount as is required to cause such Lender to hold Extended Term Loans of the applicable Term Loan Extension Series into which such other Term Loans were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Amendment, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree, and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.14(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.14 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.14 shall supersede any provisions in Section 2.10, 2.11 or 10.01 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.14 may be amended with the consent of the Required Lenders. For the avoidance of doubt, no Extension Amendment shall effect any amendments that would require the consent of each affected Lender or all Lenders pursuant to the proviso in the first paragraph of Section 10.01, unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.

SECTION 2.15 Prepayment Premium.

In the event that, on or prior to the first anniversary of the Closing Date, the Borrower make any prepayment of Initial Term Loans pursuant to Section 2.03(a)(i) or 2.03(b)(iii), the Borrower shall pay to the Administrative Agent, for the ratable account of each applicable Lender, a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term Loans being prepaid.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01 Taxes.

(a) Except as required by applicable Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes.

(b) If any Loan Party or any other applicable withholding agent is required by applicable Law to make any deduction or withholding on account of any Taxes from any sum paid or payable by any Loan

Party to any Lender or Agent under any of the Loan Documents: (i) the applicable Loan Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Loan Party becomes aware of it; (ii) the applicable Loan Party or other applicable withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Loan Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) if the Tax in question is a Non-Excluded Tax or Other Tax, the sum payable to such Lender or Agent (as applicable) shall be increased by such Loan Party to the extent necessary to ensure that, after the making of any required deduction or withholding for Non-Excluded Taxes or Other Taxes (including any deductions or withholdings for Non-Excluded Taxes or Other Taxes attributable to any payments required to be made under this Section 3.01), the Lender or the Agent (as applicable), receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower making such payments shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 3.01(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its inability to do so.

Without limiting the foregoing:

(i) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit F (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(D) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Foreign Lender, accompanied by a Form W-8ECI,

W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 3.01(c) if such beneficial owner were a Lender, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Foreign Lender on behalf of such beneficial owner), or

(E) two properly completed and duly signed copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Loan Documents.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, the term “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Notwithstanding any other provision of this clause (c), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(d) In addition to the payments by a Loan Party required by Section 3.01(b), the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(e) The Loan Parties shall, jointly and severally, indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment under or with respect to any Loan Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 3.01), whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Administrative Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 3.01, then such Tax Indemnitee shall pay to the relevant Loan Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Tax Indemnitee be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Tax Indemnitee in a less favorable net after-Tax position than the Tax Indemnitee would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) The agreements in this Section 3.01 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 3.02 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans and shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(d));

(ii) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes or Other Taxes covered by Section 3.01 and any Excluded Taxes); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender that is not otherwise accounted for in the definition of “Eurodollar Rate” or this clause (a);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(a) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it to a level below that which such Lender or such Lender’s holding company, as the case may be, could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent), the Borrower will pay to such Lender additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered; provided that such amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04(b) so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.

(d) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

SECTION 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.07;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

SECTION 3.06 Matters Applicable to All Requests for Compensation.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect.

(b) Suspension of Lender Obligations. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) Conversion of Eurodollar Rate Loans. If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans of a given Class held by the Lenders of such Class holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Sections 3.01 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.07 Replacement of Lenders under Certain Circumstances. If (i) any Lender requests compensation under Section 3.04 or ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) any Lender is a Non-Consenting Lender or (iv) any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver, or amendment, as applicable) and the related Loan Documents to one or more Eligible Assignees that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(iv);

(b) such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and any “prepayment premium” pursuant to Section 2.15 that would otherwise be owed in connection therewith) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) such Lender being replaced pursuant to this Section 3.07 shall (i) execute and deliver an Assignment and Assumption with respect to all, or a portion, as applicable, of such Lender’s Commitment and outstanding Loans, and (ii) deliver any Term Notes evidencing such Loans to the Borrower or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Term Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register and the Term Notes shall be deemed to be canceled upon such failure;

(d) the Eligible Assignee shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification and confidentiality provisions under this Agreement, which shall survive as to such assigning Lender;

(e) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f) such assignment does not conflict with applicable Laws; and

(g) the Lender that acts as Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

or (y) terminate the Commitment of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date (including any “prepayment premium” pursuant to Section 2.15 that would otherwise be owed in connection therewith); provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable consent, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (iii) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

In the event that (i) any of the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each Lender, all affected Lenders or all the Lenders or all affected Lenders with respect to a certain Class or Classes of the Loans/Commitments and (iii) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

Conditions Precedent to Credit Extension

SECTION 4.01 Conditions to Borrowing. The obligation of each Lender to make a Borrowing available hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or copies in .pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) a Committed Loan Notice;

(ii) executed counterparts of this Agreement;

(iii) (A) an executed certificate from a Responsible Officer of the Borrower stating its intention to incur the Term Loans as “Additional Secured Debt” pursuant to Section 2.10(b)(i) of the Crossing Lien Intercreditor Agreement, together with any joinder required thereunder; and

(B) an executed certificate from a Responsible Officer of the Borrower stating its intention to incur the Term Loans as “Additional Senior Secured Debt” pursuant to Section 7.03(d) of the Equal Priority Intercreditor Agreement, together with any joinder required thereunder;

(iv) each Collateral Document set forth on Schedule 1.01A required to be executed on the Closing Date as indicated on such schedule, duly executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Collateral that is certificated equity of the Acquired Company (to the extent required pursuant to Section 6.11 and Article XII) accompanied by undated stock powers executed in blank; and

(B) evidence that all UCC-1 financing statements in the jurisdictions of organization of the Acquired Company and its Subsidiaries that the Administrative Agent and the

Collateral Agent may deem reasonably necessary to satisfy the requirements set forth in Section 6.11 shall have been provided for, and arrangements for the filing thereof in a manner reasonably satisfactory to the Administrative Agent shall have been made;

(v) certificates of good standing from the secretary of state of the state of organization of each Loan Party (to the extent such concept exists in such jurisdiction), customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi) a customary legal opinion from (x) Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties, and (y) each local counsel to the Loan Parties, if any, listed on Schedule 4.01(a)(vi) in the jurisdictions indicated on such schedule;

(vii) a solvency certificate from a Financial Officer of the Borrower (after giving effect to the Transactions) substantially in the form attached hereto as Exhibit G; and

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and/or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Administrative Agent shall have reasonably requested to be so named.

(b) The Arranger shall have received (i) the Annual Financial Statements and (ii) the Quarterly Financial Statements.

(c) The Arranger shall have received the Pro Forma Financial Statements.

(d) The Administrative Agent shall have received at least three (3) days prior to the Closing Date all documentation and other information in respect of the Acquired Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, that has been requested in writing by it at least ten (10) Business Days prior to the Closing Date.

(e) The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that the condition precedent in this clause (e) with respect to Specified Acquisition Agreement Representations shall fail to be satisfied only to the extent a breach of such Specified Acquisition Agreement Representations provides the Borrower with the right to, pursuant to the Acquisition Agreement, terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of the breach of such Specified Acquisition Agreement Representations.

(f) All fees and expenses required to be paid hereunder and invoiced at least three (3) Business Days before the Closing Date shall have been paid in full in cash.

(g) Prior to or substantially concurrently with the Borrowing on the Closing Date, the Acquisition shall have been consummated and the Acquisition Agreement shall not have been amended or waived in any material respect by the Borrower, and the Borrower shall not have granted any consents under the Acquisition Agreement, in each case, in a manner materially adverse to the Lenders party hereto as of the Closing Date (in their capacities as such) without the consent of the Arranger (such consent not to be unreasonably withheld, delayed or conditioned (it being agreed by the Arranger that, with respect to any consent to any such amendment, consent or waiver, their consent shall be deemed to have been given if the Arranger does not object in writing to a written request for such consent within four (4) Business Days after such request for consent is delivered to the Arranger by the Borrower); provided, that any amendment of the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed materially adverse to the Lenders and shall require the consent of the Arranger; provided, further, that any change in the amount of consideration required to consummate the Acquisition shall be deemed not to be materially adverse to the Lenders so long as any reduction shall be applied to reduce the Initial Term Loans funded on the Closing Date.

(h) Prior to or substantially concurrently with the Borrowing on the Closing Date, the Closing Date Release shall have occurred.

(i) Except as set forth in, or qualified by any matter set forth in, the Disclosure Schedule (as defined in the Acquisition Agreement) (it being understood that any disclosure set forth in any particular Section (as defined in the Acquisition Agreement) of the Disclosure Schedule will be deemed disclosed for the purpose of the corresponding Section or subsection of the Acquisition Agreement and for the purpose of any other Section or subsection of the Acquisition Agreement, where the application or relevance of such disclosure as an exception to (or a disclosure for purposes of) such other Section is reasonably apparent on the face of such disclosure), since December 31, 2013 through the date of the Acquisition Agreement, there has not been any event, circumstance, condition, occurrence, effect or change that has had or could reasonably be expected to have, either individually or in the aggregate (taking into account all other events, circumstances, conditions, occurrences, effects or changes), a Closing Date Material Adverse Effect. Since the date of the Acquisition Agreement through the Closing Date, there shall not have occurred any Closing Date Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, that could reasonably be expected to result in a Closing Date Material Adverse Effect.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V

Representations and Warranties

Each of Holdings and the Borrower represents and warrant to the Administrative Agent and the Lenders on the Closing Date:

SECTION 5.01 Existence, Qualification and Power; Compliance with Laws. (a) Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) each of the Loan Parties and each of its Subsidiaries has all requisite power and authority to (i) own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) each Loan Party is in compliance with all Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.02 Authorization; Enforceability.

The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Term Loans and the use of the proceeds thereof are, to the extent applicable, within each applicable Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, equityholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 5.03 Governmental Authorization; No Conflict. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the use of the proceeds thereof (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Law applicable to any Loan Party or any of its Subsidiaries, (c) will not contravene the terms of any of such Person’s Organizational Documents, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents, the Senior Notes Documents and the ABL Credit Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Insurance. All insurance required by Section 6.07 is in full force and effect and all premiums in respect of such insurance have been duly paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 5.05 Financial Statements; No Material Adverse Effect.

(a) (i) The Annual Financial Statements and the Quarterly Financial Statements fairly present in all material respects the financial position of the Acquired Company and its Subsidiaries as of the dates thereof and the results of operations of the Acquired Company and its Subsidiaries for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(ii) The unaudited pro forma consolidated balance sheet of the Borrower (the “Pro Forma Balance Sheet”) and the related unaudited pro forma consolidated statement of income of the Borrower and its consolidated Subsidiaries as of and for the most recently completed four fiscal quarter period ending at least 45 days (or 90 days in the case that the last day of such four fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date (such date, the “Pro Forma Balance Sheet Date”), prepared after giving effect to the Transactions as if the Transactions had occurred at the beginning of such period (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions. The Pro Forma Financial Statements have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof, and presents fairly on a pro forma basis the estimated financial position of the Borrower its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents.

SECTION 5.07 Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrower, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries (or any predecessor) is a party or by which any Loan Party or any of its Subsidiaries (or any predecessor) is bound.

SECTION 5.08 Ownership of Property; Liens. Each Loan Party and each of its Restricted Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 7.01 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of any Loan Party or any of its Subsidiaries to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

SECTION 5.09 Environmental Matters. Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 5.10 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11 ERISA Compliance. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 5.12 Subsidiaries. As of the Closing Date, Schedule 5.12 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of the Borrower’s and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 5.12, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens permitted pursuant to Section 7.01). As of the Closing Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests or powers of attorney granted by the Borrower or a Subsidiary of the Borrower relating to Equity Interests of the Borrower or any Subsidiary.

SECTION 5.13 Federal Reserve Regulations; Investment Company Act.

(a) On the Closing Date, none of the Collateral is Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

(b) No Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 5.14 Disclosure.

(a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic or general industry nature) concerning the Borrower, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Closing Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates).

(b) The Projections, pro forma financial statements and estimates prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof (it being recognized that such Other Information is as to future events and is not to be viewed as a fact, the Other Information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Other Information may differ from the projected results and such differences may be material), and (ii) as of the Closing Date, have not been modified in any material respect by the Loan Parties.

SECTION 5.15 Intellectual Property; Licenses, Etc. Each Loan Party owns or has the lawful right to use all material intellectual property used in the conduct of its business (collectively, “IP Rights”), without conflict with any intellectual property rights of others, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened claim that any Loan Party’s ownership, use, marketing, sale or distribution of any inventory or other product violates another Person’s intellectual property rights.

SECTION 5.16 Solvency. As of the Closing Date, and immediately after giving effect to the Transactions: (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

SECTION 5.17 Subordination of Junior Financing. The Obligations for principal, interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the Loan Documents constitute “Senior Indebtedness” under and as defined in the Senior Notes Documents.

SECTION 5.18 USA Patriot Act and OFAC. To the extent applicable, none of the Borrower or any other Loan Party will use the proceeds of the Term Loans or otherwise make available such proceeds to any person for use in any manner that will result in a violation of (i) the USA PATRIOT Act and (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto. Neither the Borrower nor any Restricted Subsidiary nor, to the knowledge of the Borrower, any director, officer or employee of the Borrower or any Restricted Subsidiary, is subject as of the Closing Date to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or a person on the list of “Specially Designated Nationals and Blocked Persons.” The proceeds of the Term Loans will not, to the knowledge of the Borrower, be made available to any Person for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

SECTION 5.19 Collateral Documents. The provisions of the Collateral Documents are effective to create legal and valid Liens on the applicable Collateral described therein in favor of the Collateral Agent, for the benefit of the Secured Parties, the Lenders and the other Secured Parties (in each case, to the extent such matter is governed by the laws of the United States or any jurisdiction therein) and upon the taking of all actions described in the Loan Documents (but subject to the limitations set forth therein), including, without limitation, the filing of UCC financing statements covering the appropriate Collateral in the jurisdiction of organization of each Loan Party and the filings of short form agreements or other applicable documents or notices in respect of registered and applied for United States federal intellectual property owned by each Loan Party, such Liens will constitute perfected Liens on the Collateral, securing the applicable Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens and other Liens permitted under Section 7.01, to the extent any such Permitted Liens or such Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or otherwise, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreements, the Liens granted on the Collateral under the Senior Notes Documents and the ABL Credit Documents.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, 6.02 and 6.03) cause each of the Restricted Subsidiaries to:

SECTION 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender each of the following and shall take the following actions:

(a) within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (whose opinion shall not be qualified as to scope of audit or as to the status of the Borrower and its consolidated Subsidiaries as a going concern) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within ninety (90) days after the beginning of each fiscal year, a detailed consolidated budget of the Borrower and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income of the Borrower and its consolidated Subsidiaries for each quarter of such fiscal year) (collectively, the “Projections”);

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b), the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; and

(e) (i) quarterly, at a time mutually agreed with the Administrative Agent that is promptly after the delivery of the information referred to in Section 6.01(b), commencing with the delivery of information with respect to the fiscal quarter ending June 30, 2014, either (x) use commercially reasonable efforts to participate in a conference call for Lenders to discuss the financial position and results of operations of the Borrower and their respective Subsidiaries or (y) deliver a customary Management’s Discussion and Analysis of Financial Condition and Results of Operations, in each case for the most recently-ended period for which financial statements have been delivered and (ii) commencing with the fiscal year ending December 31, 2015, promptly after the delivery of the information referred to in Section 6.01(a), deliver a customary Management’s Discussion and Analysis of Financial Condition and Results of Operations with respect to the fiscal year most recently ended.

Notwithstanding the foregoing, the obligations referred to in Section 6.01(a) and 6.01(b) may be satisfied with respect to financial information of the Borrower and their respective Subsidiaries by furnishing (A) the applicable financial statements of any Parent Entity of the Borrower or (B) the Borrower’s or such Parent Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to a parent of the Borrower such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and the consolidated Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall not be subject to any “going concern” or like qualification or any qualification as to the scope of such audit.

Any financial statements required to be delivered pursuant to Sections 6.01(a) or 6.01(b) shall not be required to contain all purchase accounting adjustments relating to the Transactions or the Hercules Transactions to the extent it is not practicable to include any such adjustments in such financial statements.

SECTION 6.02 Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with such delivery for the fiscal quarter ending June 30, 2014), a duly completed Compliance Certificate signed by a Financial Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor or with any national securities exchange, as the case may be (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8), and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) promptly after the furnishing thereof, copies of any notices of default to any holder of any class or series of debt securities of any Loan Party having an aggregate outstanding principal amount greater than the Threshold Amount or pursuant to the terms of the ABL Credit Documents, the Senior Notes Documents or the Senior Subordinated Notes Documents so long as the aggregate outstanding principal amount thereunder is greater than the Threshold Amount (in each case, other than in connection with any board observer rights) and not otherwise required to be furnished to the Administrative Agent pursuant to any other clause of this Section 6.02;

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) (commencing with such delivery for the fiscal year ending December 31, 2014), (i) a report setting forth the information required by Sections 1(a) and 2 of the Perfection Certificate (or confirming that there has been no change in such information since the Closing Date or the last date of disclosure of any such information to the Administrative Agent) and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last date of disclosure of any such information to the Administrative Agent; and

(e) promptly, but subject to the limitations set forth in Section 6.10 and Section 10.08, such additional information regarding the business and financial affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time on its own behalf or on behalf of any Lender reasonably request in writing from time to time.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s (or any Parent Entity’s) website on the Internet at the website address listed on Schedule 10.02 hereto; or (ii) on which such documents are posted on the Borrower’s behalf on SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive information that is (i) of a type that would be publicly available (or could be derived from publicly available information) if the Borrower were public reporting companies and (ii) material with respect to the Borrower or any of their respective securities for purposes of foreign, United States Federal and state securities laws (all such information described in the foregoing, “MNPI”)) (each, a “Public Lender”). The Borrower hereby agree that (w) at the Administrative Agent’s request, all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark the Borrower Materials “PUBLIC.”

SECTION 6.03 Notices. Promptly after a Responsible Officer obtains actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Event of Default or Default; and

(b) of (i) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Loan Party or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.

SECTION 6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (i) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (ii) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

SECTION 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b) take all reasonable action to obtain, preserve, renew and keep in full force and effect its rights, licenses, permits, privileges, franchises, and IP Rights material to the conduct of its business,

except in the case of clause (a) or (b) to the extent (other than with respect to the preservation of the existence of the Borrower) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

SECTION 6.06 Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment used in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

SECTION 6.07 Maintenance of Insurance. (a) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to the Borrower’s and the Restricted Subsidiaries’ properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Each such policy of insurance shall as appropriate, (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain an additional loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties, as the additional loss payee thereunder.

(b) If any portion of any Mortgaged Property is within a special flood hazard area, then the Borrower shall, or shall cause each Loan Party to, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

SECTION 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

SECTION 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

SECTION 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 6.11 Covenant to Give Security. Promptly following the acquisition by the Borrower or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, described in Article XII and the Collateral Documents), execute and deliver such mortgages, deeds of trust, security instruments, financing statements and, in the case of interests in real property, certificates and opinions of counsel, as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Notes Collateral or the ABL Collateral, as applicable, and thereupon all provisions of this Agreement relating to the Notes Collateral or the ABL Collateral, as applicable, shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

SECTION 6.12 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the applicable requirements of Environmental Laws.

SECTION 6.13 Further Assurances and Post-Closing Covenant. Subject to the limitations set forth in the Collateral Documents, the Borrower and each of the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be reasonably required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Collateral Documents in the Collateral.

SECTION 6.14 Use of Proceeds. The proceeds of the Initial Term Loans, together with the proceeds of the ABL Revolving Loans drawn on the Closing Date will be used (i) to pay for the Closing Date Release, (ii) to pay the Acquisition Consideration and (iii) to pay the Transaction Expenses.

SECTION 6.15 Maintenance of Ratings. Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of each Facility as of the Closing Date from each of S&P and Moody’s.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder (other than contingent indemnification obligations as to which no claim has been asserted) shall remain unpaid or unsatisfied, the Borrower shall not, nor shall the Borrower permit any Restricted Subsidiary to:

SECTION 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.

SECTION 7.02 [Reserved].

SECTION 7.03 Indebtedness.

(a) Create, incur, issue, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(b) For purposes of determining compliance with this Section 7.03:

(i) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness described in the definition of “Permitted Indebtedness,” the Borrower, in its sole discretion, will classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one of such clauses; and

(ii) the Borrower will be entitled to divide and classify an item of Indebtedness in more than one clause of the definition of “Permitted Indebtedness.”

(c) Accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence or issuance of Indebtedness for purposes of this Section 7.03.

(d) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being Refinanced plus (ii) the aggregate amount of accrued interest, fees, underwriting discounts, premiums (including tender premiums) and penalties (if any) thereon and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such Refinancing.

(e) Subject to the proviso to Section 7.03(d), the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such Refinancing.

SECTION 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a) any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia or any territory thereof;

(b) (i) any Restricted Subsidiary of the Borrower that is not a Loan Party may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is not a Loan Party, (ii) any Restricted Subsidiary of the Borrower may merge or consolidate with or into any other Restricted Subsidiary of the Borrower that is a Loan Party, (iii) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted and (iv) any Restricted Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; provided that, in the case of clause (iv), the Person who receives the assets of any dissolving or liquidated Restricted Subsidiary that is a Guarantor shall be a Loan Party or such disposition shall otherwise be permitted under Section 7.06 or the definition of “Permitted Investments”;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Restricted Subsidiary;

(d) so long as no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) or (f)) exists or would result therefrom (in each case, in the case of a Permitted Acquisition which is a Limited Condition Acquisition, such determination to be subject to Section 1.10), the Borrower may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (or, in connection with a Disposition of all or substantially all of the Borrower’s assets, is the transferee of such assets) (any such Person, a “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to supplements hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) immediately after giving pro forma effect to any such transaction and any related financing transaction, as if such transactions had occurred at the beginning of the applicable four-quarter period, (1) the Successor Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt, or (2) the Fixed Charge Coverage Ratio for the Borrower would be greater than the Fixed Charge Coverage Ratio for the Borrower immediately prior to such transaction, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty (or in another form reasonably satisfactory to the Administrative Agent) confirmed that its Guaranty of the Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (E) each Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement (or in another form reasonably satisfactory to the Administrative Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (F) if reasonably requested by the Administrative Agent, each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage (or other instrument reasonably satisfactory to the Collateral Agent) confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (G) the Successor Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e) so long as no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) or (f)) exists or would result therefrom, Holdings may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person; provided that (A) a new Holdings shall be the continuing or surviving Person or (B) if (i) the Person formed by or surviving any such merger or consolidation is not a Holdings entity, (ii) a Holdings entity is not the Person into which the applicable previous Holdings has been liquidated or (iii) in connection with a Disposition of all or substantially all of a Holdings entity’s assets, the Person that is the transferee of such assets is not a Holdings entity (any such Person, a “Successor Holdings”), (1) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent and (3) if reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, the applicable Holdings under this Agreement;

(f) any Restricted Subsidiary may merge or consolidate with (or Dispose of all or substantially all of its assets to) any other Person in order to effect a Permitted Investment or other Investment permitted pursuant to Section 7.06; provided, that, solely in the case of a merger or consolidation involving a Loan Party, no Event of Default (or, to the extent relating to a Permitted Acquisition, no Event of Default under Section 8.01(a) or (f)) exists or would result therefrom; provided, further, that the continuing or surviving Person shall be the Borrower or a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the applicable requirements of Section 6.11 and Article XII;

(g) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)); and

(h) the Loan Parties and the Restricted Subsidiaries may consummate the Transactions.

SECTION 7.05 Dispositions. Make any Disposition (other than as part of or in connection with the Transactions) except:

(a) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b) Dispositions of inventory and goods held for sale in the ordinary course of business and immaterial assets (considered in the aggregate) in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property to the Borrower or a Restricted Subsidiary;

(e) Dispositions constituting Permitted Investments (other than pursuant to clause (d) thereof) or otherwise permitted by Section 7.06, Dispositions permitted by Section 7.04 (other than clause (g) thereof) and Liens permitted by Section 7.01;

(f) Dispositions of property pursuant to Sale and Lease-Back Transactions;

(g) Dispositions of cash, Cash Equivalents and Investment Grade Securities;

(h) leases, subleases, service agreements, product sales, licenses or sublicenses (including agreements involving the provision of software in copy or as a service, and related data and services), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property, whether tangible or intangible, for fair market value; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition; (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (ii), all of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Borrower or such Restricted Subsidiary that are (i) assumed by the transferee with respect to the applicable Disposition or (ii) that are otherwise cancelled or terminated in connection with the transaction with such transferee and, in each case, for which the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Borrower or Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Borrower or its Restricted Subsidiaries), to the extent that the Borrower and all of the Restricted Subsidiaries (to the extent previously liable thereunder) are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (D) that is at that time outstanding, not in excess (as of the date of the receipt of such Designated Non-Cash Consideration) of the greater of $50,000,000 and 2.50% of Total Assets, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and (iii) the Net Cash Proceeds thereof are applied to prepay the Loans to the extent required by Section 2.03(b)(ii);

(k) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(m) any issuance or sale of Equity Interests in, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 7.07;

(o) the unwinding of any Hedging Obligations;

(p) any Disposition of Securitization Assets to a Securitization Subsidiary;

(q) abandon, or cease to maintain or cease to enforce intellectual property rights in each case in the ordinary course of business and where the loss of which does not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(r) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business;

(s) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business; and

(t) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06 Restricted Payments.

(a) Declare or make, directly or indirectly, any Restricted Payment unless, at the time of and immediately after giving effect to such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments (including the fair market value of any non-cash amount) made by the Borrower and the Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by Sections 7.06(b)(i), (ii) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (c) thereof), (vi)(C) and (ix), but excluding all other Restricted Payments permitted by Section 7.06(b) (and for the avoidance of doubt, all other Permitted Investments)), is less than the Available Amount at such time; provided to the extent such Restricted Payment is to be made out of amounts under clause (b) of the definition of “Available Amount,” (x) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) at least $1.00 of Permitted Ratio Debt would be permitted to be incurred.

(b) The provisions of Section 7.06(a) will not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Section 7.06;

(ii) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interest, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or Subordinated Indebtedness, of any Loan Party or any Equity Interest of any Parent Entity of the Borrower, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any Parent Entity thereof to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 7.06(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (1) Junior Financing of the Borrower or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, new Indebtedness of the Borrower or a Subsidiary Guarantor or (2) Disqualified Stock made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of the Borrower or a Subsidiary Guarantor that, in each case, is incurred in compliance with Section 7.03;

(iv) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity thereof held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or equity holder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any Parent Entity thereof in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of the Borrower or any Parent Entity thereof in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this Section 7.06(b)(iv) does not exceed $10,000,000 in any fiscal year (which amount shall be increased to $20,000,000 following the consummation of a Qualifying IPO) (with unused amounts in any fiscal year being carried over to the succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any Parent Entity of the Borrower, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests are excluded from the calculation of the Available Amount; plus

(B) the cash proceeds of life insurance policies received by the Borrower, the Restricted Subsidiaries or, to the extent such proceeds are contributed to a Loan Party, any Parent Entity of the Borrower, in each case, after the Closing Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity of the Borrower or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Borrower or any Parent Entities thereof will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement;

(v) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary issued in accordance with Section 7.03 or any class or series of Preferred Stock of any Restricted Subsidiary to the extent such dividends or distributions are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Borrower after the Closing Date;

(B) the declaration and payment of dividends or distributions to any Parent Entity of the Borrower, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such Parent Entity after the Closing Date, provided that the amount of dividends and distributions paid pursuant to this Section 7.06(b)(vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Borrower from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, in the case of each of Sections 7.06(b)(vi)(A), (B) and (C), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, at least $1.00 of Permitted Ratio Debt would be permitted to be incurred;

(vii) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $35,000,000 and (b) 1.50% of Total Assets;

(viii) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(ix) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any Parent Entity of the Borrower to fund a payment of dividends on such company’s common stock), following the first public offering of the Borrower’s common stock or the common stock of any Parent Entity of the Borrower after the Closing Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed at any one time outstanding (as of the date any such Restricted Payment is made) the sum of (a) the greater of (1) $50,000,000 and (2) 2.50% of Total Assets and (b) an amount equal to the amount of Excluded Contributions previously received by the Borrower;

(xi) distributions or payments of Securitization Fees;

(xii) any Restricted Payment made in connection with the Transactions, the Hercules Transactions and the fees and expenses related thereto or owed to Affiliates, in each case, with respect to any Restricted Payment made to an Affiliate, to the extent permitted by Section 7.08;

(xiii) the declaration and payment of dividends or distributions by the Borrower or any Restricted Subsidiary to, or the making of loans or advances to, the Borrower or any Parent Entity thereof in amounts required for any Parent Entity of the Borrower to pay, in each case without duplication,

(A) franchise, excise and similar taxes and other fees and expenses required to maintain their corporate or other legal existence;

(B) (i) for any taxable period in which the Borrower is a member of a consolidated, combined or similar income tax group for U.S. federal and/or applicable foreign, state or local income tax purposes of which a Parent Entity of the Borrower is the common parent (a “Tax Group”), to pay the portion of any U.S. federal, foreign, state and local income taxes of such Tax Group for such taxable period that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided, that for each taxable period, (A) the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and/or its Subsidiaries, as applicable, would have been required to pay as stand-alone taxpayers or a stand-alone Tax Group and (B) the amount of such payments made in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose; and (ii) any Tax Distribution;

(C) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, employees, directors, officers and managers of any Parent Entity of the Borrower, and any payroll, social security or similar taxes thereof, to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including, if applicable, the Borrower’s proportionate share of such amounts relating to such Parent Entity being a public company;

(D) general corporate operating, administrative, compliance and overhead costs and expenses of any Parent Entity of the Borrower to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, including, if applicable, the Borrower’s proportionate share of such amounts relating to such Parent Entity being a public company;

(E) fees and expenses of the Borrower related to any successful or unsuccessful equity or debt offering of such Parent Entity;

(F) amounts payable pursuant to the Management Fee Agreement (including any amendments, modifications or waivers thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the Borrower, when taken as a whole, as compared to the Management Fee Agreement in effect on the Closing Date), solely to the extent such amounts are not paid directly by the Borrower or any of its Subsidiaries;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any Parent Entity thereof;

(H) interest and/or principal on Indebtedness the proceeds of which have been contributed to the Borrower or any Restricted Subsidiary and that has been guaranteed by, or is otherwise considered Indebtedness of, the Borrower or any Restricted Subsidiary incurred in accordance with Section 7.03;

(I) to finance Investments that would otherwise be permitted to be made pursuant to this Section 7.06 if made by the Borrower; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Borrower or a Restricted Subsidiary or (2) the merger, consolidation, amalgamation or sale of the Person formed or acquired into the Borrower or a Restricted Subsidiary (to the extent not prohibited by Section 7.04) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Borrower or any Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Section 7.06 and (D) any property received by the Borrower shall not increase the Available Amount; and

(J) amounts that would be permitted to be paid by the Borrower under clauses (d), (k), (l) and (m) of Section 7.08; provided that the amount of any dividend or distribution under this clause (xiii)(J) to permit such payment shall reduce Consolidated Net Income of the Borrower to the extent, if any, that such payment would have reduced Consolidated Net Income of the Borrower if such payment had been made directly by the Borrower and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xiii)(J) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Borrower, in each case, in the period such payment is made;

(xiv) the distribution, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(xv) other Restricted Payments so long as immediately after giving effect to any Restricted Payment pursuant to this clause (xv), the Consolidated Net Leverage Ratio for the Test Period most recently ended on or prior to the date of any such Restricted Payment would be less than or equal to 4.50 to 1.00;

(xvi) (A) the refinancing of any Junior Financing with the Net Cash Proceeds of, or in exchange for, any Refinancing Indebtedness, (B) the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity thereof, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary or the prepayment of Refinancing Indebtedness with the proceeds of any other Junior Financing otherwise permitted by Section 7.03, (D) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, not to exceed (as of the date any such prepayment, redemption, purchase, defeasance or other payment is made) the greater of $25,000,000 and 1.00% of Total Assets, and (E) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings from the Net Cash Proceeds of any Permitted Equity Issuance; and

(xvii) to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions permitted by any provision of Section 7.01, 7.03, 7.04 or 7.08 (other than Section 7.08(b)).

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clause (x)(a) of this Section 7.06(b), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

For the avoidance of doubt, this Section 7.06 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Borrower or any Restricted Subsidiary permitted to be incurred under Section 7.03 hereof.

SECTION 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities that are reasonably similar, ancillary, incidental, complimentary or related to, or a reasonable extension, development or expansion of, the business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date.

SECTION 7.08 Transactions with Affiliates. Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20,000,000, unless such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; provided that the foregoing restriction shall not apply to:

(a) transactions between or among Holdings, the Borrower or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) Restricted Payments permitted by Section 7.06 (including, for the avoidance of doubt, any Permitted Investments);

(c) the payment of management, consulting, monitoring, advisory and other fees (including any transaction fee) and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and any one-time payment under the Management Fee Agreement of a termination fee to the Sponsor in the event of either a Change of Control or the completion of a Qualifying IPO, in each case, without giving effect to amendments, modifications, or waivers of the Management Fee Agreement after the Closing Date that are, when taken as a whole, materially adverse to the Lenders compared to the Management Fee Agreement in effect on the Closing Date;

(d) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of the Borrower or any of its Parent Entities or any Restricted Subsidiary;

(e) any agreement as in effect as of the Closing Date and set forth on Schedule 7.08, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Borrower to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date);

(f) the existence of, or the performance by the Borrower or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (f) to the extent that the terms of any such amendment or new agreement are not disadvantageous in any material respect in the good faith judgment of the Borrower to the Lenders when taken as a whole;

(g) the Transactions and the Hercules Transactions and the payment of all fees and expenses related to the Transactions and the Hercules Transactions, including Transaction Expenses;

(h) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(i) the issuance of Equity Interests (other than Disqualified Stock) of the Borrower to any Parent Entity or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any Parent Entity thereof or any Restricted Subsidiary;

(j) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(k) payments by the Borrower or any Restricted Subsidiary to the Sponsor made for any (x) financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Borrower in good faith, (y) consulting services relating to product management, working capital management or operational improvements and (z) procurement, sourcing and back-office services;

(l) payments and Indebtedness (and cancellation of any thereof) of the Borrower and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Borrower in good faith;

(m) investments by any Permitted Holder in securities of the Borrower or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by any such Permitted Holder in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(n) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(o) payments by the Borrower (and any Parent Entity thereof) and its Subsidiaries pursuant to tax sharing agreements among Holdings (and any Parent Entity) and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount described in Section 7.06(b)(xiii)(B);

(p) any lease entered into between the Borrower or any Restricted Subsidiary, as lessee and any Affiliate of the Borrower, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Borrower in good faith; and

(q) intellectual property licenses and sublicenses, product sales, and service agreements in the ordinary course of business.

SECTION 7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that prohibits, restricts, imposes any condition on or limits the ability of (a) any Restricted Subsidiary that is not a Loan Party to make Restricted Payments to (directly or indirectly) or to make or repay loans or advances to any Loan Party or to Guarantee the Obligations of any Loan Party under the Loan Documents or (b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations that:

(i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of the restrictions described in the foregoing clauses (a) and (b) in such Contractual Obligation,

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary,

(iii) represent Indebtedness of a Restricted Subsidiary that is not a Loan Party that is permitted by Section 7.03,

(iv) are restrictions that arise in connection with (including Indebtedness and other agreements entered into in connection therewith) (x) any Lien permitted by Section 7.01 and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.06 or, for the avoidance of doubt, constituting Permitted Investments, and applicable solely to such joint venture,

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of the ABL Credit Agreement, Senior Notes, Senior Subordinated Notes and Credit Agreement Refinancing Indebtedness, permit the Liens securing the Obligations without restriction (subject to the Intercreditor Agreements),

(vii) are customary restrictions on leases, subleases, service agreements, product sales, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(ix) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(x) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business,

(xi) are customary restrictions contained in the ABL Credit Documents, Senior Notes Documents, Senior Subordinated Notes Documents, any Permitted Incremental Equivalent Debt and any Refinancing Indebtedness of any of the foregoing (to the extent such restrictions do not prohibit the Liens securing the Obligations),

(xii) arise in connection with cash or other deposits permitted under Section 7.01 or the definition of “Permitted Investments,”

(xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect their obligation or ability to make any payments required hereunder,

(xiv) arise in connection with purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations;

(xv) are imposed by applicable Law;

(xvi) arise in connection with any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(xvii) arise in connection with contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(xviii) arise in connection with other Indebtedness permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 7.03 hereof;

(xix) are restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Borrower are necessary or advisable to effect such Qualified Securitization Facility;

(xx) are restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xxi) are any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xx) of this Section 7.09; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 7.10 Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice from the Borrower to the Administrative Agent, change their fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.11 Modification of Terms of Junior Financing.

Amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount greater than the Threshold Amount (other than as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any Junior Financing Documentation permitted by any Intercreditor Agreement in respect thereof shall be deemed to be materially adverse to the interests of the Lenders.

SECTION 7.12 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Borrower shall not permit any of its wholly-owned Subsidiaries that are Restricted Subsidiaries (and non-wholly-owned Subsidiaries if such non-wholly-owned Subsidiaries guarantee capital markets debt securities of the Borrower or any Subsidiary Guarantor), other than a Subsidiary Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Borrower under the ABL Facility or capital markets debt securities of the Borrower or any Subsidiary Guarantor) or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Borrower or any other Guarantor unless:

(i) such Restricted Subsidiary, within 30 days after the guarantee of such Indebtedness, executes and delivers a Guarantor Joinder Agreement, providing for a Guaranty by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Borrower or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Obligations or such Subsidiary Guarantor’s Guaranty, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guaranty substantially to the same extent as such Indebtedness is subordinated to the Obligations; and

(ii) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Borrower or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guaranty;

provided that this Section 7.12 shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary and (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary. The Borrower may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (i) above.

SECTION 7.13 Impairment of Security Interests. Subject to the rights of the holders of Permitted Liens, neither the Borrower nor any of the Guarantors shall take any action, or knowingly or negligently omit to take any action, which action or omission might or would or could be reasonably expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and the Lenders in contravention of the provisions of this Agreement. Notwithstanding the foregoing, the Collateral Agent and the Lenders acknowledge and agree that any release of the Liens pursuant to this Agreement and the Collateral Documents shall not be deemed to impair the security under this Agreement and that any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Agreement with respect to such release have been complied with.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01 Events of Default. Each of the events referred to in clauses (a) through (k) of this Section 8.01 shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be untrue in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount (individually or in the aggregate with all other Indebtedness as to which such a failure shall exist) of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that such failure is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; provided, further, that this clause (e)(B) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) any Indebtedness permitted to exist or be incurred under the terms of this Agreement that is required to be repurchased, prepaid, defeased or redeemed (or as to which an offer to repurchase, prepay, defease or redeem is required to be made) in connection with any asset sale event, casualty or condemnation event, change of control (without limiting the rights of the Agents and the Lenders under Section 8.02 below), excess cash flow or other customary provision in such Indebtedness giving rise to such requirement to offer or prepay in the absence of any default thereunder; provided, further, that such failure is unremedied and is not waived by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. The Borrower, Holdings or Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against any Loan Party or any Material Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Material Subsidiary) a final judgment and order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or their respective ERISA Affiliates in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any of their respective ERISA Affiliates fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, (iii) any Loan Party or an ERISA Affiliate is notified in writing by the sponsor of a Multiemployer Plan that such Multiemployer Plan is or is expected to be, in reorganization (within the meaning of Section 4242 of ERISA), insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (iv) with respect to a Foreign Plan a termination, withdrawal or noncompliance with applicable Law or plan terms that would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05 or as a result of acts or omissions by an Agent or any Lender hereunder) or prior to the satisfaction in full of all the Obligations (other than any contingent obligations not then due), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than any contingent obligations not then due)), or purports in writing to revoke or rescind any Loan Document; or

(j) Collateral Documents. (i) Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11, 6.13 or Article XII shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create, or any Lien purported to be created by any Collateral Document shall be asserted in writing by any Loan Party not to be, a valid and perfected lien with the priority required by the Collateral Document (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to Section 6.11 or 6.13 or Article XII or results from the failure of the Collateral Agent or the trustee under the Senior Notes Indenture to maintain possession of Collateral actually delivered to it and pledged under the Collateral Documents or to file Uniform Commercial Code amendments relating to a Loan Party’s change of name or jurisdiction of formation (solely to the extent that the Borrower provides the Collateral Agent written notice thereof in accordance with the Loan Documents, and the Collateral Agent and the Borrower have agreed that the Collateral Agent will be responsible for filing such amendments) and continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens subject to the Equal Priority Intercreditor Agreement, the Crossing Lien Intercreditor Agreement, any other Customary Intercreditor Agreement or any nonconsensual Liens arising solely by operation of Law; or

(k) Change of Control. There occurs any Change of Control.

SECTION 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may with the consent of the Required Lenders and shall, at the request of the Required Lenders, take any or all of the following actions:

(a) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”), the Commitments of each Lender shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), subject to the Intercreditor Agreements any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01 Appointment and Authorization of the Administrative Agent. Each Lender hereby irrevocably appoints Bank of America, N.A., to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than Sections 9.09, 9.10, 9.11, 9.12 and 9.16) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any such provision.

SECTION 9.02 Rights as a Lender. Any Person serving as an Agent (including as Administrative Agent) hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.03 Exculpatory Provisions. The Administrative Agent and the Arranger shall not have any duties or obligations except those expressly set forth in this Agreement and in the other Loan Documents, and such duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, an Agent (including the Administrative Agent) and an Arranger:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent or Arranger is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent or Arranger is required to exercise as directed in writing by the Required

Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or Arranger to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by any Person serving as an Agent, Arranger or any of their Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Persons shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by the final and non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

No Agent-Related Person shall be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Term Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that each Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Section 10.05. Without limitation of the foregoing, each Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

SECTION 9.04 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Term Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings, the Borrower and the Restricted Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings, the Borrower and the Restricted Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Term Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Term Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings, the Borrower or any of the Restricted Subsidiaries or the existence or possible existence of any Default or Event of Default.

SECTION 9.05 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Term Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders.

SECTION 9.06 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. With respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.07 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.08 Indemnification. Whether or not the transactions contemplated hereby are consummated, to the extent the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in proportion to their respective “percentage” as used in determining the Required Lenders from and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent or any other Agent-Related Person (solely to the extent any such Agent-Related Person was performing services on behalf of the Administrative Agent) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or any other Agent-Related Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, provided, further, that the failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.08 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.09 The Administrative Agent in Its Individual Capacity. With respect to its obligation to make Loans under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Loan Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

SECTION 9.10 Holders. The Administrative Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Term Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Term Note or of any Term Note or Term Notes issued in exchange therefor.

SECTION 9.11 Resignation by the Administrative Agent. The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 30 Business Days prior written notice to the Lenders and the Borrower. If the Administrative Agent is in material breach of its obligations hereunder as Administrative Agent, then the Administrative Agent may be removed as the Administrative Agent at the reasonable request of the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent as provided below.

Upon any such notice of resignation by, or notice of removal of, the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing).

If a successor Administrative Agent shall not have been so appointed within such 30 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

If no successor Administrative Agent has been appointed pursuant to the foregoing by the 35th Business Day after the date such notice of resignation was given by the Administrative Agent or such notice of removal was given by the Required Lenders or the Borrower, as applicable, the Administrative Agent’s resignation shall nonetheless become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. The retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.11.

Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (i) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (ii) otherwise ensure that requirements of Section 6.11, 6.13 and Article XII are satisfied, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.11).

The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Upon a resignation of the Administrative Agent pursuant to this Section 9.11, the Administrative Agent (i) shall continue to be subject to Section 10.08 and (ii) shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Article IX (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

SECTION 9.12 Collateral Matters. Each Lender irrevocably authorizes and directs the Collateral Agent to take the actions to be taken by them as set forth in Article XII, in cash case subject to the terms of the Intercreditor Agreements, as applicable.

SECTION 9.13 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 9.14 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (g) of Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 9.15 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be reasonably required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments reasonably acceptable to it promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

SECTION 9.16 Intercreditor Agreements. The Administrative Agent is hereby authorized to enter into any Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements, (b) hereby authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements and to subject the Liens on the Collateral securing the Obligations to the provisions thereof and (c) without any further consent of the Lenders, hereby authorizes and instructs the Administrative Agent to negotiate, execute and deliver on behalf of the Secured Parties any intercreditor agreement or any amendment (or amendment and restatement) to the Collateral Documents or a Customary Intercreditor Agreement to effect the provisions contemplated by clause (ii) of the definition of “Permitted Liens.” In addition, each Lender hereby authorizes the Administrative Agent to enter into (i) any amendments to any Intercreditor Agreements, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required or permitted by Section 7.01 of this Agreement. Each Lender acknowledges and agrees that any of the Administrative Agent (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Senior Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under the Crossing Lien Intercreditor Agreement, the Equal Priority

Intercreditor Agreement or other Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

SECTION 9.17 Withholding Tax. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.17. The agreements in this Section 9.17 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE X

Miscellaneous

SECTION 10.01 Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (g) below (in the case of clause (g), to the extent permitted by Section 2.12), which shall only require the consent of the Required Facility Lenders under the applicable Facility or Facilities, as applicable) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and the Administrative Agent hereby agrees to acknowledge any such waiver, consent or amendment that otherwise satisfies the requirements of this Section 10.01 as promptly as possible, however, to the extent the final form of such waiver, consent or amendment has been delivered to the Administrative Agent at least one Business Day prior to the proposed effectiveness of the consents by the Lenders party thereto, the Administrative Agent shall acknowledge such waiver, consent or amendment (i) immediately, in the case of any amendment which does not require the consent of any existing Lender under this Agreement or (ii) otherwise, within two hours of the time copies of the Required Lender consents or other applicable Lender consents required by this Section 10.01 have been provided to the Administrative Agent; and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.05 or 2.06 (other than pursuant to Section 2.06(b)) or any payment of fees or premiums hereunder or under any Loan Document with respect to payments to any Lender without the written consent of such Lender, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest and it being further understood that any change to the definition of “Senior Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Consolidated Net Leverage Ratio” or “Fixed Charge Coverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction in any amount of interest;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the proviso immediately succeeding clause (g) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to any Lender without the written consent of such Lender, it being understood that any change to the definition of “Senior Net Leverage Ratio,” “Secured Net Leverage Ratio,” “Consolidated Net Leverage Ratio” or “Fixed Charge Coverage Ratio” or, in each case, in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) except as contemplated by clause (c) in the sentence immediately after the proviso immediately succeeding clause (g) of this Section 10.01, change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Facility Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents, without the written consent of each Lender directly and adversely affected thereby;

(e) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f) other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guaranty, without the written consent of each Lender;

(g) amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.12 with respect to Incremental Term Loans and the rate of interest applicable thereto) which directly affects Lenders of one or more Incremental Term Loans and does not directly affect Lenders under any other Facility, in each case, without the written consent of the Required Facility Lenders under such applicable Incremental Term Loans (and in the case of multiple Facilities which are affected, such Required Facility Lenders shall consent together as one Facility); provided, however, that, to the extent permitted under Section 2.12, the waivers described in this clause (g) shall only require the consent of the Required Facility Lenders under such applicable Incremental Term Loans;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the consent of the applicable Required Facility Lenders shall be required with respect to any amendment that by its terms adversely affects the rights of Lenders under one or more Term Facilities (and in the case of multiple Term Facilities which are so adversely affected, such Required Facility Lenders shall consent together as one Term Facility) in respect of payments hereunder in a manner different than such amendment affects other Term Facilities.

Notwithstanding the foregoing,

(a) no Lender consent is required to effect any amendment or supplement to the Crossing Lien Intercreditor Agreement, the Equal Priority Intercreditor Agreement or any other Customary Intercreditor Agreement (i) that is for the purpose of adding the holders of Permitted Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness, Permitted Ratio Debt or any other Permitted Indebtedness that is Secured Indebtedness (or a Senior Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Crossing Lien Intercreditor Agreement, such Equal Priority Intercreditor Agreement or such other Customary Intercreditor Agreement, as applicable (it being understood that any such amendment, modification or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Crossing Lien Intercreditor Agreement (or the comparable provisions, if any, of the Equal Priority Intercreditor Agreement or other Customary Intercreditor Agreement); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable;

(b) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders;

(c) (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time, (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Collateral Documents, guarantees, intercreditor agreements or related documents executed by any Loan Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Collateral Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Loan Documents) so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with any borrowing of Incremental Term Loans, any borrowing of Other Term Loans, any Extension or any borrowing of Replacement Loans and otherwise to effect the provisions of Section 2.12, 2.13 or 2.14 or the immediately succeeding paragraph of this Section 10.01, respectively, and (C) the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) effect changes to any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 2.03(a)(iv).

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Loans (as defined below) to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Loans”) with replacement term loans (“Replacement Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Refinanced Loans, plus accrued interest, fees, premiums (if any) and penalties thereon and reasonable fees and expenses incurred in connection with such refinancing of Refinanced Loans with such Replacement Loans, (b) the All-In Yield with respect to such Replacement Loans (or similar interest rate spread applicable to such Replacement Loans) shall not be higher than the All-In Yield for such Refinanced Loans (or similar interest rate spread applicable to such Refinanced Loans) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Replacement Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Loans at the time of such refinancing (except by virtue of amortization or prepayment of the Refinanced Loans prior to the time of such incurrence) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Loans than, those applicable to such Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date of the

Loans in effect immediately prior to such refinancing. Each amendment to this Agreement providing for Replacement Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this paragraph, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by Subsidiaries in connection with this Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause the Guaranty, Collateral Documents or other document to be consistent with this Agreement and the other Loan Documents (including by adding additional parties as contemplated herein).

If the Administrative Agent and the Borrower shall have jointly identified an obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document.

SECTION 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communication. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Agent-Related Persons or any Arranger (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Change of Address. Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by written notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(f) Reliance by the Administrative Agent. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Agent-Related Persons of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.04 Costs and Expenses. The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent and the Arranger for all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and the Arranger (promptly following a written demand therefor, together with backup documentation supporting such reimbursement request) incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Fried, Frank, Harris, Shriver & Jacobson LLP and, if necessary, a single local counsel in each relevant material jurisdiction, and (b) upon presentation of a summary statement, together with any supporting documentation reasonably requested by the Borrower, to pay or reimburse the Administrative Agent and the Lenders, taken as a whole, promptly following a written demand therefor for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of one counsel to the Administrative Agent and the Lenders taken as a whole (and, if necessary, one local counsel in any relevant material jurisdiction and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated taken as a whole)). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

SECTION 10.05 Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Agents, each Lender, the Arranger and their respective Related Persons (collectively, the “Indemnitees”) from and against any and all losses, claims, damages, liabilities or expenses (including Attorney Costs and Environmental Liability) to which any such Indemnitee may become subject arising out of, resulting from or in connection with (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, a single local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated taken as a whole) any actual or threatened claim, litigation, investigation or proceeding relating to the Transactions or to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents, the Loans or the use, or proposed use of the proceeds therefrom, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding), and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) a material breach of any obligations under any Loan Document by such Indemnitee or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Loan Document and other than any claims arising out of any act or omission of the Borrower or any of their Affiliates (as determined by a final, non-appealable judgment of a court of competent jurisdiction). To the extent that the undertakings to indemnify and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any applicable law or public policy, the Borrower shall contribute the maximum portion that they are permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through SyndTrak or other similar information transmission systems in connection with this Agreement (except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee), nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party for which such Indemnitee is otherwise entitled to indemnification pursuant to this Section 10.05). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid within twenty (20) Business Days after written demand therefor. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply to Taxes, except any Taxes that represent losses or damages arising from any non-Tax claim. Notwithstanding the foregoing, each Indemnitee shall be obligated to refund and return promptly any and all amounts paid by the Borrower, Holdings, the Sponsor or any of their Affiliates under this Section 10.05 to such Indemnitee for any such fees, expenses or damages to the extent such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

SECTION 10.06 Marshaling; Payments Set Aside. None of the Administrative Agent or any Lender shall be under any obligation to marshal any assets in favor of the Loan Parties or any other party or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and registered assigns permitted hereby, except that neither Holdings nor the Borrower may, except as permitted by Section 7.04, assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including, without limitation, to existing Lenders and their Affiliates) except (i) to an assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and (A) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is an Affiliated Lender, Section 10.07(h), (B) in the case of any Eligible Assignee that is Holdings, the Borrower or any Subsidiary thereof, Section 10.07(l) or (C) in the case of any Eligible Assignee that, immediately prior to or upon giving effect to such assignment, is a Debt Fund Affiliate, Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f), or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, Indemnitees and Related Persons of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section 10.07, the aggregate amount of the Commitment or, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.07(b)(i)(B) and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or, solely with respect to the Borrower, Section 8.01(f) has occurred and is continuing at the time of such assignment determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date or (2) in respect of an assignment of all or a portion of the Term Loans only, such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice of a failure to respond to such request for assignment; provided, further, that no consent of the Borrower shall be required for an assignment of all or a portion of the Loans pursuant to Section 10.07(h), (k) or (l); and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or a portion of the Loans pursuant to Section 10.07(g), (h), (k) or (l), or (ii) from an Agent to its Affiliate.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent). Other than in the case of assignments pursuant to Section 10.07(l), the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignments to Certain Persons. No such assignment shall be made (A) to Holdings, the Borrower or any of the Borrower’s Subsidiaries except as permitted under Section 2.03(a)(iv), (B) subject to Sections 10.07(h), (k) and (l) below, to any Affiliate of the Borrower, (C) to a natural person or (D) to any Disqualified Institution. In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any prospective assignee is a Disqualified Institution or have any liability in connection therewith.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.07 (and, in the case of an Affiliated Lender or a Person that, after giving effect to such assignment, would become an Affiliated Lender, to the requirements of clause (h) of this Section 10.07), from and after the effective date specified in each Assignment and Assumption, other than in connection with an assignment pursuant to Section 10.07(l), (x) the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (y) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment), but shall in any event continue to be subject to Section 10.08. Upon request, and the surrender by the assigning Lender of its Term Note, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it, each Affiliated Lender Assignment and Assumption delivered to it, each notice of cancellation of any Loans delivered by the Borrower pursuant to subsections (h) or (l) below, and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and amounts owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and, with respect to its own Loans, any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(c) and Section 2.09 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender, nor shall the Administrative Agent be obligated to monitor the aggregate amount of the Term Loans or Incremental Term Loans held by Affiliated Lenders.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (other than clauses (d) and (g) thereof) that directly affects such Participant. Subject to subsection (e) of this Section 10.07, the Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01 (including subsections (b), (c) and/or (d), as applicable as though it were a Lender)), Section 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.07. To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or such entitlement to a greater payment results from a Change in Law after the sale of the participation takes place. Each Lender that sells a participation shall (acting solely for this purpose as a non-fiduciary agent of the Borrower) maintain a register complying with the requirements of Sections 163(f), 871(h) and 881(c)(2) of the Code and the Treasury regulations issued thereunder on which is entered the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Borrower shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary; provided that no Lender shall have the obligation to disclose all or a portion of the Participant Register (including the identity of the Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or other obligations under any Loan Document) to any Person except to the extent such disclosure is necessary to establish that any such commitments, loans, letters of credit or other obligations are in registered form for U.S. federal income tax purposes.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Term Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500 (which processing fee may be waived by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Any Lender may at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchase on a non-pro rata basis, in each case subject to the following limitations:

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) each Affiliated Lender that purchases any Term Loans pursuant to clause (x) above shall represent and warrant to the selling Term Lender (other than any other Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans, or shall make a statement that such representation cannot be made;

(iii) each Lender (other than any other Affiliated Lender) that assigns any Term Loans to an Affiliated Lender pursuant to clause (y) above shall deliver to the Administrative Agent and the Borrower a customary Big Boy Letter (unless such Affiliated Lender is willing, in its sole discretion, to make the representation and warranty contemplated by the foregoing clause (ii));

(iv) the aggregate principal amount of Term Loans of any Class under this Agreement held by Affiliated Lenders at the time of any such purchase or assignment shall not exceed 25% of the aggregate principal amount of Term Loans of such Class outstanding at such time under this Agreement (such percentage, the “Affiliated Lender Cap”); provided that to the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio;

(v) as a condition to each assignment pursuant to this subsection (h), the Administrative Agent and the Borrower shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Term Loans against the Administrative Agent, in its capacity as such; and

(vi) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit D-2 hereto (an “Affiliated Lender Assignment and Assumption”).

Notwithstanding anything to the contrary contained herein, any Affiliated Lender that has purchased Term Loans pursuant to this subsection (h) may, in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrower for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (y) the Borrower shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

Each Affiliated Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent and the Borrower promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. The Administrative Agent may conclusively rely upon any notice delivered pursuant to the immediately preceding sentence and/or pursuant to clause (v) of this subsection (h) and shall not have any liability for any losses suffered by any Person as a result of any purported assignment to or from an Affiliated Lender.

(i) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders,” or “Required Facility Lenders” to the contrary, for purposes of determining whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(j), any plan of reorganization pursuant to the U.S. Bankruptcy Code, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliated Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(i) all Term Loans held by any Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders and Required Facility Lenders (in respect of a Class of Term Loans) have taken any actions; and

(ii) all Term Loans held by Affiliated Lenders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Affiliated Lender in a disproportionately adverse manner than its effect on other Lenders.

(j) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender hereby agrees that, and each Affiliated Lender Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

(k) Although Debt Fund Affiliates shall be Eligible Assignees and shall not be subject to the provisions of Section 10.07(h), (i) or (j), any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to a Person who is or will become, after such assignment, a Debt Fund Affiliate only through (x) Dutch auctions or other offers to purchase or take by assignment open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) (for the avoidance of doubt, without requiring any representation as to the possession of material non-public information by such Affiliate) or (y) open market purchase on a non-pro rata basis. Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Debt Fund Affiliates, in the aggregate, may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 10.01.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings, the Borrower or any Subsidiary of the Borrower through (x) Dutch auctions or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) or (y) open market purchases on a non-pro rata basis; provided, that:

(i) (x) if the assignee is Holdings or a Subsidiary of the Borrower, upon such assignment, transfer or contribution, the applicable assignee shall automatically be deemed to have contributed or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Borrower; or (y) if the assignee is the Borrower (including through contribution or transfers set forth in clause (x)), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to any the Borrower shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrower and (c) the Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(ii) each Person that purchases any Term Loans pursuant to clause (x) of this subsection (l) shall represent and warrant to the selling Term Lender (other than any Affiliated Lender) that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans, or shall make a statement that such representation cannot be made.

(m) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Term Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Term Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 10.08 Confidentiality. Each of the Agents, the Arranger and the Lenders agrees to maintain the confidentiality of the Information in accordance with its customary procedures (as set forth below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, legal counsel, independent auditors, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, with such Affiliate being responsible for such Person’s compliance with this Section 10.08; provided, however, that such Agent, Arranger or Lender, as applicable, shall be principally liable to the extent this Section 10.08 is violated by one or more of its Affiliates or any of its or their respective employees, directors or officers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); provided, however, that each Agent, each Arranger and each Lender to seek confidential treatment with respect to any such disclosure, (c) to the extent required by applicable laws or regulations or by any subpoena or otherwise as required by applicable Law or regulation or as requested by a governmental authority; provided that such Agent, such Arranger or such Lender, as applicable, agrees (x) that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (except in connection with any request as part of any audit or examination conducted by bank accountants or any regulatory authority ) unless such notification is prohibited by law, rule or regulation and (y) to seek confidential treatment with respect to any such disclosure, (d) to any other party hereto, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee (or its agent) invited to be an Additional Lender or (ii) with the prior consent of the Borrower, any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of their Subsidiaries or any of their respective obligations; provided that such disclosure shall be made subject to the acknowledgment and acceptance by such prospective Lender, Participant or Eligible Assignee that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Borrower, the Agents and the Arranger, including, without limitation, as set forth in any confidential information memorandum or other marketing materials) in accordance with the standard syndication process of the Agents and the Arranger or market standards for dissemination of such type of information which shall in any event require “click through” or other affirmative action on the part of the recipient to access such confidential information, (f) for purposes of establishing a “due diligence” defense, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach by any Person of this Section 10.08 or any other confidentiality provision in favor of any Loan Party, (y) becomes available to any Agent, any Arranger, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary thereof, and which source is not known by such Agent, such Lender or the applicable Affiliate to be subject to a confidentiality restriction in respect thereof in favor of Holdings, the Borrower or any Affiliate of the Borrower or (z) is independently developed by the Agents, the Lenders, the Arranger or their respective Affiliates, in each case, so long as not based on information obtained in a manner that would otherwise violate this Section 10.08.

For purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary or Affiliate thereof or their respective businesses, other than any such information that is available to any Agent, any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; it being understood that all information received from Holdings, the Borrower or any Subsidiary or Affiliate thereof after the date hereof shall be deemed confidential unless such information is clearly identified at the time of delivery as not being confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.08 shall be considered to have complied with its obligation to do so in accordance with its customary procedures if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Agent, each Arranger, each Lender acknowledges that (a) the Information may include trade secrets, protected confidential information, or material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of such information and (c) it will handle such information in accordance with applicable Law, including United States Federal and state securities Laws and to preserve its trade secret or confidential character.

The respective obligations of the Agents, the Arranger and the Lenders under this Section 10.08 shall survive, to the extent applicable to such Person, (x) the payment in full of the Obligations and the termination of this Agreement, (y) any assignment of its rights and obligations under this Agreement and (z) the resignation or removal of any Agent.

SECTION 10.09 Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party then due and payable under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document. The rights of each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.12 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

SECTION 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) THE BORROWER, HOLDINGS, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.15. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 10.16 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

SECTION 10.17 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, Holdings and the Administrative Agent and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, Holdings, each Agent and each Lender and their respective successors and assigns.

SECTION 10.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.19 Use of Name, Logo, Etc. Each Loan Party consents to the publication in the ordinary course by Administrative Agent or the Arranger of customary advertising material relating to the financing transactions contemplated by this Agreement using such Loan Party’s name, product photographs, logo or trademark. Such consent shall remain effective until revoked by such Loan Party in writing to the Administrative Agent and the Arranger.

SECTION 10.20 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

SECTION 10.21 Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 10.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Agents and the Arranger are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agents and the Arranger, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Arranger and Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Arranger nor any Lender has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Agents, the Arranger nor any Lender has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Agents, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE XI

Guaranty

SECTION 11.01 Guaranty Subject to this Article XI, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees to each Lender and to the Collateral Agent and its successors and assigns, irrespective of the validity and enforceability of this Agreement or the obligations of the Borrower hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Term Loans shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Term Loans, if any, if lawful, and all other obligations of the Borrower hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Term Loans or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Term Loans or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Lender with respect to any provisions hereof or thereof, the recovery of any judgment against the Borrower, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, protest, notice and all demands whatsoever and covenants that this Guaranty shall not be discharged except by full payment of the obligations contained in this Agreement.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Collateral Agent in enforcing any rights under this Section 11.01.

If any Lender or the Collateral Agent is required by any court or otherwise to return to the Borrower, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Borrower or the Guarantors, any amount paid either to the Collateral Agent or such Borrower, this Guaranty, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Lenders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Lenders and the Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of this Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VIII hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guaranty. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Lenders under the Guaranty.

Each Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against the Borrower for liquidation, reorganization, should the Borrower become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Borrower’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Term Loans are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Term Loans or Guaranty, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Term Loans shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guaranty shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guaranty issued by any Guarantor shall be a general secured senior obligation of such Guarantor and shall rank equally in right of payment with all existing and future First Lien Obligations of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guaranty shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 11.02 Limitation on Guarantor Liability. Each Guarantor and each Lender, hereby confirms that it is the intention of all such parties that the Guaranty of such Guarantor not constitute a fraudulent transfer or conveyance, or similar limitation, for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guaranty. To effectuate the foregoing intention, the Collateral Agent, the Lenders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article XI, result in the obligations of such Guarantor under its Guaranty not constituting a fraudulent conveyance or fraudulent transfer, or similar limitation, under applicable law. Each Guarantor that makes a payment under its Guaranty shall be entitled upon payment in full of all guaranteed obligations under this Agreement to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 11.03 Execution and Delivery. To evidence its Guaranty set forth in Section 11.01 hereof, each Guarantor hereby agrees that this Agreement shall be executed on behalf of such Guarantor by a Responsible Officer.

Each Guarantor hereby agrees that its Guaranty set forth in Section 11.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guaranty on any Term Loan Notes.

If required by Section 7.12 hereof, the Borrower shall cause any Restricted Subsidiary to comply with the provisions of Section 7.12 hereof and this Article XI, to the extent applicable.

SECTION 11.04 Subrogation. Each Guarantor shall be subrogated to all rights of the Lenders against the Borrower in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 11.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrower under this Agreement shall have been paid in full.

SECTION 11.05 Benefits Acknowledged. Each Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the guarantee and waivers made by it pursuant to its Guaranty are knowingly made in contemplation of such benefits.

SECTION 11.06 Release of Guaranty by Guarantors. Each Guaranty by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Borrower or the Collateral Agent is required for the release of the such Guarantor’s Guaranty, upon:

(a) (i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary or (ii) all or substantially all the assets of such Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Agreement;

(ii) the release or discharge of the guarantee by such Guarantor of Indebtedness under a guarantee (other than a guarantee of the ABL Credit Agreement or the Senior Notes) that resulted in the creation of such Guaranty, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guaranty is so reinstated, such Guaranty shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guaranty pursuant to Section 7.12 hereof) (notwithstanding the foregoing, a Guaranty provided by a Guarantor on the Closing Date may not be released and discharged pursuant to this Section 11.06(a)(ii)); and

(b) the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Agreement.

ARTICLE XII

Collateral Documents

SECTION 12.01 Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest on the Term Loans when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Term Loans and performance of all other Obligations of the Borrower and the Guarantors to the Lender, the Administrative Agent or the Collateral Agent under this Agreement, the Term Loans, the Intercreditor Agreements and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Term Loans and such other Obligations, subject to the terms of the Intercreditor Agreements. The Administrative Agent and the Borrower hereby acknowledge and agree that the Collateral Agent holds the Collateral in trust for the benefit of the Collateral Agent, the Administrative Agent and the Lenders, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreements. Each Lender consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Intercreditor Agreements as the same may be in effect or may be amended from time to time in accordance with their terms and this Agreement and the Intercreditor Agreements, and authorizes and directs the Administrative Agent to enter into the Collateral Documents and the Intercreditor Agreements and to perform its obligations and exercise its rights thereunder in accordance therewith. The Borrower shall deliver to the Collateral Agent copies of all documents pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 12.01, to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Agreement and of the Term Loans secured hereby, according to the intent and purposes herein expressed. The Borrower shall, and shall cause the Restricted Subsidiaries of the Borrower to, use its and their commercially reasonable efforts to take any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreements), in favor of the Collateral Agent for the benefit of the Secured Parties.

(b) Notwithstanding the foregoing,

(i) the Capital Stock of the Restricted Subsidiaries of the Borrower that are owned by the Borrower or any Guarantor (other than the capital stock of the Borrower) shall constitute Collateral only to the extent that such Capital Stock can secure the Term Loans without Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency);

(ii) in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Restricted Subsidiary (other than the Borrower) due to the fact that such Subsidiary’s Capital Stock secure the Term Loans, then the Capital Stock of such Subsidiary shall automatically be deemed not to be part of the Collateral, but only to the extent necessary to not be subject to such requirement (in such event, the Collateral Documents may be amended or modified, without the consent of any Lender, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral); and

(iii) in the event that either Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock to secure the Term Loans in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent necessary to not be subject to any such financial statement requirement (in such event, the Collateral Documents may be amended or modified, without the consent of any Lender, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock).

(c) In addition to the limitations described in Section 12.01(b), the Collateral shall not include (i) property or assets as to which the Collateral Agent has notified any Guarantor in writing that it has reasonably determined that the costs of obtaining a security interest are excessive in relation to the value of the security to be afforded thereby and (ii) the Excluded Assets.

(d) In the case of any Foreign Subsidiary, the Collateral shall be limited to 100% of the non-voting Capital Stock and 65% of the voting Capital Stock of such Foreign Subsidiaries.

(e) Each Lender (i) consents to the subordination of Liens provided for in the Crossing Lien Intercreditor Agreement and (ii) agrees that it shall be bound by, and shall take no actions contrary to, the provisions of the Crossing Lien Intercreditor Agreement. The foregoing provisions of this Section 12.01(e) are intended as an inducement to the holders of Indenture Noteholder Lien Obligations to acquire the Term Loans and such Lenders are intended third party beneficiaries of such provisions and of the Crossing Lien Intercreditor Agreement.

(f) In addition, the Borrower and its Subsidiaries shall not be required to obtain any landlord waivers, estoppels or collateral access letters and shall not be required to (i) take actions to perfect by control, other than stock pledges and control agreements relating to ABL Collateral, promissory notes, letter of credit rights and commercial tort claims, in each case not exceeding of $5,000,000 or (ii) take any actions under any laws outside of the United States to grant, perfect or enforce any security interest.

SECTION 12.02 [Reserved]

SECTION 12.03 Release of Collateral.

(a) Subject to Sections 12.03(b) and 12.04 hereof, Collateral may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents, the Intercreditor Agreements or as provided hereby. The Borrower and the Guarantors shall be entitled to a release of property and other assets included in the Collateral from the Liens securing the Term Loans, and the Collateral Agent shall release, or instruct the Notes Collateral Agent to release, as applicable, the same from such Liens at the Borrower’s sole cost and expense, under one or more of the following circumstances:

(i) to enable the Borrower or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral to the extent not prohibited under Section 7.05 hereof;

(ii) in the case of a Guarantor that is released from its Guaranty with respect to all of the Obligations, the release of the property and assets of such Guarantor;

(iii) to the extent property is subject to a lease, upon termination of the lease;

(iv) pursuant to an amendment or waiver in accordance with Article X hereof;

(v) if all of the Term Loans have been satisfied and discharged pursuant to Article X hereof; or

(vi) upon payment in full of the principal of, together with accrued and unpaid interest on, all of the Term Loans and all other Obligations related thereto under this Agreement, the Guaranty and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid.

(b) Subject to the provisions contained in the Intercreditor Agreements, in general the second-priority lien on the ABL Collateral securing the Term Loans shall remain in full force and effect notwithstanding the termination and repayment in full of the ABL Credit Agreement and the release by the ABL Agent of the first-priority liens on the ABL Collateral. The second-priority lien on the ABL Collateral securing the Term Loans shall terminate and be released automatically if the first-priority liens on the ABL Collateral are released by the ABL Agent (unless, at the time of such release of such first-priority liens, an Event of Default shall have occurred and be continuing under this Agreement). Notwithstanding the existence of an Event of Default, the second-priority lien on the ABL Collateral securing the Senior Notes shall also terminate and be released automatically to the extent the first-priority liens on the ABL Collateral are released by the ABL Agent in connection with a sale, transfer or disposition of ABL Collateral that is either not prohibited under this Agreement or occurs in connection with the foreclosure of, or other exercise of remedies with respect to, such ABL Collateral by the ABL Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the obligations under the ABL Credit Agreement). Notwithstanding the foregoing, in the event of a release of liens by the ABL Agent on all or substantially all of the ABL Collateral (other than in connection with a foreclosure upon or other exercise of rights and remedies by the ABL Agent with respect to such ABL Collateral), no release of the second-priority liens on the ABL Collateral securing the Term Loans shall be made unless (i) consent to such release has been given by the requisite percentage or number of the holders of the Lenders at the time outstanding, in accordance with Section 10.01 hereof, as provided for in this Agreement or the Collateral Documents and (ii) the Borrower has delivered an Officer’s Certificate to the Collateral Agent certifying that all such consents have been obtained. The second priority Liens in the ABL Collateral securing the Term Loans that otherwise would have been released pursuant to the second sentence of this clause (b) but for the occurrence and continuation of an Event of Default shall be released when such Event of Default and all other Events of Default under this Agreement cease to exist.

(c) Upon satisfaction of all conditions precedent under this Agreement and the Collateral Documents, if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release prepared by the Borrower, the Administrative Agent shall, or shall cause the Collateral Agent, to execute, deliver or acknowledge (at the Borrower’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Agreement or the Collateral Documents or the Intercreditor Agreements. Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release executed in accordance with the terms hereof.

SECTION 12.04 Permitted Releases Not To Impair Lien. Any release of Collateral permitted by Section 12.03 hereof shall be deemed not to impair the Liens under this Agreement and the Collateral Documents in contravention thereof.

SECTION 12.05 [Reserved].

SECTION 12.06 Suits To Protect the Collateral.

Subject to the provisions of Article VIII hereof and the Intercreditor Agreements, the Administrative Agent in its sole discretion and without the consent of the Lenders, on behalf of the Lenders, may direct the Collateral Agent to take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

(c) Subject to the provisions of the Collateral Documents and the Intercreditor Agreements, the Administrative Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Collateral Documents or this Agreement, and such suits and proceedings as the Administrative Agent, in its sole discretion, may deem expedient to preserve or protect its interests and the interests of the Lenders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Lenders or the Collateral Agent). Nothing in this Section 12.06 shall be considered to impose any such duty or obligation to act on the part of the Administrative Agent.

SECTION 12.07 Authorization of Receipt of Funds by the Administrative Agent Under the Collateral Documents.

Subject to the provisions of the Intercreditor Agreements, the Administrative Agent is authorized to receive any funds for the benefit of the Lenders distributed under the Collateral Documents, and to make further distributions of such funds to the Lenders according to the provisions of this Agreement.

SECTION 12.08 Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent or the Administrative Agent to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article XII to be sold be under any obligation to ascertain or inquire into the authority of the Borrower or the applicable Guarantor to make any such sale or other transfer.

SECTION 12.09 Powers Exercisable by Receiver or Administrative Agent.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XII upon the Borrower or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Borrower or a Guarantor or of any officer or officers thereof required by the provisions of this Article XII; and if the Administrative Agent shall be in the possession of the Collateral under any provision of this Agreement, then such powers may be exercised by the Administrative Agent.

SECTION 12.10 Release Upon Termination of the Borrower’s Obligations.

In the event that the Borrower delivers to the Administrative Agent, in form and substance reasonably acceptable to it, an certificate of a Responsible Officer certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, all of the Term Loans and all other Obligations under this Agreement and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Borrower shall have exercised its satisfaction and discharge option, in compliance with the provisions of Article X hereof, in each case with respect to all of the Term Loans, the Administrative Agent shall deliver to the Borrower and the Collateral Agent a notice stating that the Administrative Agent, on behalf of the Lenders, disclaims and gives up any and all rights it has in or to the

Collateral, and any rights it has under the Collateral Documents, and upon receipt by the Collateral Agent of such notice, the Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Administrative Agent and shall do or cause to be done all acts reasonably necessary at the Borrower’s cost to release such Lien as soon as is reasonably practicable.

SECTION 12.11 Collateral Agent.

(a) The Administrative Agent and each of the Lenders hereby designates and appoints the Collateral Agent as its agent under this Agreement, the Collateral Documents and the Intercreditor Agreements and the Administrative Agent and each of the Lenders hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement, the Collateral Documents and the Intercreditor Agreements and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement, the Collateral Documents and the Intercreditor Agreements, together with such powers as are reasonably incidental thereto. The provisions of this Section 12.11 are solely for the benefit of the Notes Collateral Agent and none of the Administrative Agent, any of the Lenders, the Borrower nor any of the Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 12.03. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Collateral Documents and the Intercreditor Agreements, the Collateral Agent shall not have any duties or responsibilities hereunder nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Administrative Agent, any Lender or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, the Collateral Documents and the Intercreditor Agreements or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Agreement, the Collateral Documents and the Intercreditor Agreements, including the exercise of remedies pursuant to Article VIII, and any action so taken or not taken shall be deemed consented to by the Administrative Agent and the Lenders.

(b) None of the Collateral Agent or any of its Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the Intercreditor Agreements or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Administrative Agent or any Lender for any recital, statement, representation, warranty, covenant or agreement made by the Borrower or any Guarantor, or any officer or Affiliate of any of the foregoing, contained in this or any Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement, the Collateral Documents or the Intercreditor Agreements, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Collateral Documents or the Intercreditor Agreements, or for any failure of the Borrower, any Guarantor or any other party to this Agreement, the Collateral Documents or the Intercreditor Agreements to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its Affiliates shall be under any obligation to the Administrative Agent or any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, the Collateral Documents or the Intercreditor Agreements or to inspect the properties, books, or records of the Borrower, any Guarantor or any Guarantor’s Affiliates.

(c) The Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Borrower, any Guarantor and their Affiliates as though it was not the Collateral Agent hereunder and without notice to or consent of the Administrative Agent. The Administrative Agent and the Lenders acknowledge that, pursuant to such activities, the Collateral Agent or its Affiliates may receive information regarding the Borrower, any Guarantor or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, any such Guarantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Administrative Agent or the Lenders. Nothing herein shall impose or imply any obligation on the part of the Collateral Agent to advance funds.

(d) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) enter into the Intercreditor Agreements, (iii) bind the Lenders on the terms as set forth in the Collateral Documents and the Intercreditor Agreements and (iv) perform and observe its obligations under the Collateral Documents and the Intercreditor Agreements.

(e) The Administrative Agent agrees that it shall not (and shall not be obliged to), and shall not instruct the Collateral Agent to, unless specifically requested to do so by the Required Lenders, take or cause to be taken any action to enforce its rights under this Agreement or against the Borrower or any Guarantor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

If at any time or times the Administrative Agent shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement, except for any such proceeds or payments received by the Administrative Agent from the Collateral Agent pursuant to the terms of this Agreement, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Administrative Agent pursuant to Article VIII, the Administrative Agent shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.

(f) The Administrative Agent is each Lender’s agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Administrative Agent obtain possession of any such Collateral, upon request from the Borrower, the Administrative Agent shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(g) The Collateral Agent shall have no obligation whatsoever to the Administrative Agent or any of the Lenders to assure that the Collateral exists or is owned by the Borrower or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Borrower or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Agreement, any Collateral Document or the Intercreditor Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to the Administrative Agent or any Lender as to any of the foregoing.

(h) No provision of this Agreement, the Intercreditor Agreements or any Collateral Document shall require the Collateral Agent (or the Administrative Agent) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Lenders (or the Administrative Agent in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(i) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the

Collateral Agent may agree in writing with the Borrower (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) the Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(j) Neither the Collateral Agent nor the Administrative Agent shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Collateral Agent nor the Administrative Agent shall be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

SECTION 12.12 Designations.

Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreements requiring the Borrower to designate Indebtedness for the purposes of the term “Additional Noteholder Lien Debt Facility” or any other such designations hereunder or under the Intercreditor Agreements, any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Borrower by a Responsible Officer and delivered to the Administrative Agent, the Collateral Agent and the ABL Agent.

SECTION 12.13 Additional Collateral.

(a) (i) Subject to the limitations set forth or referenced in this Section 12.13, applicable law and any exceptions set forth in the Security Agreement, the Borrower and each Subsidiary Guarantor will cause the issued and outstanding Capital Stock (other than Excluded Capital Stock) of each Subsidiary directly owned by the Borrower or any Subsidiary Guarantor to be subject at all times to a first priority (subject to the Intercreditor Agreements and to other Permitted Liens), perfected Lien in favor of the Collateral Agent pursuant to the terms and conditions of this Agreement and the other Collateral Documents.

(ii) Subject to the limitations set forth or referenced in this Section 12.13, applicable law and any exceptions set forth in the Security Agreement, the Borrower and each Subsidiary Guarantor will cause, except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to the Borrower or any Subsidiary Guarantor to be evidenced by a duly executed promissory note and pledged and delivered to the Collateral Agent under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(iii) Each of the Borrower and each Subsidiary Guarantor agrees that all Indebtedness of Holdings, the Borrower and each of its Subsidiaries that is owing to the Borrower or any Subsidiary Guarantor shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged and delivered to the Collateral Agent under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(b) In furtherance of Section 6.13, but subject to the limitations set forth or referenced in this Section 12.13, applicable law and any exceptions set forth in the Security Agreement, and without limiting the foregoing, the Borrower and each Subsidiary Guarantor will execute and deliver to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries, as applicable (including the delivery of the Real Property Collateral Requirements), which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Collateral Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower and the Guarantors, provided, however, that neither the Borrower nor any Subsidiary Guarantor shall be required to grant any security interest or take any action to perfect any security interest under the law of any jurisdiction outside the United States of America.

(c) Subject to the limitations set forth or referred to in this Section 12.13, applicable law and any exceptions set forth in the Security Agreement, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary Guarantor after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will, as soon as reasonably practicable, notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Borrower or such Subsidiary Guarantor will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (b) of this Section 12.13, all at the expense of the Borrower and the Guarantors.

(d) Notwithstanding anything to the contrary contained in this Agreement, real property required to be mortgaged under the Collateral Documents (i) shall exclude the Miami, Florida and Simi Valley, California real estate and (ii) shall be limited to real property located in the United States of America that is owned in fee by the Borrower or a Subsidiary Guarantor, the cost or book value of which (whichever is greater) at the time of the acquisition thereof (or, in the case of real property owned on the Closing Date), the cost or book value of which (whichever is greater) on the Closing Date is $2,500,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the reasonable determination of the Borrower and the Administrative Agent).

(e) Notwithstanding anything to the contrary contained herein, the Borrower and the Subsidiary Guarantors shall not be required to include as Collateral any Excluded Assets.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	AMERICAN TIRE DISTRIBUTORS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel
and Secretary

HOLDINGS:	AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Executive Vice President, General Counsel
and Secretary

SUBSIDIARY GUARANTORS:	AM-PAC TIRE DIST. INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Secretary

THE HERCULES TIRE AND RUBBER COMPANY

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Secretary

HERCULES ASIA PACIFIC LLC

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Secretary

TIRE WHOLESALERS, INC.

	By:	/s/ J. Michael Gaither
		Name:	J. Michael Gaither
		Title:	Secretary

[Credit Agreement]

TERRY’S TIRE TOWN HOLDINGS, INC.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

T & Z TIRE WHOLESALERS, INC.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

TERRY’S TIRE TOWN, INC.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

TERRY’S TIRE TOWN VIRGINIA, LTD.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

TERRY’S TIRE TOWN BALTIMORE, LTD.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

SUMMIT TIRES NORTHEAST, LLC

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

ENGLEWOOD TIRE WHOLESALE, INC.

By:	/s/ J. Michael Gaither
	Name:	J. Michael Gaither
	Title:	Secretary

[Credit Agreement]

2

BANK OF AMERICA, N.A.,
as Administrative Agent and Lender

By:	/s/ Edward Martin
	Name:	Edward Martin
	Title:	Director

[Credit Agreement]

3

SCHEDULE 1.01

Closing Date Guarantors

1.	Am-Pac Tire Dist. Inc.

2.	Tire Wholesalers, Inc.

3.	The Hercules Tire & Rubber Company

4.	Hercules Asia Pacific, LLC

5.	Terry’s Tire Town Holdings, Inc.

6.	Terry’s Tire Town, Inc.

7.	T & Z Tire Wholesalers, Inc.

8.	Englewood Tire Wholesale, Inc.

9.	Summit Tires Northeast, LLC

10.	Terry’s Tire Town Virginia, Ltd.

11.	Terry’s Tire Town Baltimore, Ltd.

1

SCHEDULE 1.01A

Closing Date Security Documents

•	The Security Agreement;

•	Grant of Security Interests in Trademark Rights, dated as of March 28, 2014, by American Tire Distributors, Inc., Am-Pac Tire Dist. Inc., The Hercules Tire & Rubber Company and Terry’s Tire Town, Inc. in favor of Bank of Americ, N.A. as Administrative Agent and Term Collateral Agent for the Secured Parties;

•	UCC-1 financing statements covering the appropriate Collateral in the jurisdiction of organization of each Loan Party;

•	The Intercreditor Agreements;

•	the Joinder Agreement, dated as of the date hereof, to the Intercreditor and Collateral Agency Agreement among Holdings, the Borrower, The Bank of New York Mellon Trust Company, N.A. as Collateral Agent and as Trustee (each as defined in the Intercreditor and Collateral Agency Agreement) under the Senior Notes Indenture and the Administrative Agent;

•	the Lien Sharing and Priority Confirmation Joinder, dated as of the date hereof, to the Lien Subordination and Intercreditor Agreement among Bank of America, N.A. as ABL Agent (as defined in the Lien Subordination and Intercreditor Agreement), The Bank of New York Mellon Trust Company, N.A. as Noteholder Collateral Agent (as defined in the Lien Subordination and Intercreditor Agreement) and the Administrative Agent;

2

SCHEDULE 2.01

Commitments

Term Lender	Term Commitment
Bank of America, N.A.	$300,000,000
Total	$300,000,000

3

SCHEDULE 4.01(a)(vi)

Local Counsel

Local Counsel	Jurisdiction
• Benesch, Friedlander, Coplan & Aronoff LLP	Ohio
• Finn Dixon & Herling LLP	Connecticut
• K&L Gates LLP	New Jersey
• K&L Gates LLP	Washington

4

SCHEDULE 5.12

Subsidiaries and Other Equity Investments

Entity	Interest Issued (number and type)	Record and Beneficial Owner	Percentage Ownership
American Tire Distributors Holdings, Inc.	50 shares of Common Stock; $0.01 par value	Accelerate Holdings Corp.	100%
American Tire Distributors, Inc.	1,000 shares of Common Stock; $0.01 par value	American Tire Distributors Holdings, Inc.	100%
Am-Pac Tire Dist. Inc.	1,200 shares of Common Stock; $0.00 par value	American Tire Distributors, Inc.	100%
Tire Pros Francorp	7,000 shares of Common Stock	Am-Pac Tire Dist. Inc.	100%
Tire Wholesalers, Inc.	100 shares of Common Stock; $0.00 par value	American Tire Distributors, Inc.	100%
Trican Tire Distributors, Inc.	6,500 shares	American Tire Distributors, Inc.	100%
The Hercules Tire & Rubber Company	1,052,794.7274 shares	American Tire Distributors, Inc.	100%
Hercules Asia Pacific, LLC (limited liability company)	Membership Interests	The Hercules Tire & Rubber Company	100%
Hercules Tire (Qingdao), Co., Ltd.	Membership Interests	Hercules Asia Pacific, LLC	100%
Hercules Tire Company of Canada, Inc.	100 shares	The Hercules Tire & Rubber Company	100%
Terry’s Tire Town Holdings, Inc.	100 shares common stock	American Tire Distributors, Inc.	100%
Terry’s Tire Town, Inc.	1,500 shares of common stock	Terry’s Tire Town Holdings, Inc.	100%
T & Z Tire Wholesalers, Inc.	100 shares of common stock	Terry’s Tire Town Holdings, Inc.	100%
Englewood Tire Wholesale, Inc.	100 shares of capital stock	Terry’s Tire Town Holdings, Inc.	100%
Summit Tires Northeast, LLC	Membership Interests	Terry’s Tire Town Holdings, Inc.	100%
Terry’s Tire Town Virginia, Ltd.	Membership Interests	Terry’s Tire Town Holdings, Inc.	100%
Terry’s Tire Town Baltimore, Ltd.	Membership Interests	Terry’s Tire Town Holdings, Inc.	100%
Premier Bandag #8, Inc.	85 shares of common stock	Terry’s Tire Town Holdings, Inc.	100%

5

SCHEDULE 7.01

Existing Liens

1.	Liens pursuant to the Premium Finance Agreement, Security Agreement, Disclosure Statement and Limited Power of Attorney, dated as of October 18, 2013, between TTT Holdings, Inc. and its subsidiaries and Flatiron Capital.

2.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of February 25, 2011, between Summit Tires Northeast, LLC and Michelin, as amended on May 31, 2011.

3.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of February 24, 1986, between T & Z Tire Wholesalers, Inc. and Michelin, as amended on December 1, 2011.

4.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of June 25, 1979, between Terry’s Tire Town, Inc. and Michelin, as amended on December 1, 2011.

5.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of December 17, 2004, between Terry’s Tire Town Baltimore, Ltd. and Michelin, as amended on December 1, 2011.

6.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of December 17, 2004, between Terry’s Tire Town Virginia, Ltd. and Michelin, as amended on December 1, 2011.

7.	Liens pursuant to the Purchase Money Security Agreement, dated as of November 30, 2011, between Englewood Tire Wholesale, Inc. and ETD Discount Tire Centers, Inc.

8.	Liens pursuant to the Limited Inventory Collateral Security Agreement, dated as of February 22, 2011, between Summit Tires Northeast, LLC and Falken.

9.	Liens pursuant to the Security Agreement, dated as of April 16, 2011, between Terry’s Tire Town, Inc. and Nitto Tire North America, Inc.

10.	Liens pursuant to the Security Agreement, dated as of June 7, 2000, between Englewood Tire Wholesale, Inc. and Bridgestone/Firestone, Inc.

11.	Liens pursuant to the Purchase Money Inventory Security Agreement, dated as of November 19, 2010, among Terry’s Tire Town Holdings, Inc., Terry’s Tire Town, Inc., Terry’s Tire Town Virginia, Ltd., Terry’s Tire Town Baltimore, Ltd., T & Z Tire Wholesalers, Inc., and Continental Tire.

12.	Liens pursuant to the Purchase Money Inventory Security Agreement, dated as of July 10, 2003, between Englewood Tire Wholesale, Inc. and Continental Tire.

13.	Liens pursuant to the Purchase Money Security Agreement, dated as of March 14, 2005, between Englewood Tire Wholesale, Inc. and Cooper Tire & Rubber.

6

14.	Liens pursuant to the Limited Inventory Collateral Security Agreement, dated as of July 14, 2005, between Englewood Tire Wholesale, Inc. and Falken.

15.	Liens pursuant to the Security Agreement, dated as of December 15, 2006, between Englewood Tire Wholesale, Inc. and Kumho Tire USA, Inc.

16.	Liens pursuant to the Security Agreement (Chattel Mortgage), dated as of December 27, 2006, between Englewood Tire Wholesale, Inc. and Michelin.

17.	Liens pursuant to the Security Agreement, dated as of May 21, 1986, between T & Z Tire Wholesalers, Inc. and Bridgestone (U.S.A.), Inc.

18.	Liens pursuant to the Security Agreement, dated as of March 13, 2009, between T & Z Tire Wholesalers, Inc. and Pirelli Tire LLC.

19.	Liens pursuant to the Dealer Security Agreement, dated as of January 28, 1998, between T & Z Tire Wholesalers, Inc. and Yokohama Tire Corporation.

20.	Liens pursuant to the Security Agreement, dated as of August 5, 2004, between Summit Tires Northeast, LLC (as successor to Summit Tires of Massachusetts, Inc.) and Yokohama.

21.	Liens pursuant to the Security Agreement, dated as of December 27, 2006, between Englewood Tire Wholesale, Inc. and Yokohama.

22.	Liens pursuant to the Purchase Money Inventory Security Agreement, dated as of February 10, 2011, between Summit Tires Northeast, LLC and Continental Tire.

23.	Assignment of Deposit Accounts, dated as of January 31, 2014, made by The Hercules Tire & Rubber Company in favor of JPMorgan Chase Bank, N.A.

24.	Open-End Mortgage and Security Agreement from Toledo-Lucas County Port Authority, to Chase Manhattan Trust Company, National Association, Trustee, in the maximum amount of $5,000,000.00 Taxable Development Revenue Bonds (Northwest Ohio Bond Fund) Series 1998E, filed for record November 12, 1998, in Volume 1675, Page 1, of the Hancock County Records.

25.	Assignment of Certain Rights under a Lease from Toledo-Lucas County Port Authority to Chase Manhattan Trust Company, National Association and Director of Development of the State of Ohio, with the consent of Chase Manhattan Trust Company, National Association, as agent, filed for record November 12, 1998 in Volume 1675, Page 76, of the Hancock County Records.

26.	Intercreditor Agreement by and between The Director of Development of the State of Ohio and Chase Manhattan Trust Company, National Association, as NWOCBF Trustee and Chase Manhattan Trust Company, National Association, as agent and Toledo-Lucas County Port Authority, filed for record November 12, 1998 in Volume 1675, Page 92, of the Hancock County Records.

7

27.	Financing Statement No. 50143 from The Hercules Tire & Rubber Company (debtor) to Toledo-Lucas County Port Authority (secured party), filed for record November 12, 1998, in the Hancock County Records.

28.	Financing Statement No. 50144 from Toledo Lucas County Port Authority (debtor) to Chase Manhattan Trust Company, N.A. (secured party), filed for record November 12, 1998 in the Hancock County Records.

29.	Non-Disturbance and Attornment Agreement by and between Toledo-Lucas County Port Authority, Chase Manhattan Trust Company, National Association, as NWOCBF Trustee; The Director of Development of the State of Ohio; and The Hercules Tire & Rubber Company, filed for record November 12, 1998 in Volume 1675, Page 114, of the Hancock County Records.

30.	Collateral Assignment of Mortgage and Assignment from Chase Manhattan Trust Company, National Association and Toledo-Lucas County Port Authority to The Fifth Third Bank of Northwestern Ohio, National Association, filed for record November 12, 1998 in Volume 1675, Page 124, of the Hancock County Records.

31.	Financing Statement Assignment No. 50143 from Toledo-Lucas County Port Authority to Chase Manhattan Trust Company, N.A. and Director of Development, filed for record November 12, 1998, in the Hancock County Records.

32.	Amended and Restated Collateral Assignment of Mortgages and Security Agreements tom Chase Manhattan Trust Company, National Association and Toledo-Lucas County Port Authority to Fifth Third Bank of Northwestern Ohio, National Association, filed for record March 18, 1999 in Volume 1735, Page 62, of the Hancock County Records.

33.	First Amendment to Intercreditor Agreement by and between The Director of Development of the State of Ohio and The Bank of New York Trust Company, NA, as NWOCBF Trustee and The Bank of New York Trust Company, NA, as agent and Toledo-Lucas County Port Authority, filed for record June 3, 2008 in Volume 2341, Page 491, of the Hancock County Records.

34.	Open-End Mortgage, and Security Agreement from Toledo-Lucas County Port Authority, to Director of Development of the State of Ohio, in the maximum amount of $8,350,000.00, State Economic Development Revenue Bonds (Ohio Enterprise Bond Fund) Series 1998-5, filed for record November 12, 1998, in Volume 1675, Page 31, of the Hancock County Records.

35.	All Encumbrances of record related to the Owned Real Property as set forth on that certain Commitment for Title Insurance, issued by the Chicago Title Insurance Company, dated as of January 16, 2014.

36.	All Encumbrances related to that certain Consignment Agreement, dated as of March 29, 1999, between Cooper Tire & Rubber Company and Hercules.

8

37.	The following liens:

Debtor	Jurisdiction	Secured Party	Collateral	Original File Date	Original File Number
Terry’s Tire Town, Inc.	OH - Secretary of State	Cooper Tire & Rubber Company	Inventory	3/1/2005	OH00086784254
Terry’s Tire Town, Inc.	OH - Secretary of State	Dell Financial Services	Specific Computer Equipment	5/4/2006	OH00101694677
Terry’s Tire Town, Inc.	OH - Secretary of State	Max-Trac Tire Co., Inc. Mickey Thompson Tires	Inventory	10/25/2006	OH00107949664
Terry’s Tire Town, Inc.	OH - Secretary of State	COMDOC	Specific Equipment (Xerox)	4/4/2012	OH00157272821
Terry’s Tire Town, Inc.	OH - Secretary of State	COMDOC	Specific Equipment (Xerox)	5/18/2012	OH00158448330
Terry’s Tire Town, Inc.	OH - Secretary of State	COMDOC	Specific Equipment (Xerox & Sharp)	9/20/2012	OH00161376716
Terry’s Tire Town, Inc.	OH - Secretary of State	COMDOC	Specific Equipment (Xerox)	12/31/2012	OH00163766109
Terry’s Tire Town, Inc.	OH - Secretary of State	COMDOC	Specific Equipment (Xerox)	7/10/2013	OH00168713395
Summit Tires Northeast, LLC	OH - Secretary of State	Wells Fargo Bank, N.A.	Specific Equipment	2/22/2011	OH00148333466
Summit Tires Northeast, LLC	OH - Secretary of State	Wells Fargo Bank, N.A.	Specific Equipment	2/22/2011	OH00148333355
Englewood Tire Wholesale, Inc.	NJ - Secretary of State	Cooper Tire & Rubber Company	Inventory	3/22/2005	22889126
Englewood Tire Wholesale, Inc.	NJ - Secretary of State	Bridgestone Americas Tire Operations LLC	Inventory	10/27/1981	647742
T & Z Wholesalers, Inc.	OH - Secretary of State	Cooper Tire & Rubber Co.	Inventory	5/16/1988	AA18088
T & Z Wholesalers, Inc.	OH - Secretary of State	Bridgestone Firestone North American Tire, LLC	Inventory	12/30/1998	AP0111743
American Tire Distributors, Inc.	DE - Secretary of State	Bridgestone/ Firestone North American Tire, LLC	Inventory	12/18/2001	20160626
American Tire Distributors, Inc.	DE - Secretary of State	Crown Credit Company	Specific Equipment	4/13/2009	1163580
American Tire Distributors, Inc.	DE - Secretary of State	Crown Credit Company	Specific Equipment	4/13/2009	1163630
American Tire Distributors, Inc.	DE - Secretary of State	Crown Credit Company	Specific Equipment	5/7/2009	1451100
American Tire Distributors, Inc.	DE - Secretary of State	Wells Fargo, N.A.	Specific Equipment	5/26/2009	1653481
American Tire Distributors, Inc.	DE - Secretary of State	Crown Credit Company	Specific Equipment	5/28/2009	1682894
Tire Wholesalers, Inc.	Wa - Department of Licensing	Bridgestone Americas Tire Operations, LLC	Inventory	4/10/1995	95-1000303

9

Debtor	Jurisdiction	Secured Party	Collateral	Original File Date	Original File Number
Tire Wholesalers, Inc.	Wa - Department of Licensing	Continental Tire of the Americas, LLC	Purchase Money Collateral	3/19/1996	96-079-0138
The Hercules Tire & Rubber Company	CT - Secretary of State	Rebas, Inc. DBA Toyota-Lift of Los Angeles	Specific Equipment	06/14/2013	0002943344
The Hercules Tire & Rubber Company	CT - Secretary of State	U.S. Bancorp Business Equipment Finance, a division of U.S. Bank National Association	Specific Equipment	07/18/2013	0002948779
The Hercules Tire & Rubber Company	CT - Secretary of State	U.S. Bancorp Business Equipment Finance, a division of U.S. Bank National Association	Specific Equipment	05/02/2013	0002934938
The Hercules Tire & Rubber Company	CT - Secretary of State	U.S. Bancorp Business Equipment Finance	Specific Equipment	10/28/2013	0002963547
The Hercules Tire & Rubber Company	CT - Secretary of State	U.S. Bancorp Business Equipment Finance	Specific Equipment	10/31/2013	0002964428

10

SCHEDULE 7.03

Existing Indebtedness

1.	Indebtedness pursuant to the Premium Finance Agreement, Security Agreement, Disclosure Statement and Limited Power of Attorney, dated October 18, 2013, between Flatiron Capital (a division of Wells Fargo Bank, N.A.) and TTT Holdings, Inc., and its Subsidiaries

2.	Indebtedness pursuant to the non-maintenance portion of the Oracle License and Services Agreement, dated February 27, 2013, between Oracle America, Inc. and Terry’s Tire Town, Inc.

3.	The following guaranties:
a.	Corporate Guaranty Agreement, dated March 28, 2014, by American Tire Distributors, Inc. for the benefit of The Goodyear Tire & Rubber Company.
b.	Guaranty, dated March 13, 2009, granted by Terry’s Tire Town, Inc. to Michelin North America, Inc. in favor of T & Z Tire Wholesalers, Inc.
c.	Guaranty, dated March 13, 2009, granted by Terry’s Tire Town Baltimore, Ltd. to Michelin North America, Inc. in favor of T & Z Tire Wholesalers, Inc.
d.	Guaranty, dated March 13, 2009, granted by Terry’s Tire Town Virginia, Ltd. to Michelin North America, Inc. in favor of T & Z Tire Wholesalers, Inc.
e.	Guaranty, as of November 30, 2011, granted by Terry’s Tire Town Holdings, Inc. to Michelin North America, Inc. in favor of Englewood Tire Wholesale, Inc.
f.	Guaranty, as of November 30, 2011, granted by Summit Tires Northeast, LLC to Michelin North America, Inc. in favor of Englewood Tire Wholesale, Inc.
g.	Guaranty, as of November 30, 2011, granted by T & Z Tire Wholesalers, Inc. to Michelin North America, Inc. in favor of Englewood Tire Wholesale, Inc.
h.	Guaranty, as of November 30, 2011, granted by Englewood Tire Wholesale, Inc. to Michelin North America, Inc. in favor of TTT Holdings, Inc.
i.	Guaranty, as of November 30, 2011, granted by Englewood Tire Wholesale, Inc. to Michelin North America, Inc. in favor of Summit Tires Northeast, LLC.
j.	Guaranty, as of November 30, 2011, granted by Englewood Tire Wholesale, Inc. to Michelin North America, Inc. in favor of T & Z Tire Wholesalers, Inc.
k.	Guaranty, as of November 30, 2011, granted by Englewood Tire Wholesale, Inc. to Michelin North America, Inc. in favor of Terry’s Tire Town Holdings, Inc.
l.	Guaranty, dated December 3, 2004, granted by Terry’s Tire Town, Inc. to Liberty Property Limited Partnership regarding the obligations of Terry’s Tire Town Virginia, Ltd.
m.	Continuing Guaranty, dated February 2, 1995, granted by T & Z Tire Wholesalers, Inc. and Terry’s Tire Town, Inc. to Kumho U.S.A., Inc. in favor of T & Z Tire Wholesalers, Inc. and Terry’s Tire Town, Inc.
n.	Cross Corporate Guaranty by Terry’s Tire Town, Inc. in favor of Falken Tire re: Summit Tires Northeast, LLC dated February 28, 2011.
o.	Wells Fargo Corporate Lease Guaranty for lease no. 200867413 issued by Terry’s Tire Town, Inc. in favor of Summit Tires Northeast, LLC.

11

p.	Wells Fargo Corporate Lease Guaranty for lease no. 200755881 issued by Terry’s Tire Town, Inc. in favor of Summit Tires Northeast, LLC.
q.	Guaranty issued by Terry’s Tire Town Holdings, Inc. in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
r.	Guaranty issued by Terry’s Tire Town, Inc. in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
s.	Guaranty issued by Terry’s Tire Town Virginia Ltd. in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
t.	Guaranty issued by Terry’s Tire Town Baltimore Ltd. in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
u.	Guaranty issued by T & Z Tire Wholesalers, Inc. in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
v.	Guaranty issued by Summit Tires Northeast, LLC in favor of Continental Tire re: Englewood Tire Wholesale, Inc. dated November 30, 2011.
w.	Guaranty issued by T & Z Tire Wholesalers, Inc. in favor of Continental Tire re: Summit Tires Northeast, LLC dated November 30, 2011.
x.	Guaranty issued by Englewood Tire Wholesale, Inc. in favor of Continental Tire re: Summit Tires Northeast, LLC dated November 30, 2011.
y.	Guaranty issued by Englewood Tire Wholesale, Inc. in favor of Continental Tire re: T & Z Tire Wholesalers, Inc. dated November 30, 2011.
z.	Guaranty issued by Terry’s Tire Town, Inc. in favor of Continental Tire re: T & Z Tire Wholesalers, Inc. dated February 10, 2011.
aa.	Guaranty issued by Summit Tires Northeast, LLC in favor of Continental Tire re: T & Z Wholesalers, Inc. dated March 18, 2011.
bb.	Guaranty issued by Terry’s Tire Town Baltimore, Ltd. in favor of Continental Tire re: T & Z Tire Wholesalers, Inc. dated March 18, 2011.
cc.	Guaranty issued by Terry’s Tire Town Virginia, Ltd. in favor of Continental Tire re: T & Z Tire Wholesalers, Inc. dated March 18, 2011.
dd.	Guaranty issued by Terry’s Tire Town Holdings, Inc. in favor of Continental Tire re: T & Z Tire Wholesalers, Inc. dated March 18, 2011.
ee.	Guaranty issued by Terry’s Tire Town, Inc. in favor of Michelin North America, Inc. re: TTT Holdings, Inc. dated February 22, 2011.
ff.	Guaranty issued by Terry’s Tire Town Holdings, Inc. in favor of Michelin North America, Inc. re: TTT Holdings, Inc. dated February 22, 2011.
gg.	Guaranty issued by Terry’s Tire Town Holdings, Inc. in favor of Michelin North America, Inc. re: Terry’s Tire Town, Inc. dated February 22, 2011.
hh.	Guaranty issued by Terry’s Tire Town Holdings, Inc. in favor of Michelin North America, Inc. re: T & Z Tire Wholesalers, Inc. dated February 22, 2011.
ii.	Guaranty issued by Terry’s Tire Town, Inc. in favor of Michelin North America, Inc. re: Terry’s Tire Town Holdings, Inc. dated February 22, 2011.
jj.	Guaranty issued by T & Z Tire Wholesalers, Inc. in favor of Michelin North America, Inc. re: Terry’s Tire Town Holdings, Inc. dated February 22, 2011.
kk.	Guaranty issued by T & Z Tire Wholesalers, Inc. in favor of Michelin North America, Inc. re: TTT Holdings, Inc. dated February 22, 2011.
ll.	Corporate Lease Guaranty, dated February 28, 2011 by Terry’s Tire Town Holdings, Inc., in favor of Fat Boys Realty, LLC.

12

mm.	Corporate Lease Guaranty, dated February 28, 2011 by Terry’s Tire Town Holdings, Inc., in favor of Benjamin W. Kravitz, Francis G. Ledwith and Harvey K. Rudnick, Trustees of Rubber Realty Trust u/d/t dated December 16, 1988 and recorded with Plymouth County Registry of Deeds at Book 8890, Page 32, with an address at 195 Liberty Street Suite #2, Brockton, Massachusetts 02301, and Summit Tires Northeast, LLC.

4.	As a condition of the Port Authority Loan Agreement the Toledo Port-Authority requires a letter of credit, pursuant to which Hercules has obtained (i) Irrevocable Standby Letter of Credit No. 05152582, dated as of November 7, 2000, issued by JPMorgan Chase Bank, N.A. (successor to Bank One Michigan) in favor of The Bank of New York Trust Company (successor to Chase Manhattan Trust Company National Association) for the account of Hercules in the amount of $500,000, as amended by Amendment No. 6 dated October 7, 2005 and Amendment No. 7 dated February 27, 2007, and (ii) Irrevocable Standby Letter of Credit No. CLS152583, dated as of November 7, 2000, issued by JPMorgan Chase Bank, N.A. (successor to Bank One Michigan) in favor of The Huntington National Bank (successor to The Provident Bank) for the account of Hercules in the amount of $835,000, as amended by Amendment No. 2 dated June 21, 2005 and Amendment No. 3 dated June 21, 2005. In addition, the Port Authority Loan Agreement is secured by the following mortgages: Open-end mortgage and Security Agreement from Toledo –Lucas County Port Authority to Chase Manhattan Trust Company, National Association, dated as of November 1, 1998 and Open-end mortgage and Security Agreement from Toledo –Lucas County Port Authority to Director of Development of the State of Ohio, dated as of November 1, 1998.

5.	As a condition to providing services, Svizz-One Corporation Ltd. requires a letter of credit, pursuant to which Hercules has obtained Irrevocable Standby Letter of Credit No. CPCS-918313, dated as of June 27, 2011, issued by JPMorgan Chase Bank, N.A. in favor of Svizz-One Corporation Ltd. (successor to Deestone Radial Tire Company) for the account of Hercules in the amount of $500,000, as amended by Amendment No. 4 as of dated June 11, 2013.

6.	Lease Agreement dated March 26, 2002, as amended on February 1, 2012, by and between HEF (NC-SC) QRS, 14-86, Inc., a Delaware corporation, as Landlord and American Tire Distributors Inc., a Delaware corporation, as Tenant representing a liability as express on American Tire’s balance sheet of $12,131,602.81

7.	Reimbursement obligations under Letter of Credit in favor of The Realty Associates Fund IX L.P. in the aggregate amount of $100,000.

8.	Reimbursement Obligations under Letter of Credit in favor of Argonaut Insurance Co. in the aggregate amount of $115,000.

9.	Reimbursement Obligations under Letter of Credit in favor of Universal Underwriters Insurance Company in the aggregate amount of $150,000.

10.	Reimbursement Obligations under Letter of Credit in favor of XL Specialty Insurance Company in the aggregate amount of $6,744,000.

13

11.	Reimbursement Obligations under Letter of Credit in favor of HEF (NC-SC) QRS 14-86 Inc. in the aggregate amount of $1,308,693.

12.	Reimbursement Obligations under Letter of Credit issued by The Huntington National Bank on October 29, 2009 for the account of Terry’s Tire Town, Inc. for the benefit of Arundel Crossing IV, LLC in the face amount of $94,444.36, which Terry’s Tire Town, Inc. will cash collateralize on or after the Closing Date by funding 105% of the value directly into a blocked account at The Huntington National Bank.

13.	Guarantees of certain leases of Winston Tire Company of $1.9 million at February 2014.

14.	Financing obligation dated August 17, 2005 of American Tire Distributors, Inc. in favor of Space Providers of Asheville LLC for financing the Asheville, NC distribution center leasehold improvements. The remaining balance is $216,933.68.

15.	Financing obligation dated June 30, 2011of American Tire Distributors, Inc. in favor of Golden Springs Development Company, LLC for financing the Santa Fe Springs, CA distribution center leasehold improvements. The remaining balance is $419,448.90.

16.	Promissory Note dated December 22, 2011 of Tire Pros Francorp in favor of Tire Pros of Rhode Island, Inc. for the assignment of trademarks. The remaining balance is $100,000.

17.	Promissory Note dated March 27, 2008 of The Bowlus Service Company dba North Central Tire in favor of Chris Hutteman for Noncompetition and Consulting Agreement. The remaining balance is $255,018.

18.	Promissory Note dated March 20, 2008 of The Bowlus Service Company in favor of Webster Wholesale Tire, Inc. in the original principal amount of $206,309. The remaining balance is $84,242.96.

19.	Lease Agreement by and between Ally Financial Inc. and Tire Wholesalers, Inc. representing a liability as expressed on American Tire’s balance sheet of $7,862.87.

20.	Lease Agreement by and between MailFinance, A Neopost USA Company, and American Tire Distributors, Inc. representing a liability as expressed on American Tire’s balance sheet of $117,941.11.

21.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.74% maturing on September 18, 2014 and a fair value of $168,010.

22.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 1.00% maturing on September 18, 2015 and a fair value of $592,197.

14

23.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.655% maturing on June 6, 2016 and a fair value of $246,611.

24.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Bank of America N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $50,000,000 with an interest rate of 0.655% maturing on June 6, 2016 and a fair value of $244,982.

25.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Wells Fargo Bank, N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014, American Tire Distributors, Inc. had an Interest Rate Swap Agreement in place covering a notional amount of $100,000,000 with an interest rate of 1.145% maturing on September 6, 2016 and a fair value of $1,421,146.12.

26.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Wells Fargo Bank, N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014. American Tire Distributors Inc. had an Interest Rate Swap Agreement in place that will become effective September 8, 2014 covering a notional amount of $50,000,000 with an interest rate of 1.464% maturing on September 6, 2016 and a fair value of $697,067.25.

27.	Indebtedness outstanding in respect of Interest Rate Swap Agreement entered into by American Tire Distributors, Inc. with Wells Fargo Bank, N.A. from time to time to manage exposure to fluctuations in interest rates. As of February 28, 2014. American Tire Distributors Inc. had an Interest Rate Swap Agreement in place that will become effective September 8, 2015 covering a notional amount of $50,000,000 with an interest rate of 1.942% maturing on September 6, 2016 and a fair value of $417,170.25.

15

SCHEDULE 7.06

Existing Investments

1.	All existing equity investments in Subsidiaries listed on Schedule 5.12 hereto.

2.	Hercules Tire Company of Canada Inc./Compagnie de Pneus Hercules du Canada Inc. owns 51 common shares of 2046825 Ontario Inc.

3.	Hercules Tire Company of Canada Inc./Compagnie de Pneus Hercules du Canada Inc. owns 50 common shares of 1077990 Ontario Inc.

4.	Investments in American Car Care Centers, Inc., with a reported redemption value of $992,982.34 as November 2012 in the name of American Tire Distributors, Inc., Am-Pac Tire Dist., Inc. and Tire Wholesalers, Inc.

5.	Terry’s Tire Town Holdings, Inc. owns a 20% interest in ACCC Holdings, LLC, a Delaware limited liability company and is a party to the Limited Liability Company agreement, dated January 24, 2014, among ACCC Holdings, LLC, Terry’s Tire Town Holdings, Inc., American Tire Distributors, Inc., Dunn Tire, LLC, Jack Williams Tire Co., Inc. and U.S. Venture, Inc.

6.	Summit Tires Northeast, LLC owns the following debentures issued by Del-Nat Tire Corporation:

Cert#	Rate	Issue Date	Original Principal	Balance at 12/31/13	Accrued Interest at 12/31/13
722	9.00%	9/15/1997	$48,118.09	$19,247.24	$512.56
762	9.00%	9/15/1998	$48,386.65	$24,193.33	$644.27
825	9.00%	9/15/1999	$73,075.25	$43,845.16	$1,167.60
923	9.00%	9/15/2000	$38,700.90	$27,090.63	$721.43
1165	9.00%	9/15/2001	$2,318.29	$1,854.63	$49.39
1136	9.00%	9/15/2003	$32,598.34	$32,598.34	$868.10
1237	7.25%	9/15/2006	$16,738.20	$16,738.20	$359.07
1325	8.25%	9/15/2007	$34,172.96	$34,172.96	$834.19
1409	7.25%	9/15/2008	$17,494.85	$17,494.85	$375.30
1473	3.25%	9/15/2010	$6,097.69	$6,097.69	$58.64
1552	3.25%	9/15/2011	$13,279.81	$13,279.81	$127.70
1629	3.25%	9/15/2012	$5,154.12	$5,154.12	$49.56
1658	3.25%	9/15/2012	$8,040.49	$8,040.49	$77.32
1733	3.25%	9/15/2013	$867.92	$867.92	$8.35
		Totals:	$345,043.56	$250,675.36	$5,853.48

16

SCHEDULE 7.08

Transactions with Affiliates

1.	Loan Agreement, dated as of November 25, 2013, between Hercules and Nancy Smith (employee), in the principal amount of $15,000.

2.	Shared Services Support Agreement, dated May 3, 2010, between American Tire Distributors, Inc. and Tire Pros Francorp.

3.	Transaction and Monitoring Fee Letter, dated as of May 28, 2010, between TPG Capital, L.P. and American Tire Distributors, Inc.

17

SCHEDULE 7.09

Existing Restrictions

1.	All security agreements listed on Schedule 7.01 hereto.

2.	Contractual arrangements restricting the ability to create or incur liens on the real property and improvements located at 14801 County Road 212, Findlay, OH 45840 (also identified as Parcel Nos. 63-1018541 and 63-1018542), as long as the Open-End Mortgage and Security Agreement from Toledo-Lucas County Port Authority to Chase Manhattan Trust Company, National Association, Trustee, in the maximum amount of $5,000,000.00, filed for record November 12, 1998, in Volume 1675, Page 1, of the Hancock County, Ohio records as Instrument No. 17866 (the “Mortgage”) or a refinance of this obligation is in place and of record, and as long as the Open-End Mortgage and Security Agreement from Toledo-Lucas County Port Authority to Director of Development of the State of Ohio, as Mortgagee and Secured Party, in the Principal Amount of $8,350,000, filed for record November 12, 1998, in Volume 1675, Page 31, of the Hancock County, Ohio records as Instrument No. 17867 (the “State Loan Mortgage”) or a refinance of this obligation is in place and of record, which Mortgage and State Loan Mortgage by their terms prohibit certain further liens and encumbrances, as long as the Mortgage and/or State Loan Mortgage and/or a subsequent mortgage or lien by which the Mortgage and/or State Loan Mortgage is refinanced remains in place and of record

18

SCHEDULE 10.02

Administrative Agent’s Office, Certain Addresses for Notices

For Payments and Requests for Credit Extensions:

Rose Bollard

Bank of America, N.A.

101 N. Tryon Street

Charlotte, NC 28255

Telephone: 980-386-2881

Fax: 704-409-0355

Email: Rose.Bollard@BAML.com

PAYMENT INSTRUCTIONS:

BANK OF AMERICA, NA

NEW YORK, NY

ABA #026009593

ACCT #1366212250600

NAME: CORPORATE CREDIT SERVICES

REF: AMERICAN TIRE

For Credit Related Matters:

Kathryn Walters

Bank of America, N.A.

Mail Code: NC1-007-17-15

100 N Tryon St

Charlotte, NC 28255-0001

Phone: 980-683-4879

Fax: 804-662-1927

Email: katie.walters@baml.com

Other Notices/Deliveries to Administrative Agent:

Christine Trotter

Bank of America, N.A.

Mail Code: IL4-135-05-41

135 S. LaSalle Street

Chicago, Illinois 60603

Phone: 312-828-4172

Fax: 877-207-0702

Email: christine.trotter@baml.com

19

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To: Bank of America, N.A., as Administrative Agent

Bank of America, N.A.

Mail Code: NC1-007-17-15

100 N Tryon St

Charlotte, NC 28255-0001

Attn: Kathryn Walters

Bank of America, N.A.

Mail Code: IL4-135-05-41

135 S. LaSalle St.

Chicago, IL 60603

Attn: Christine Trotter

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among American Tire Distributors Holdings, Inc., a Delaware corporation (“Holdings”), American Tire Distributors, Inc., a Delaware corporation, (“Borrower”), the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto.

The Borrower hereby requests (select one):

☐	A Borrowing of Loans

☐	A conversion of Loans made on

☐	A continuation of Loans made on

to be made on the following terms:

(A)	Class of Borrowing[1]
(B)	Date of Borrowing, conversion or continuation (which is a Business Day)
(C)	Principal amount[2]
(D)	Type of Loan[3]

(1)	E.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans.
(2)	Eurodollar Rate Borrowings to be in a minimum amount of $5,000,000 or in whole multiples of $1,000,000 in excess thereof. Base Rate Borrowings to be in a minimum amount of $1,000,000 or in whole multiples of $500,000 in excess thereof.
(3)	Specify Eurodollar Rate or Base Rate.

Exhibit A - 1

(E)	Interest Period and the last day thereof[4]
(F)	Wire instructions for Borrower’s account(s) and amount of requested Borrowing

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the Specified Representations are true and correct in all material respects on and as of the proposed date of the Borrowing; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date. The Borrowings contemplated by this Committed Loan Notice are conditioned upon the closing of the Acquisition.]5

Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.01 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[4]	Applicable for Eurodollar Rate Borrowings/Loans only.
[5]	Applies only to the Borrowing on the Closing Date.

Exhibit A - 2

AMERICAN TIRE DISTRIBUTORS, INC., as Borrower

By:
Name: Title:

[Committed Loan Notice]

EXHIBIT B

[THIS NOTE HAS BEEN ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED). UPON WRITTEN REQUEST, THE ISSUER OF THIS NOTE WILL PROMPTLY MAKE AVAILABLE TO ANY HOLDER OF THIS NOTE THE FOLLOWING INFORMATION: (1) THE ISSUE PRICE AND DATE OF THE NOTE, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE NOTE AND (3) THE YIELD TO MATURITY OF THE NOTE. IN ORDER TO REQUEST SUCH INFORMATION, A HOLDER OF THIS NOTE SHOULD CONTACT THE CHIEF FINANCIAL OFFICER AT AMERICAN TIRE DISTRIBUTORS, INC., 12200 HERBERT WAYNE COURT, SUITE 150, HUNTERSVILLE, NC 28078]

FORM OF TERM NOTE

[New York, New York]
$	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [LENDER] or its registered assigns (the “Lender”) in accordance with Section 10.07 of the Credit Agreement (as defined below), in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates at the rate or rates provided in the Credit Agreement.

The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All Borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This note is also entitled to the benefits of the Guaranty and is secured by the Collateral.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Exhibit B - 1

IN WITNESS WHEREOF, the parties hereto have caused this note to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name: Title:

[Term Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/ Interest	Principal Balance of Note	Name of Person Making the Notation

Exhibit B - 3

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE1

[Insert date]

Reference is made to that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower, certifies as follows:

[1. The financial statements for the fiscal quarter ending [DATE] delivered pursuant to Section 6.01(b) of the Credit Agreement and delivered herewith fairly present in all material respects the financial position, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.]2

[1. The Projections for the fiscal year ending [DATE] delivered pursuant to Section 6.01(c) of the Credit Agreement and delivered herewith have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections. Actual results may vary from such Projections and such variations may be material.]3

2. Attached hereto as Annex A are the details of all applications for registrations of material Patents, Trademarks or Copyrights with the USPTO or the Copyright Office as required to be delivered pursuant to Section 4.07(c) of the Security Agreement (and as such terms are defined therein).

[3. To my knowledge, [except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing][a Default has occurred and is continuing as of the date hereof, as described in Annex B attached hereto]4.]5

[4. Attached hereto as Schedule 1 are reasonably detailed calculations setting forth Excess Cash Flow for [the fiscal year ended [DATE].]6

[5. Attached hereto as Schedule 2 are reasonably detailed calculations of the Net Cash Proceeds received during the fiscal year ended [DATE] by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Disposition subject to prepayment pursuant to Section 2.03(b)(ii)(A) of the Credit Agreement and the portion of such Net Cash Proceeds that has been invested or are intended to be reinvested in accordance with Section 2.03(b)(ii)(B) of the Credit Agreement.]7

[1]	to Section 6.02(a) of the Credit Agreement, the first Compliance Certificate is not required to be delivered until 5 days after the delivery of the quarterly financial statements for the fiscal quarter ending June 30, 2014 pursuant to Section 6.01(b) of the Credit Agreement.
[2]	To be included if accompanying quarterly financial statements only.
[3]	To be included only in annual compliance certificates.
[4]	If a Default exists, Annex B should specify the details thereof and any action taken or proposed to be taken with respect thereto.
[5]	Pursuant to Section 6.02(a) of the Credit Agreement, this item 3 and items 4-7 may be disclosed in a separate certificate no later than five (5) days after delivery of financial statements pursuant to Sections 6.02(a) and 6.02(b) of the Credit Agreement.
[6]	To be included only in annual compliance certificates.
[7]	To be included only in annual compliance certificates.

Exhibit C - 1

[[6]. Attached hereto as Schedule [3] is a calculation of the Consolidated Net Leverage Ratio as of the last day of the most recent Test Period.]8

[[7]. Attached hereto is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.]9

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[8]	To be included in quarterly and annual compliance certificates if the Consolidated Net Leverage Ratio as of the last day of the most recent Test Period would result in a change in the applicable “Pricing Level” as set forth in the definition of “Applicable Rate.”
[9]	To be included in annual compliance certificates. Section 6.02(d) requires (i) a report setting forth the information required by Sections 1(a) and 2 of the Perfection Certificate (or confirming that there has been no change in such information since the Closing Date or the last date of disclosure of any such information to the Administrative Agent) and (ii) a list of each Subsidiary of the Borrower that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such list or a confirmation that there is no change in such information since the later of the Closing Date and the last date of disclosure of any such information to the Administrative Agent.

Exhibit C - 2

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Financial Officer of the Borrower, has caused this certificate to be delivered as of the date first set forth above.

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name: Title:

[Compliance Certificate]

[ANNEX A TO COMPLIANCE CERTIFICATE]

Intellectual Property

[Insert details of all applications for registrations of material Patents, Trademarks or Copyrights with the USPTO or the Copyright Office as required to be delivered pursuant to Section 4.07(c) of the Security Agreement.]

Exhibit C - 4

[ANNEX B TO COMPLIANCE CERTIFICATE]

Default

[Insert description of Default here (specify the details thereof and any action taken or proposed to be taken with respect thereto)]

Exhibit C - 5

[SCHEDULE 1 TO COMPLIANCE CERTIFICATE]

Excess Cash Flow Calculation

[See attached.]

Exhibit C - 6

[SCHEDULE 2 TO COMPLIANCE CERTIFICATE]

Net Cash Proceeds Calculation

[See attached.]

Exhibit C - 7

[SCHEDULE 3 TO COMPLIANCE CERTIFICATE]

Consolidated Net Leverage Ratio Calculation

[See attached.]

Exhibit C - 8

EXHIBIT D-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignor is [not] a Defaulting Lender.

2.	Assignee[s]:

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D - 1 - 1

3.	Affiliate Status:	The Assignee is not an Affiliated Lender. [If the Assignee hereunder is an Affiliated Lender, do NOT use this Exhibit D-1 to the Credit Agreement. Instead, use Exhibit D-2 to the Credit Agreement.]

4.	Borrower:	American Tire Distributors, Inc.

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the Administrative Agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto.

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
		____________	$	$	%
		____________	$	$	%
		____________	$	$	%

[8.	Trade Date:	][10]

Effective Date:                         , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Initial Term Loans,” “Incremental Term Loans,” “Other Term Loans,” “Extended Term Loans,” “Replacement Loans,” etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D - 1 - 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]1 Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Assignment and Assumption]

[Consented to]:1

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title:

[1]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Assignment and Assumption]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.07(a) and 10.07(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement and the other Loan Documents as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01(c) of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D - 1 - 5

EXHIBIT D-2

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Affiliated Lender Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Affiliated Lender Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

Assignor is [not] a Defaulting Lender.

2.	Assignee[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit D - 2 - 1

[for each Assignee, indicate if the Sponsor or an Affiliate of the Sponsor (other than (a) Holdings, the Borrower or any Subsidiary of the Borrower, (b) any Debt Fund Affiliate and (c) any natural person)]

3.	Affiliate Status:

4.	Borrower:	American Tire Distributors, Inc.

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the Administrative Agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto.

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
		____________	$	$	%
		____________	$	$	%
		____________	$	$	%

[8.	Trade Date:	][10]

Effective Date:                         , 20    [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Affiliated Lender Assignment and Assumption (e.g. “Initial Term Loans,” “Incremental Term Loans,” “Other Term Loans,” “Extended Term Loans,” “Replacement Loans,” etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit D - 2 - 2

The terms set forth in this Affiliated Lender Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]1 Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to]:2

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title:

[1]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[2]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[Affiliated Lender Assignment and Assumption]

ANNEX 1 TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliated Lender as such term is defined in the Credit Agreement, (iii) it meets all the requirements to be an assignee under Section 10.07(h) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b)(iii) of the Credit Agreement), (iv) from and after the Effective Date referred to in this Affiliated Lender Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Affiliated Lender Assignment and Assumption and to purchase [the][such] Assigned Interest[,] [and] (viii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01(c) of the Credit Agreement, duly completed and executed by [the][such] Assignee, [and (ix) it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans]1; and (b) agrees that (i) it will,

[1]	To be included only in the case of a Dutch auction or other offers to purchase open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.03(a)(iv) of the Credit Agreement. If the Assignee cannot make the representation specified in brackets, then the following text should be inserted in lieu thereof:

“The Assignee[s] cannot represent at this time that [it does][they do] not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans.”

Exhibit D - 2 - 4

EXHIBIT E

independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) any assignment to an Affiliated Lender which, after giving effect to its purchase and assumption of the Assigned Interest, results in the aggregate principal amount of all Term Loans of any Class held by Affiliated Lenders exceeding the Affiliated Lender Cap, will be void ab initio in respect of the assignment of such excess amount.

a. Each Affiliated Lender hereby agrees that it shall have no right to receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II of the Credit Agreement.

b. If [the] [each] Affiliated Lender is a Lender when a proceeding under Debtor Relief Laws is commenced by or against the Borrower or any other Loan Party, [the] [each] Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Term Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Term Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Lender in a disproportionately adverse manner than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliated Lenders.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy or other electronic imaging (including in .pdf format) means shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Assumption. This Affiliated Lender Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit D - 2 - 5

EXHIBIT E

FORM OF GUARANTOR JOINDER AGREEMENT

This Guarantor Joinder Agreement is dated as of [•], 20[•] (this “Agreement”), and is entered into by and among AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Borrower”), [ADDITIONAL GUARANTOR], a [ADDITIONAL GUARANTOR DESCRIPTION] (the “Additional Guarantor”) and BANK OF AMERICA, N.A., as Administrative Agent for the Credit Agreement (as defined herein).

Reference is made to the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, (“Holdings”), the Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans available to the Borrower. The Borrower and the Additional Guarantor desire that the Additional Guarantor become a Guarantor under the Credit Agreement.

The Additional Guarantor represents that (1) after giving effect to the Supplemental Schedules (as defined below) the representations and warranties set forth in Article V of the Credit Agreement that relate to the Additional Guarantor are true and correct in all material respects after giving effect to this Agreement, except that any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language is true and correct in all respects and (2) as of the date hereof and immediately after giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

The Borrower agrees that the guarantees of the Obligations contained in the Credit Agreement and/or the Collateral Documents will apply to the Obligations of the Additional Guarantor, to the extent applicable in accordance with the terms thereof. Upon execution of this Agreement by each of the Borrower, the Additional Guarantor and the Administrative Agent, the Additional Guarantor (1) shall be a party to the Credit Agreement and shall constitute a “Guarantor” for all purposes thereof with the same force and effect as if original named a Guarantor therein, and (2) agrees (i) to be bound by all provisions of the Credit Agreement and the other Loan Documents and shall have all the rights and obligations of a Guarantor thereunder and (ii) to take each action required to be taken by the Additional Guarantor pursuant to the Credit Agreement within the time period specified therein.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING THEREUNDER OR RELATED TO THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Exhibit E - 1

EXHIBIT F-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of [                    ].

AMERICAN TIRE DISTRIBUTORS, INC., as Borrower

By:
Name:
Title:

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Guarantor Joinder Agreement]

EXHIBIT F-1

FORM OF UNITED STATES TAX COMPLIANCE CERTIFICATE

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit F - 1 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[     ]

[Tax Compliance Certificate]

EXHIBIT F-2

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, American Tire Distributors, Inc., a Delaware corporation, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit F - 2 - 1

[Foreign Lender]

By:
Name:
Title:

[Address]

Dated:                     , 20[     ]

[Tax Compliance Certificate]

EXHIBIT F-3

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) and Section 10.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit F - 3 - 1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[    ]

[Tax Compliance Certificate]

EXHIBIT F-4

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Treated As Partnerships For

U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 3.01(c) and 10.07(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding each such payment.

[Signature Page Follows]

Exhibit F - 4 - 1

[Foreign Participant]

By:
Name:
Title:

[Address]

Dated:                     , 20[    ]

[Tax Compliance Certificate]

EXHIBIT G

[FORM OF]

SOLVENCY CERTIFICATE OF

AMERICAN TIRE DISTRIBUTORS, INC.,

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.

AND THEIR SUBSIDIARIES

[                    ], 2014

Pursuant to the Credit Agreement, dated as of March 28, 2014 (the “Credit Agreement”), among American Tire Distributors, Inc., a Delaware corporation (the “Borrower”), American Tire Distributors Holdings, Inc., a Delaware corporation, the Guarantors from time to time party thereto, the Lenders and other parties from time to time party thereto, Bank of America, N.A., as administrative agent under the Loan Documents, the undersigned hereby certifies, solely in such undersigned’s capacity as a Financial Officer of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Initial Term Loans under the Credit Agreement and the incurrence of the other Indebtedness on the date hereof, and after giving effect to the application of the proceeds of such Initial Term Loans and other Indebtedness:

a.	The fair value of the assets of the Borrower and the Restricted Subsidiaries exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Borrower and the Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Borrower and the Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Borrower and the Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Solvency Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The undersigned is familiar with the business and financial position of the Borrower and the Restricted Subsidiaries. In reaching the conclusions set forth in this Solvency Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Restricted Subsidiaries after consummation of the Transactions.

[Signature Page Follows]

Exhibit G - 1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as a Financial Officer of the Borrower, and not individually, as of the date first stated above.

AMERICAN TIRE DISTRIBUTORS, INC.

By:
Name:
Title:

[Solvency Certificate]

EXHIBIT H

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                    , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(C) of that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [                    , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[    ] of Term Loans] [$[    ] of the [                    , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

3. The Borrower Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value greater than or equal to [[    ]% but less than or equal to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [                    , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit H - 1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower Party was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. The Borrower Party does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment13 or (B) the market price of such Term Loans.14

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[12]	Insert applicable representation.
[13]	No such representation will be required in the case of open market purchases by Affiliated Lenders, which may possess such material non-public information.
[14]	If the Borrower Party cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower Party cannot represent at this time that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans.”

Exhibit H - 2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

[Discount Range Prepayment Notice]

EXHIBIT I

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto, and (b) the Discount Range Prepayment Notice, dated                     , 20    , from the applicable Borrower Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [                    , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[    ]]

[[                    , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[    ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[                    , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit I - 1

Section 2.03(a)(iv)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

Exhibit I - 2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[Discount Range Prepayment Offer]

EXHIBIT J

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                    , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(D) of that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Holdings, Inc., a Delaware corporation, as Holdings, American Tire, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [                    , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [                    , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans - $[    ]]

[[                     , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans - $[    ]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time on the date that is the third Business Day following delivery of this notice pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement.

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	Minimum of $5.0 million and whole increments of $1.0 million.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit J - 1

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

[Solicited Discounted Prepayment Notice]

EXHIBIT K

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:                     , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.03(a)(iv)(D) of that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated                     , 20    , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, the Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [                    , 20    ]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [                    , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower Party was notified that no Lender was willing to accept any prepayment of any Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.]5

3. The Borrower Party does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	Insert applicable representation.

Exhibit K - 1

to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment6 or (B) the market price of such Term Loans.7

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[6]	No such representation will be required in the case of open market purchases by Affiliated Lenders, which may possess such material non-public information.
[7]	If the Borrower Party cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower Party cannot represent at this time that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans.”

Exhibit K - 2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

[Acceptance and Prepayment Notice]

EXHIBIT L

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.03(a)(iv)(B) of that certain Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, the Borrower Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[            ] of Term Loans] [$[            ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[7]	Minimum of $5.0 million and whole increments of $1.0 million.
[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit L - 1

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] as follows:

1. No Default or Event of Default has occurred and is continuing.

2. [At least ten (10) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by a Borrower Party on the applicable Discounted Prepayment Effective Date.][At least three (3) Business Days have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of any Borrower Party’s election not to accept any Solicited Discounted Prepayment Offers made by a Lender.]12

3. The Borrower Party does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such Discounted Term Loan Prepayment13 or (B) the market price of such Term Loans.14

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[12]	Insert applicable representation.
[13]	No such representation will be required in the case of open market purchases by Affiliated Lenders, which may possess such material non-public information.
[14]	If the Borrower Party cannot make this representation, then the following text should be inserted in lieu thereof:

“The Borrower Party cannot represent at this time that it does not possess material non-public information (or material information of the type that would not be public if the Borrower or any Parent Entity were a publicly-reporting company) with respect to the Borrower and its Subsidiaries that either (1) has not been disclosed to the Term Lenders generally (other than Term Lenders that have elected not to receive such information) or (2) if not disclosed to the Term Lenders, would reasonably be expected to have a material effect on, or otherwise be material to (A) a Term Lender’s decision to participate in any such assignment or (B) the market price of such Term Loans.”

Exhibit L - 2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

[Specified Discount Prepayment Notice]

EXHIBIT M

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[    ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[    ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit M - 1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Section 2.03(a)(iv)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).

Exhibit M - 2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[Solicited Discounted Prepayment Offer]

EXHIBIT N

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:             , 20

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement dated as of March 28, 2014 (as amended, restated, amended and restated, refinanced, extended, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), among American Tire Distributors Holdings, Inc., a Delaware corporation, as Holdings, American Tire Distributors, Inc., a Delaware corporation, as Borrower, the Guarantors from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto, and (b) the Specified Discount Prepayment Notice, dated             , 20    , from the applicable Borrower Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans - $[    ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[            ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans - $[    ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[            , 20    ]5 tranche[s] the [    ]6 Class of Term Loans] pursuant to Section 2.03(a)(iv)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Replacement Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans, or Replacement Loans).

Exhibit N - 1

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[Specified Discount Prepayment Response]

EXHIBIT O

FORM OF MORTGAGE

[Attached.]

Exhibit O - 1

EXHIBIT O

FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

(Collateral is or includes fixtures)

(To be filed in Real Property Records)

dated as of [As of Date]

by

[MORTGAGOR NAME],

as Mortgagor,

to

BANK OF AMERICA, N.A.,

as Term Collateral Agent for the benefit of the Secured Parties referred to herein, as Mortgagee

Property:

This Instrument was prepared by the Attorney named below

[in consultation with counsel in the State in which the Property is located]

and, when recorded, recorded counterparts should be returned to:

[Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, New York 10004

Attn:                   ]

THIS INSTRUMENT CONTAINS AFTER-ACQUIRED PROPERTY PROVISIONS AND SECURES OBLIGATIONS CONTAINING PROVISIONS FOR CHANGES IN INTEREST RATES.

- i -

Table of Contents (cont.)

Exhibits:

Exhibit A   –  Legal Description

Exhibit B   –  Permitted Encumbrances

Schedules:

Schedule 3.01(1)   –  Leases

FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FINANCING STATEMENT

COLLATERAL IS OR INCLUDES FIXTURES

THIS FIRST MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FINANCING STATEMENT (as amended, restated, modified or supplemented from time to time, this “Mortgage”) is dated as of [As of Date] and is made by [MORTGAGOR NAME], a [State][Entity], as mortgagor, having an office at [Mortgagor Notice Address] (the “Mortgagor”), to BANK OF AMERICA, N.A., as collateral agent for the benefit of the Secured Parties (as defined in the Credit Agreement), having an office at 100 N. Tryon Street, Charlotte, North Carolina, 28255 (in such capacity, together with its successors, substitutes and assigns, the “Mortgagee”).

American Tire Distributors, Inc., a Delaware corporation (together with its successors and permitted assigns, the “Borrower”), has entered into a Credit Agreement dated as of [            ], 2014 (as amended, restated, modified or supplemented from time to time and including any agreement extending the maturity of, refinancing or otherwise amending, amending and restating or otherwise modifying or restructuring all or any portion of the obligations of the Borrower under such agreement or any successor agreement, the “Credit Agreement”) among the Borrower, American Tire Distributors Holdings, Inc. (“Holdings”), each Guarantor from time to time party thereto, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto.

In connection with the Credit Agreement, the Borrower and certain subsidiaries of the Borrower have entered into that certain Security Agreement dated as of [            ], 2014 (as amended, restated, modified or supplemented from time to time the “Security Agreement”), pursuant to which Grantors (as defined therein) agreed to grant a continuing security interest to Mortgagee for the benefit of the Secured Parties in and to the Collateral (as defined in the Security Agreement) to secure the Finance Obligations (as defined below). The Mortgagor is one of the Grantors and will receive not insubstantial benefits from the credit accommodations made and to be made by the Secured Parties under the Finance Documents. If furtherance of the above, the Mortgagor has agreed to mortgage, grant a lien on and a grant a security interest in the Encumbered Property to secure the Finance Obligations.

Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. Terms used herein without definition which are defined in the introductory section thereof or in the Credit Agreement or the Equal Priority Intercreditor Agreement shall have the respective meanings set forth therein, as applicable. The following additional terms, as used herein, have the following meanings:

“Crossing Lien Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of May 28, 2010 among the ABL Collateral Agent (as defined therein), the Notes Collateral Agent (as defined therein), the Borrower and each other party thereto (as amended, restated, modified or supplemented from time to time).

“Discharge of Finance Obligations” means, except to the extent otherwise provided in Section 2.07 of the Crossing Lien Intercreditor Agreement, (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Finance Documents and termination of all commitments to lend or otherwise extend credit under the Finance Documents, (ii) payment in full in cash of all other Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (iii) termination of all Secured Swap Obligations and the payment in full in cash of all matured obligations, and the cash collateralization (in an amount reasonably satisfactory to Mortgagee) of all unmatured obligations, under all Secured Swap Obligations.

“Encumbered Property” means (but excludes any and all Excluded Assets (as defined in the Credit Agreement):

(i) all of the Mortgagor’s right, title and interest in and to the parcel or parcels of land located in                      County,                         , as more particularly described on Exhibit A hereto (the “Land”), together with any after-acquired estate of the Mortgagor in the Land, and together with all rights appurtenant thereto, including without limitation, all strips and gores within or adjoining the Land, all estate, right, title, interest, claim or demand of the Mortgagor in the streets, roads, sidewalks, alleys and ways adjacent thereto (whether or not vacated and whether public or private and whether open or proposed), all easements over adjoining land granted by any easement agreements, covenants or restrictive agreements, all of the tenements, hereditaments, easements, reciprocal easement agreements, rights pursuant to any trackage agreement, rights to the use of common drive entries, rights-of-way and other rights, privileges and appurtenances thereunto belonging or in any way pertaining thereto, all reversions, remainders, dower and right of dower, curtesy and right of curtesy, all of the air space and right to use air space above such property, all transferable development rights arising therefrom or transferred thereto, all water and water rights and water rights applications (whether riparian, littoral, appropriative or otherwise, and whether or not appurtenant), all pumps, pumping plants, pipes, flumes and ditches thereunto appertaining, all rights and ditches for irrigation, all utility rights, sewer rights, and shares of stock evidencing the same, all oil, gas and other minerals and mineral substances (which term shall include all gypsum, anhydrite, coal, lignite, hydrocarbon or other fossil materials or substances, fissionable materials or substances and all other minerals of any kind or character, whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named, whether now or hereafter found to exist and whether associated with the surface or mineral estate) in, on or under the Land or produced, saved or severed from the Land, all mineral, mining, gravel, oil, gas, hydrocarbon rights and other rights to produce or share in the production of anything related to such property, all drainage, crop, timber, agricultural, and horticultural rights with respect to such property, and all other appurtenances appurtenant to such property, including without limitation, any now or hereafter belonging or in any way appertaining thereto, and all claims or demands of the Mortgagor, either at law or in equity, in possession or expectancy, now or hereafter acquired, of, in or to the same (the Land and all of the foregoing being sometimes referred to herein collectively as the “Real Estate”);

(ii) all of the Mortgagor’s right, title and interest in and to all buildings, improvements, fixtures and other structures or improvements of any kind now or hereafter erected or located upon the Land, including, but not limited to, all building materials, water, sanitary and storm sewers, drainage, electricity, steam, gas, telephone and other utility facilities, parking areas, roads, driveways, walks and other site improvements, together in each case with and all additions and betterments thereto and all renewals, substitutions and replacements thereof, owned or to be owned by the Mortgagor or in which the Mortgagor has or shall acquire an interest, to the extent of the Mortgagor’s interest therein, now or hereafter erected or located upon the Land (collectively, the “Improvements” and, together with the Real Estate the “Premises”);

(iii) all of the Mortgagor’s right, title and interest in and to the following (collectively, the “Personal Property”):

(A) all personal property and fixtures of every kind and nature whatsoever which are now or hereafter located on, attached to, incorporated in (regardless of where located) or affixed to the Premises or the Improvements or used or useful in connection with the ownership, construction, maintenance, repair, reconstruction, alteration, addition, improvement, operation, mining, use or occupancy of the Premises or the Improvements, including, without limitation, all goods, inventory, construction materials, equipment, mining equipment, tools, tooling, furniture, furnishings, fittings, fixtures, supplies, computers and computer programs, carpeting, draperies, blinds, window treatments, racking and shelving systems, heating, lighting, plumbing, ventilating, air conditioning, refrigerating, incinerating and/or compacting plants, systems and equipment, elevators, escalators, appliances, stoves, ranges, refrigerators, vacuum, window washing and other cleaning and building service systems, call systems, sprinkler systems and other fire prevention and extinguishing apparatus and materials, cables, antennae, pipes, ducts, conduits, machinery, apparatus, motors, dynamos, engines, compressors, generators, boilers, stokers, furnaces, pumps, tanks, appliances, garbage systems and pest control systems and all of Mortgagor’s present and future “goods”, “equipment” and “fixtures” (as such terms are defined in the UCC) and other personal property, including without limitation any such personal property and fixtures which are leased, but expressly excluding any such leased personal property and fixtures whose further encumbrance is prohibited under the terms of its underlying lease, and all repairs, attachments, betterments, renewals, replacements, substitutions and accessions thereof and thereto;

(iv) to the extent assignable, all approvals, authorizations, building permits, certificates of occupancy, zoning variances, use permits, certifications, entitlements, exemptions, franchises, licenses, orders, variances, plat plan approvals, environmental approvals, air pollution permits and other authorizations to construct and to operate, sewer and waste discharge permits, national pollutant discharge elimination system permits, water permits, zoning and land use entitlements and all other permits, whether now existing or hereafter issued to or obtained by or on behalf of the Mortgagor, that relate to or concern in any way the Premises or the Improvements and are given or issued by any governmental or quasi-governmental authority, whether now existing or hereafter created (as the same may be amended, modified, renewed or extended from time to time, and including all substitutions and replacements therefor), all rights under and pursuant to all construction, service, engineering, consulting, management, access, supply, leasing, architectural and other similar contracts relating in any way to the design, construction, management, operation, occupancy and/or use of the Premises and Improvements, all rights under all purchase agreements, sales agreements, option contracts, land contracts and contracts for the sale of oil, gas and other minerals or any of them, that relate to or concern in any way the Premises or the Improvements, all abstracts of title, architectural, engineering or construction drawings, plans, specifications, operating manuals, computer programs, computer data, maps, surveys, soil tests, feasibility studies, appraisals, environmental studies, engineering reports and similar materials relating to any portion of or all of the Premises and Improvements, and all payment and performance bonds or warranties or guarantees relating to the Premises or the Improvements, all to the extent assignable (collectively, the “Permits, Plans and Contracts”);

(v) to the extent assignable, the Mortgagor’s interest in and rights under all leases, occupancy agreements or licenses (under which the Mortgagor is landlord or licensor) and subleases (under which the Mortgagor is sublandlord), concession, franchise, management, mineral or other agreements relating to the use or occupancy of the Premises or the Improvements or any part thereof for any purpose, or the extraction or taking of any gas, oil, water or other minerals from the Premises, whether now or hereafter existing or entered into (including any use or occupancy arrangements created pursuant to Section 365(d) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or occupant of any portion of the Premises or the Improvements), and all guaranties thereof and all amendments, modifications, supplements, extensions or renewals thereof (collectively, the “Leases”), and all rents, issues, profits, revenues, charges, fees, receipts, royalties, proceeds from the sale of oil, gas and/or other minerals (whether gaseous, liquid or hard minerals, whether similar or dissimilar to those named and whether associated with the surface or mineral estate), accounts receivable, cash or security deposits and other deposits (subject to the prior right of the tenants making such deposits) and income, and other benefits now or hereafter derived from any portion of the Premises or the Improvements or the use or occupancy thereof (including any payments received pursuant to Section 502(b) of the Bankruptcy Code or otherwise in connection with the commencement or continuance of any bankruptcy, reorganization, arrangement, insolvency, dissolution, receivership or similar proceedings, or any assignment for the benefit of creditors, in respect of any tenant or other occupants of any portion of the Premises or the Improvements and all claims as a creditor in connection with any of the foregoing) and all payments of a similar nature, now or hereafter, including during any period of redemption, derived from the Premises or the Improvements or any other portion of the Encumbered Property and all proceeds from the cancellation, surrender, sale or other disposition of the Leases (collectively, the “Rents”);

(vi) all of the Mortgagor’s right, title and interest in and to all refunds or rebates of real and personal property taxes or charges in lieu of taxes, heretofore or now or hereafter assessed or levied against all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, including interest thereon, and the right to receive the same, whether such refunds or rebates relate to fiscal periods before or during the term of this Mortgage;

(vii) all of the Mortgagor’s right, title and interest in and to all insurance policies and the proceeds thereof, now or hereafter in effect with respect to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, and all unearned premiums and premium refunds, accrued, accruing or to accrue under such insurance policies, and subject to the terms and provisions of the Credit Agreement all awards made for any taking of or damage to all or any of the Premises, the Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts by eminent domain, or by any purchase in lieu thereof, and all awards resulting from a change of grade of streets or for severance damages, and all other proceeds of the conversion, voluntary or involuntary, of all or any of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, into cash or other liquidated claims, and all judgments, damages, awards, settlements and compensation (including interest thereon) heretofore or hereafter made to the present and all subsequent owners of the Premises, Improvements, the Personal Property, the Leases, the Rents and the Permits, Plans and Contracts, or any part thereof for any injury to or decrease in the value thereof for any reason; and

(viii) all accessions, additions or attachments to, and proceeds or products of, any of the foregoing.

“Equal Priority Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement dated as of May 28, 2010 among Borrower, Holdings and the Bank of New York Mellon Trust Company, N.A., as Collateral Agent and Trustee.

“Event of Default” means one or more Events of Default, as such term is defined in any Finance Document.

“Finance Documents” means the Credit Agreement and the other Term Documents (as defined in the Security Agreement).

“Finance Obligations” means, at any date, any and all Secured Obligations (as such term is defined in the Security Agreement) of any Finance Party under any Finance Document.

“Finance Party” means, the Borrower and each other Grantor (as defined in the Security Agreement) now or hereafter obligated to the Secured Parties under any Finance Document, and “Finance Parties” means any two or more of them, collectively.

“Impositions” shall mean all taxes, water rates, sewer rents, fees, assessments, levies, utility charges, insurance premiums payable on any insurance the Mortgagee is required to maintain hereunder, amounts required to be paid to obtain or renew permits and other similar charges (whether or not required by a governmental body) which are now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof)

or the Mortgagee’s interest therein and all water rates, sewer rents, ground rents, maintenance charges and other charges now or hereafter assessed, levied or imposed against the Encumbered Property (or any part thereof) or the Mortgagee’s interest therein or incurred in the ownership, operation, occupancy, maintenance and use of the Encumbered Property.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to any Finance Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Finance Party or with respect to a material portion of its assets, (iii) any liquidation, dissolution, reorganization or winding up of any Finance Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Finance Party.

“Intercreditor Agreements” means, collectively the Equal Priority Intercreditor Agreement and the Crossing Lien Intercreditor Agreement.

“UCC” means at any time the Uniform Commercial Code as the same may from time to time be in effect in the state where the Premises are located, provided that, if, by reason of mandatory provisions of law, the validity, perfection or the effect of perfection or non-perfection of any security interest granted herein is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the state where the Premises are located then, as to the validity or perfection of such security interest, “UCC” shall mean the Uniform Commercial Code in effect in such other jurisdiction for purposes of the provisions hereof relating to such validity or perfection or effect of perfection or non-perfection.

Section 1.02 Interpretation. As used in this Mortgage, the singular shall include the plural as the context requires and the following words and phrases shall have the following meanings: (i) “including” shall mean “including but not limited to”; (ii) “provisions” shall mean “provisions, terms, covenants and/or conditions”; (iii) “lien” shall mean “lien, charge, encumbrance, security interest, mortgage, deed of trust”; (iv) “obligation” shall mean “obligation, duty, covenant and/or condition”; and (v) “any of the Encumbered Property” shall mean “the Encumbered Property or any part thereof or interest therein.” Any act that the Mortgagee is permitted to perform hereunder may be performed at any time and from time to time by the Mortgagee or any person or entity designated by the Mortgagee. Any act which is prohibited to the Mortgagor hereunder is also prohibited to all lessees of any of the Encumbered Property. Each appointment of the Mortgagee as attorney-in-fact for the Mortgagor under this Mortgage is irrevocable, with power of substitution and coupled with an interest. Subject to the applicable provisions hereof, the Mortgagee has the right to refuse to grant its consent, approval or acceptance or to indicate its satisfaction, in its sole discretion, whenever such consent, approval, acceptance or satisfaction is required hereunder.

ARTICLE II

CONVEYANCE OF ENCUMBERED PROPERTY

Section 2.01 Grant. To secure the full and punctual payment of the Finance Obligations in accordance with the terms thereof (including the performance of all of the obligations of the Mortgagor hereunder), the Mortgagor hereby grants, bargains, sells, transfers, sets over, assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over to the Mortgagee, the Encumbered Property, subject only to the Permitted Encumbrances.

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Finance Obligations; provided, always, and this instrument is upon the express condition that should the Finance Obligations be paid according to the tenor and effect thereof when the same shall be due and payable and should the Mortgagor timely and fully discharge its obligations hereunder, this Mortgage and the estate hereby granted shall cease and become void.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF THE MORTGAGOR

The Mortgagor agrees, covenants, represents and warrants as follows:

Section 3.01 Title.

(a) The Mortgagor has good and insurable fee simple title to the Land and the Improvements, subject to the Permitted Encumbrances. The Mortgagor has valid leasehold interests in, all of the other Encumbered Property. This Mortgage is and will remain a valid and enforceable first lien on, and security interest in, the Encumbered Property until payment and performance in full of the Finance Obligations, subject to no Liens other than the exceptions and encumbrances set forth in Exhibit B attached hereto and any Liens permitted pursuant to the Credit Agreement (collectively, the “Permitted Encumbrances”).

(b) Intentionally deleted.

(c) The Mortgagor will forever warrant, defend and preserve its title to the Encumbered Property, the rights of the Mortgagee therein under this Mortgage and the validity and priority of the lien of this Mortgage thereon against the claims of all persons and parties except those having rights under the Permitted Encumbrances to the extent of those rights until payment and performance in full of the Finance Obligations.

Section 3.02 [Reserved]

Section 3.03 [Reserved]

Section 3.04 [Reserved]

Section 3.05 [Reserved]

Section 3.06 [Reserved]

Section 3.07 Finance Documents.

(a) This Mortgage is given pursuant to the Credit Agreement and the other Finance Documents. Each and every term and provision of the Credit Agreement and the other Finance Documents (except for the governing law provisions thereof), including the rights, remedies, obligations, covenants, conditions, agreements, indemnities, representations and warranties of the parties thereto shall be considered as if a part of this Mortgage.

(b) If any remedy or right of the Mortgagee pursuant hereto is acted upon by the Mortgagee or if any actions or proceedings (including any bankruptcy, insolvency or reorganization proceedings) are commenced in which the Mortgagee is made a party and is obliged to defend or uphold or enforce this Mortgage or the rights of the Mortgagee hereunder or the terms of any Lease, the Mortgagor will pay all sums, including reasonable attorneys’ fees and disbursements, actually incurred (not as imposed by statute) by the Mortgagee related to the exercise of any remedy or right of the Mortgagee pursuant hereto or for the expense of any such action or proceeding together with all statutory or other costs, disbursements and allowances, plus interest thereon accruing from the date such cost is incurred (and payable five (5) business days from the date of written demand for payment thereof) until such sums are paid at the Default Rate, and such sums and the interest thereon shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

(c) Any payment of amounts due under this Mortgage not made on or before the due date for such payments shall accrue interest daily without notice from the due date until paid at the Default Rate, and such interest at the Default Rate shall be immediately due upon demand by the Mortgagee, and shall, to the extent permissible by law, be a lien on the Encumbered Property prior to any right, title to, interest in or claim upon the Encumbered Property attaching or accruing subsequent to the recording of this Mortgage and shall be secured by this Mortgage to the extent permitted by applicable law.

Section 3.08 Payment of Taxes, Liens and Charges.

(a) The Mortgagor will pay and discharge from time to time prior to the time when the same shall become delinquent, and before any interest or penalty accrues thereon or attaches thereto, all Impositions, imposed upon or assessed against the Encumbered Property or any part thereof or upon the Rents from the Encumbered Property or arising in respect of the occupancy, use or possession thereof.

(b) In the event of the passage of any state, Federal, municipal or other governmental law, order, rule or regulation subsequent to the date hereof (i) deducting from the value of real property for the purpose of taxation any lien or encumbrance thereon or in any manner changing or modifying the laws now in force governing the taxation of this Mortgage or debts secured by mortgages or deeds of trust (other than laws governing income, franchise and similar taxes generally) or the manner of collecting taxes thereon and (ii) imposing a tax to be paid by the Mortgagee, either directly or indirectly, on this Mortgage, or any other Finance Documents or to require an amount of taxes to be withheld or deducted therefrom, the Mortgagor will promptly notify the Mortgagee of such event. In such event the Mortgagor shall (i) agree to enter into such further instruments as may be reasonably necessary or desirable to obligate the Mortgagor to make any applicable additional payments, and (ii) the Mortgagor shall make all such additional payments.

(c) Mortgagor shall have the right to contest the amount or validity, in whole or in part, of any Impositions, or to seek a reduction in the valuation of the Encumbered Property, or any part thereof, as assessed for real estate or personal property tax purposes, by appropriate proceedings diligently conducted in good faith. Following the occurrence and during the continuance of an Event of Default, Mortgagor may commence such proceedings, however, only after payment of such Impositions, unless such payment would bar any such proceedings or interfere materially and adversely with the prosecution thereof, in which event Mortgagor may postpone or defer payment of such Impositions provided it gives Mortgagee timely notice of same. Upon such postponement or deferral, on Mortgagee’s demand, (i) Mortgagor shall provide security, for the duration of such proceedings (including any appeals), in such form and amount as shall, in Mortgagee’s reasonable judgment, assure the discharge of Mortgagor’s obligations hereunder and of any additional charge, penalty or expense incurred as a result of such proceedings; and (ii) if the Encumbered Property or any part thereof shall, in Mortgagee’s reasonable judgment, be in imminent danger of being forfeited or lost by reason of such postponement or deferral, Mortgagor shall immediately pay or cause to be paid the Impositions.

(d) If required by the Mortgagee during the continuance of an Event of Default, the Mortgagor shall pay the Mortgagee monthly, together with and in addition to the payments of principal of, premium, if any, and interest on any Finance Obligation, an amount determined by the Mortgagee to be necessary to enable the Mortgagee to pay all Impositions one month before it becomes due. If the total payments made to the Mortgagee pursuant to the preceding sentence are less than the amount required to pay any Imposition one month before it becomes due, the Mortgagor shall pay the Mortgagee, on demand, the amount necessary to make up such deficiency. If there is an excess of such payments, the excess will reduce subsequent payments required under this Section 3.08. To the extent permitted by applicable law, the Mortgagee shall not be required to pay interest on any sums held pursuant to this Section 3.08. If an Event of Default has occurred, the Mortgagee may at its option apply any amounts received pursuant to this Section 3.08 to the payment of the Finance Obligations in such order as the Mortgagee may elect.

Section 3.09 Payment of Closing Costs. The Mortgagor shall pay all reasonable costs in connection with, relating to or arising out of the preparation, execution and recording of this Mortgage, including title company premiums and charges, survey costs, recording fees and taxes, attorneys’ fees and disbursements, and all other similar expenses of every kind.

Section 3.10 [Reserved]

Section 3.11 Insurance. The Mortgagor will keep the Encumbered Property insured against such risks in the manner required by the other Finance Documents.

Section 3.12 Casualty; Restoration of Casualty Damage. The Mortgagor shall give the Mortgagee prompt written notice of any fire or other casualty to all or any material portion of the Encumbered Property (a “Casualty”). In the event of a Casualty, the Net Cash Proceeds with respect to any such Casualty shall be paid and applied in accordance with the Finance Documents.

Section 3.13 Condemnation/Eminent Domain. The Mortgagor shall notify the Mortgagee promptly upon obtaining knowledge of any pending or threatened condemnation or taking of all or any material portion of the Encumbered Property (a “Condemnation”). In the event of a Condemnation, all Net Cash Proceeds shall be paid and applied in accordance with the Finance Documents.

Section 3.14 Assignment of Leases and Rents.

(a) The Mortgagor hereby irrevocably, unconditionally and absolutely grants, transfers and assigns to the Mortgagee all of its right, title and interest in and to all Leases, together with any and all extensions and renewals thereof for purposes of securing and discharging the Finance Obligations. The Mortgagor has not assigned or executed any assignment of, and will not assign or execute any assignment of, any Lease or its respective Rents to anyone other than to the Mortgagee, other than in connection with the ABL Collateral Documents.

(b) Following the occurrence and during the continuation of an Event of Default, without the Mortgagee’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, the Mortgagor will not (i) enter into, modify in any material respect, amend in any material respect, terminate or consent to the cancellation or surrender of any Lease if such entrance, modification, amendment, termination or consent would, in the reasonable judgment of the Mortgagee, be adverse in any material respect to the Secured Parties, the value of the Encumbered Property or the liens and security interests created by this Mortgage or (ii) except for an assignment or subletting which is expressly permitted under the terms of the Lease, consent to an assignment of any tenant’s interest in any Lease or to a subletting thereof covering a material portion of the Encumbered Property, except, in each case, as may be permitted by this Mortgage or the other Finance Documents.

(c) The Mortgagor has assigned and transferred to the Mortgagee all of the Mortgagor’s right, title and interest in and to the Rents now or hereafter arising, it being intended that this assignment establish, subject to Section 3.14(d) below, an absolute transfer and assignment of all Rents and all Leases to the Mortgagee and not merely to grant a security interest therein. Such assignment to the Mortgagee shall not be construed to bind the Mortgagee to the performance of any of the covenants, conditions or provisions contained in any Lease or otherwise impose any obligation upon the Mortgagee except that the Mortgagee shall be accountable for any Rents actually received pursuant to the aforesaid assignment. Notwithstanding the foregoing, the Mortgagor shall have the license and right, subject to automatic revocation as provided in Section 3.14(d) below, to operate and rent, lease or let all or any portion of the Encumbered Property and to collect all of the Rents. As provided in Section 3.14(d) below, the license granted by this Section 3.14(c) is subject to automatic revocation and thereafter the Mortgagee may, in the Mortgagor’s name and stead (with or without first taking possession of any of the Encumbered Property personally or by receiver as provided herein) operate the Encumbered Property and rent, lease or let all or any portion of any of the Encumbered Property to any party or parties at such rental and upon such terms as the Mortgagee shall, in its sole discretion, determine, and may collect and have the benefit of all of such Rents arising from or accruing at any time thereafter or that may thereafter become due.

(d) As long as no Event of Default has occurred or is continuing, the license granted under Section 3.14(c) above shall be effective and the Mortgagee shall not exercise any of its rights under Section 3.14(c) above, and the Mortgagor shall receive and collect the Rents accruing under any Lease pursuant to the revocable license granted therein; but upon the occurrence and during the continuance of any Event of Default, the license granted under Section 3.14(c) above shall be deemed to be automatically revoked and shall terminate automatically without notice and the Mortgagee shall be entitled to all of the Rents without the necessity of the Mortgagee’s taking any action whatsoever, and the Rents shall thereupon be deemed to be cash collateral for all purposes, including without limitation for purposes of Section 363 of the Bankruptcy Code. Upon the occurrence and during the continuance of any Event of Default, the Mortgagee may receive and collect all Rents and enter upon the Premises and Improvements through its officers, agents, employees or attorneys for such purpose and for the operation and maintenance thereof. Upon the occurrence and during any continuance of an Event of Default, the Mortgagor hereby irrevocably authorizes and directs each tenant, if any, and each successor, if any, to the interest of any tenant under any Lease, respectively, to rely upon any notice of a claimed Event of Default sent by the Mortgagee to any such tenant or any of such tenant’s successors in interest, and thereafter to pay Rents to the Mortgagee without any obligation or right to inquire as to whether an Event of Default actually exists and even if notice to the contrary is received from the Mortgagor, who shall have no right or claim against any such tenant or successor in interest for any such Rents so paid to the Mortgagee. Each tenant or any of such tenant’s successors in interest from whom the Mortgagee or any officer, agent, attorney or employee of the Mortgagee shall have collected any Rents, shall be authorized to pay Rents to the Mortgagor only after such tenant or any of such tenant’s successors in interest shall have received written notice from the Mortgagee that the Event of Default is no longer continuing, which notice the Mortgagee shall be obligated to give if the Mortgagee determines in its reasonable discretion that such Event of Default is no longer continuing (or if ordered by a court or arbitrator with jurisdiction), unless and until a further notice of an Event of Default is given by the Mortgagee to such tenant or any of such tenant’s successors in interest.

(e) The Mortgagee will not become a mortgagee in possession so long as it does not enter and take actual possession of the Encumbered Property. In addition, the Mortgagee shall not be responsible or liable for performing any of the obligations of the landlord under any Lease, for any waste by any tenants, or others, for any dangerous or defective conditions of any of the Encumbered Property, for negligence in the management, upkeep, repair or control of any of the Encumbered Property or any other act or omission by any other person, except in the event the Mortgagee takes possession of the Encumbered Property, but only for occurrences or non-occurrences arising or accruing subsequent to such taking of possession of the Encumbered Property.

(f) The Mortgagor shall furnish to the Mortgagee, within 30 days after a request by the Mortgagee to do so, a written statement containing the names of all tenants, subtenants and concessionaires of the Premises or Improvements, the terms of any Lease, the space occupied and the rentals or license fees payable thereunder.

(g) If an Event of Default occurs, and if there is any applicable law requiring the Mortgagee to take actual or constructive possession of the Premises (or some action equivalent thereto, such as securing the appointment of a receiver) in order for the Mortgagee to “perfect” or “activate” its rights and remedies as set forth herein, the Mortgagor hereby waives the benefits of any such laws to the maximum extent allowable.

Section 3.15 Restrictions on Transfers and Encumbrances. Except as permitted hereby or by the Finance Documents, the Mortgagor shall not directly or indirectly sell, convey, alienate, mortgage, pledge, encumber or create, consent to or suffer the creation of any lien or charge upon any interest in or any part of the Encumbered Property.

Section 3.16 Security Agreement. This Mortgage is both a mortgage and grant of real property and a grant of a security interest in personal property, and shall constitute and serve as a “security agreement” within the meaning of the UCC. The Mortgagor hereby grants unto the Mortgagee for the benefit of the

Secured Parties a security interest in and to all the Encumbered Property described in this Mortgage that is not real property, and substantially contemporaneously with the recording of this Mortgage, the Mortgagor has filed or will file UCC financing statements, and will file continuation statements prior to the lapse thereof, at the appropriate offices in the state in which the Premises are located and otherwise may be required or advisable to perfect the security interest granted by this Mortgage in all the Encumbered Property that is not real property. The Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to execute any document and to file the same in the appropriate offices (to the extent it may lawfully do so), and to perform each and every act and thing requisite and necessary to be done to perfect the security interest hereby granted. The Mortgagee shall have all rights with respect to the part of the Encumbered Property that is the subject of a security interest afforded by the UCC in addition to, but not in limitation of, the other rights afforded the Mortgagee hereunder. The Mortgagor agrees, to the extent permitted by law, that: (i) all of the goods described within the definition of the word “Personal Property” are or are to become fixtures on the Land; (ii) this Mortgage upon recording or registration in the real estate records of the proper office shall constitute a financing statement filed as a “fixture filing” within the meaning of Section 9-502(c) of the UCC; (iii) the Mortgagor is the record owner of the Premises; and (iv) the addresses of Mortgagor and Mortgagee are as set forth in Section 5.02 of this Mortgage. Additionally, this Mortgage shall constitute a financing statement covering fixtures and/or minerals or the like (including oil and gas) and/or accounts resulting from the sale thereof at the wellhead or minehead and, as such, shall be filed for record in the real estate records of each county in which the Land, or any part thereof, is located.

Section 3.17 Filing and Recording. The Mortgagor will cause this Mortgage, any other security instrument creating a security interest in or evidencing the lien hereof upon the Encumbered Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and to protect fully the liens and security interests of the Mortgagee hereby granted in and upon the Encumbered Property. The Mortgagor will pay all filing, registration or recording fees, and all expenses incidental to the execution and acknowledgment of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property, and any instrument of further assurance and all Federal, state, county and municipal recording, documentary or intangible taxes and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery and recording of this Mortgage, any mortgage supplemental hereto, any security instrument with respect to the Encumbered Property or any instrument of further assurance.

Section 3.18 Further Assurances. Upon demand by the Mortgagee, the Mortgagor will, at the sole cost of the Mortgagor and without expense to the Mortgagee, do, execute, acknowledge and deliver all such further acts, deeds, conveyances, deeds of trust, assignments, notices of assignment, transfers and assurances as the Mortgagee shall from time to time reasonably require as necessary for the assuring, conveying, assigning, transferring and confirming unto the Mortgagee the property and rights hereby conveyed or assigned or intended now or hereafter so to be, or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee, or for carrying out the intention or facilitating the performance of the terms of this Mortgage, or for filing, registering or recording this Mortgage, and on demand, the Mortgagor will also execute and deliver and hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent for the Mortgagor and in its name, place and stead, in any and all capacities, to execute and file to the extent it may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments reasonably required by the Mortgagee to evidence or perfect the liens and security interests hereby granted and to perform each and every act and thing requisite and necessary to be done to accomplish the same.

Section 3.19 Additions to Encumbered Property. All right, title and interest of the Mortgagor in and to all extensions, improvements, betterments, renewals, substitutes and replacements of, and all additions and appurtenances to, the Encumbered Property hereafter acquired by or released to the Mortgagor or constructed, assembled or placed by the Mortgagor upon the Premises or the Improvements, and all conversions of the security constituted thereby, immediately upon such acquisition, release, construction, assembling, placement or conversion, as the case may be, and in each such case without any further mortgage, conveyance, assignment or other act by the Mortgagor, shall become subject to the liens and security interests of this Mortgage as fully and completely and with the same effect as though now owned by the Mortgagor and specifically described in the grant of the Encumbered Property above, but at any and all times the Mortgagor will execute and deliver to the Mortgagee any and all such further assurances, mortgages, conveyances or assignments thereof as the Mortgagee may reasonably require for the purpose of expressly and specifically subjecting the same to the liens and security interests of this Mortgage.

Section 3.20 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Encumbered Property or any part thereof, nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof.

Section 3.21 Intentionally deleted.

ARTICLE IV

DEFAULTS AND REMEDIES

Section 4.01 Events of Default. It shall be an Event of Default under this Mortgage if any Event of Default shall exist under any Finance Document.

Section 4.02 Demand for Payment. Upon the occurrence and during the continuation of any Event of Default, in addition to any other rights and remedies the Mortgagee may have pursuant to the Finance Documents, or as provided at law or in equity, and without limitation, the Finance Obligations and all other amounts payable with respect to the Term Loans, the Credit Agreement, this Mortgage and all other Finance Documents shall become due and payable as provided therein. The Mortgagor shall pay to the Mortgagee within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee) all such amounts and such further amounts as shall be reasonably incurred (without regard to statutory presumption) to cover the costs and expenses of collection, including reasonable attorneys’ fees, disbursements and expenses incurred by the Mortgagee. The Mortgagor hereby waives notice of presentment, demand, protest, acceleration and notice of acceleration to the maximum extent permitted by applicable law. In case the Finance Parties shall fail forthwith to pay such amounts or any amounts due under the Finance Documents or any provision of this Mortgage within the time period set forth in the Finance Documents (or if no time period is specified therein, promptly after written demand by Mortgagee), the Mortgagee, in addition to any other rights or remedies provided herein or at law or equity, shall be entitled and empowered to institute an action or proceedings at law or in equity for the collection of the sums so due and unpaid, to prosecute any such action or proceedings to judgment or final decree, to enforce any such judgment or final decree against the Mortgagor and to collect, in any manner provided by law, all moneys adjudged or decreed to be payable.

Section 4.03 Rights to Take Possession, Operate and Apply Revenues.

(a) If an Event of Default shall occur and be continuing, the Mortgagor shall, upon demand of the Mortgagee, forthwith surrender to the Mortgagee actual possession of the Encumbered Property and, if and to the extent permitted by applicable law, the Mortgagee itself, or by such officers or agents as it may appoint, may then enter and take possession of all the Encumbered Property with or without the appointment of a receiver or an application therefor, exclude the Mortgagor and its agents and employees wholly therefrom, and have access to the books, papers and accounts of the Mortgagor.

(b) If the Mortgagor shall for any reason fail to surrender or deliver the Encumbered Property or any part thereof after such demand by the Mortgagee, the Mortgagee may obtain a judgment or decree conferring upon the Mortgagee the right to immediate possession or requiring the Mortgagor to deliver immediate possession of the Encumbered Property to the Mortgagee, to the entry of which judgment or decree the Mortgagor hereby specifically consents. The Mortgagor will pay to the Mortgagee, upon demand, all reasonable expenses of obtaining such judgment or decree, including compensation to the Mortgagee’s attorneys (for reasonable fees actually incurred (not as imposed by statute)) and agents with interest thereon at the Default Rate; and all such expenses and compensation shall, until paid, be secured by this Mortgage.

(c) If an Event of Default shall occur and be continuing, the Mortgagee may hold, store, use, operate, manage and control the Encumbered Property, conduct the business thereof and, from time to time, (i) make all necessary, proper and reasonable maintenance, repairs, renewals, replacements, additions, betterments and improvements thereto and thereon, (ii) purchase or otherwise acquire additional fixtures, personalty and other property, (iii) insure or keep the Encumbered Property insured, (iv) manage and operate the Encumbered Property and exercise all the rights and powers of the Mortgagor to the same extent as the Mortgagor could in its own name or otherwise with respect to the same or (v) enter into any and all agreements with respect to the exercise by others of any of the powers herein granted to the Mortgagee, all as may from time to time be directed or determined by the Mortgagee to be in its best interest and the Mortgagor hereby appoints the Mortgagee as its true and lawful attorney-in-fact and agent, for the Mortgagor and in its name, place and stead, in any and all capacities, to perform any of the foregoing acts. Regardless of whether or not the Mortgagee has entered or taken possession, the Mortgagee may collect and receive all the Rents, issues, profits and revenues from the Encumbered Property, including those past due as well as those accruing thereafter, and, after deducting (i) all expenses of taking, holding, managing and operating the Encumbered Property (including compensation for the services of all persons employed for such purposes), (ii) the costs of all such maintenance, repairs, renewals, replacements, additions, betterments, improvements, purchases and acquisitions, (iii) the costs of insurance, (iv) such taxes, assessments and other similar charges as the Mortgagee may at its option pay, (v) other proper charges upon the Encumbered Property or any part thereof and (vi) the compensation, expenses and disbursements of the attorneys and agents of the Mortgagee, the Mortgagee shall apply the remainder of the moneys and proceeds so received first to the payment of the Mortgagee for the payment in full and satisfaction of the Finance Obligations, and second, if there is any surplus, to the Mortgagor, subject to the entitlement of others thereto under applicable law.

(d) Whenever, before any sale of the Encumbered Property under Section 4.06 hereof, Discharge of Finance Obligations shall have occurred, the Mortgagee will surrender possession of the Encumbered Property back to the Mortgagor, its successors or assigns. The same right of taking possession shall, however, arise again if any subsequent Event of Default shall occur and be continuing.

Section 4.04 Right to Cure the Mortgagor’s Failure to Perform. During the continuance of an Event of Default, without notice to Mortgagor, should the Mortgagor fail in the payment, performance or observance of any term, covenant or condition required by this Mortgage or any other Finance Document (with respect to the Encumbered Property), the Mortgagee may pay, perform or observe the same, and all payments made or costs or expenses incurred by the Mortgagee in connection therewith shall be secured hereby and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate. The Mortgagee shall make the determination as to the necessity for any such actions and of the amounts to be paid. The Mortgagee is hereby empowered to enter and to authorize others to enter upon the Premises or the Improvements or any part thereof for the purpose of performing or observing any such defaulted term, covenant or condition without having any obligation to so perform or observe and without thereby becoming liable to the Mortgagor, to any person in possession holding under the Mortgagor or to any other person.

Section 4.05 Right to a Receiver. If an Event of Default shall occur and be continuing, the Mortgagee, upon application to a court of competent jurisdiction, shall be entitled as a matter of right to the appointment of a receiver to take possession of and to operate the Encumbered Property and to collect and apply the Rents. The Mortgagor hereby consents to such appointment and acknowledges and agrees that the Mortgagee shall be entitled to such appointment without notice and without regard for the adequacy of security for the Finance Obligations or the solvency of the Mortgagor or any party liable for the Finance Obligations. The receiver shall have all of the rights and powers permitted under the laws of the state wherein the Encumbered Property is located. The Mortgagor will pay to the Mortgagee upon demand all expenses, including receiver’s fees, attorneys’ fees and disbursements that are actually incurred (not as imposed by statute), costs and agent’s compensation incurred pursuant to the provisions of this Section 4.05; and all such expenses shall be secured by this Mortgage and shall be, without demand, immediately repaid by the Mortgagor to the Mortgagee with interest thereon at the Default Rate.

Section 4.06 Foreclosure and Sale.

(a) If an Event of Default shall occur and be continuing, the Mortgagee may elect to sell the Encumbered Property or any part of the Encumbered Property by exercise of the power of foreclosure or of sale granted to the Mortgagee by applicable law, this Mortgage or any other Finance Document. In such case, the Mortgagee may commence a civil action to foreclose this Mortgage, in accordance with applicable law, to satisfy any Finance Obligation. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property, may sell all or such parts of the Encumbered Property as may be chosen by the Mortgagee at the time and place of sale fixed by it in a notice of sale, either as a whole or in separate lots, parcels or items as the Mortgagee shall deem expedient, and in such order as it may determine, at public auction to the highest bidder. The Mortgagee or an officer appointed by a judgment of foreclosure to sell the Encumbered Property may postpone any foreclosure or other sale of all or any portion of the Encumbered Property by public announcement at such time and place of sale, and from time to time as permitted by applicable law thereafter may postpone such sale by public announcement or subsequently noticed sale. Except as otherwise required by applicable law, without further notice, the Mortgagee or an officer appointed to sell the Encumbered Property may make such sale at the time fixed by the last postponement, or may, in its discretion, give a new notice of sale. Any person, including the Mortgagor or the Mortgagee or any designee or affiliate thereof, may purchase any portion of the Encumbered Property at such sale. If the Mortgagee, or any affiliate of the Mortgagee, is the highest bidder at any foreclosure sale, the Mortgagee may credit the Finance Obligations for the amount of the Mortgagee’s bid in lieu of a cash payment. Mortgagor authorizes and empowers the Mortgagee to execute and deliver to the purchaser or purchasers at any such foreclosure sale, good and sufficient deed(s) and/or bill(s) of sale of the Encumbered Property, or the part thereof foreclosed upon, all with covenants of general warranty binding on Mortgagor and Mortgagor’s successors and assigns.

(b) The Encumbered Property may be sold subject to unpaid taxes and the Permitted Encumbrances, and after deducting all the reasonable actual costs, fees and expenses of the Mortgagee, including, without limitation, costs of evidence of title in connection with the sale, the Mortgagee or an officer that makes any sale shall apply the proceeds of sale in the manner set forth in Section 4.08 hereof.

(c) Any foreclosure or other sale of less than the whole of the Encumbered Property or any defective or irregular sale made hereunder shall not exhaust the power of foreclosure or of sale provided for herein; and subsequent sales may be made hereunder until Discharge of Finance Obligations shall have occurred, or the entirety of the Encumbered Property has been sold.

(d) If an Event of Default shall occur and be continuing, the Mortgagee may instead of, or in addition to, exercising the rights described in Section 4.06(a) above and either with or without entry or taking possession as herein permitted, proceed by a suit or suits in law or in equity or by any other appropriate proceeding or remedy (i) to specifically enforce payment of some or all of the terms of the Finance Documents or the performance of any term, covenant, condition or agreement of this Mortgage or any other right or (ii) to pursue any other remedy available to it, at law or in equity, all as the Mortgagee shall determine most effectual for such purposes.

Section 4.07 Other Remedies.

(a) In case an Event of Default shall occur and be continuing, the Mortgagee may also exercise, to the extent not prohibited by applicable law, any or all of the remedies available to a secured party under the UCC, including, to the extent not prohibited by applicable law, the following:

(i) in the case of personal property, exercise those rights and remedies under the Security Agreement;

(ii) to make such payments and do such acts as the Mortgagee may deem necessary to protect its security interest in the Personal Property including paying, purchasing, contesting or compromising any encumbrance, charge or lien that is prior or superior to the security interest granted hereunder, and, in exercising any such powers or authority, paying all expenses incurred in connection therewith; or

(iii) to enter upon any or all of the Premises or Improvements to exercise the Mortgagee’s rights hereunder.

(b) In connection with a sale of the Encumbered Property and the application of the proceeds of sale as provided in Section 4.08 of this Mortgage, the Mortgagee shall be entitled to enforce payment of and to receive up to the principal amount of the Finance Obligations, plus all other charges, payments and costs due under this Mortgage, and to recover a deficiency judgment for any portion of the aggregate principal amount of the Finance Obligations remaining unpaid, with interest.

Section 4.08 Application of Sale of Proceeds and Rents.

(a) After any foreclosure sale of all or any of the Encumbered Property, the Mortgagee shall receive the proceeds of sale, no purchaser shall be required to see to the application of the proceeds, and the Mortgagee shall apply the proceeds of the sale together with any Rents that may have been collected and any other sums that then may be held by the Mortgagee under this Mortgage as set forth in Article IV of the Equal Priority Intercreditor Agreement.

(b) It is understood that nothing contained in this Mortgage shall exculpate the Mortgagor as to, or otherwise limit the liability of the Mortgagor for, any deficiency between the amount of the proceeds of the Encumbered Property and the amount of the Finance Obligations, unless otherwise expressly provided in this Mortgage or any of the other Finance Documents.

Section 4.09 The Mortgagor as Tenant Holding Over. If the Mortgagor remains in possession of any of the Encumbered Property after any foreclosure sale by the Mortgagee, at the Mortgagee’s election the Mortgagor shall be deemed a tenant holding over and shall forthwith surrender possession to the purchaser or purchasers at such sale or be summarily dispossessed or evicted according to provisions of law applicable to tenants holding over.

Section 4.10 Waiver of Appraisement, Valuation, Stay, Extension and Redemption Laws.

(a) The Mortgagor will not object to any sale of the Encumbered Property made in accordance with the terms and conditions hereof, and for itself and all who may claim under it, the Mortgagor waives, to the extent that it lawfully may, all right to have the Encumbered Property marshaled or to have the Encumbered Property sold as separate estates, parcels, tracts or units in the event of any foreclosure of this Mortgage.

(b) To the full extent permitted by the law of the state wherein the Encumbered Property is located or other applicable law, neither the Mortgagor nor anyone claiming through or under it shall or will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension, homestead-exemption or redemption laws now or hereafter in force in order to prevent or hinder the enforcement or foreclosure of this Mortgage, the absolute sale of the Encumbered Property or the final and absolute putting of the purchasers into possession thereof immediately after any sale; and the Mortgagor, for itself and all who may at any time claim through or under it, hereby waives to the full extent that it may lawfully do so, the benefit of all such laws and any and all right to have the assets covered by the security interest created hereby marshaled upon any foreclosure of this Mortgage.

Section 4.11 Discontinuance of Proceedings. In case the Mortgagee shall proceed to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall be discontinued or abandoned for any reason, or shall be determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of the Mortgagee shall continue as if no such proceeding had been taken.

Section 4.12 Suits to Protect the Encumbered Property. The Mortgagee shall have power (i) to institute and maintain suits and proceedings to prevent any impairment of the Encumbered Property by any acts which may be unlawful or in violation of this Mortgage, (ii) to preserve or protect its interest in the Encumbered Property and in the Rents arising therefrom and (iii) to restrain the enforcement of or compliance with any legislation or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of or compliance with such enactment, rule or order would impair the security or be prejudicial to the interest of the Mortgagee hereunder.

Section 4.13 Filing Proofs of Claim. In case of any receivership, insolvency, bankruptcy, reorganization, arrangement, adjustment, composition or other proceedings affecting the Mortgagor, the Mortgagee shall, to the extent permitted by applicable law, be entitled to file such proofs of claim and other documents as may be necessary or advisable in order to have the claims of the Mortgagee allowed in such proceedings for the Finance Obligations secured by this Mortgage at the date of the institution of such proceedings and for any interest accrued, late charges and additional interest or other amounts due or that may become due and payable hereunder after such date.

Section 4.14 Possession by the Mortgagee. Notwithstanding the appointment of any receiver, liquidator or trustee of the Mortgagor, any of its property or the Encumbered Property, the Mortgagee shall be entitled, to the extent not prohibited by applicable law, to remain in possession and control of all parts of the Encumbered Property now or hereafter granted under this Mortgage in accordance with the terms hereof and applicable law.

Section 4.15 Waiver.

(a) No delay or failure by the Mortgagee to exercise any right, power or remedy accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or acquiescence therein unless otherwise expressly consented to in writing by the Mortgagee; and every right, power and remedy given by this Mortgage to the Mortgagee may be exercised from time to time and as often as may be deemed expedient by the Mortgagee. No consent or waiver by the Mortgagee to or of any Event of Default by the Mortgagor in the performance of the Finance Obligations shall be deemed or construed to be a consent or waiver to or of any other Event of Default in the performance of the same or any other Finance Obligations by the Mortgagor hereunder. No failure on the part of the Mortgagee to complain of any act or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall constitute a waiver by the Mortgagee of its rights hereunder or impair any rights, powers or remedies consequent on any future Event of Default by the Mortgagor.

(b) Even if the Mortgagee (i) grants some forbearance or an extension of time for the payment of any sums secured hereby, (ii) takes other or additional security for the payment of any sums secured hereby, (iii) waives or does not exercise some right granted herein or under the Finance Documents, (iv) releases a part of the Encumbered Property from this Mortgage, (v) agrees to change some of the terms, covenants, conditions or agreements of any of the Finance Documents, (vi) consents to the filing of a map, plat or replat affecting the Premises, (vii) consents to the granting of an easement or other right affecting the Premises or (viii) makes or consents to an agreement subordinating the Mortgagee’s lien on the Encumbered Property hereunder; no such act or omission shall preclude the Mortgagee from exercising any other right, power or privilege herein granted or intended to be granted in the event of any Event of Default then made or of any subsequent Event of Default; nor, except as otherwise expressly provided in an instrument executed by the Mortgagee, shall this Mortgage be altered thereby. In the event of the sale or transfer by operation of law or otherwise of all or part of the Encumbered

Property, the Mortgagee is hereby authorized and empowered to deal with any vendee or transferee with reference to the Encumbered Property secured hereby, or with reference to any of the terms, covenants, conditions or agreements hereof, as fully and to the same extent as it might deal with the original parties hereto and without in any way releasing or discharging any liabilities, obligations or undertakings.

Section 4.16 Remedies Cumulative. No right, power or remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other right, power or remedy, and each and every such right, power and remedy shall be cumulative and concurrent and in addition to any other right, power and remedy given hereunder or now or hereafter existing at law or in equity or by statute.

ARTICLE V

MISCELLANEOUS

Section 5.01 Partial Invalidity. If any provision hereof or of any of the other Finance Documents is invalid or unenforceable in any jurisdiction or under any circumstances, the other provisions hereof or of those Finance Documents shall remain in full force and effect in such jurisdiction and the remaining provisions hereof will be liberally construed in favor of the Mortgagee in order to carry out the provisions hereof and of such other Finance Documents. The invalidity of any provision of this Mortgage in any jurisdiction or under any circumstances will not affect the validity or enforceability of any such provision in any other jurisdiction or under any other circumstances. If any lien, encumbrance or security interest evidenced or created by this Mortgage is invalid or unenforceable, in whole or in part, as to any part of the Finance Obligations, or is invalid or unenforceable, in whole or in part, as to any part of the Encumbered Property, such portion, if any, of the Finance Obligations as is not secured by all of the Encumbered Property hereunder shall be paid prior to the payment of the portion of the Finance Obligations and shall, unless prohibited by applicable laws or unless Mortgagee, in its sole and absolute discretion, otherwise elects, be deemed to have been first paid on and applied to payment in full of the unsecured or partially secured portion of the Finance Obligations, and the remainder to the secured portion of the Finance Obligations.

Section 5.02 Notices. Unless otherwise specified herein, all notices, demands, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (i) at its address set forth below or (ii) such other facsimile number or telex number such other address, facsimile number or telex number as the party entitled to such notice shall have specified by at least ten days’ prior notice given to the other parties in the manner provided herein.

(a)	To the Mortgagee:

Bank of America, N.A.

Mail Code: IL4-135-05-41

135 S. LaSalle Street

Chicago, Illinois 60603

Attention: Christine Trotter

Telecopier: (877) 207-0702

with a copy to:

Viktor Okasmaa

Fried, Frank, Harris, Shriver & Jacobson LLP.

One New York Plaza

New York, NY 10004

E-Mail: viktor.okasmaa@friedfrank.com

Telephone: (212) 859-8472

(b)	To the Mortgagor:

[Mortgagor Name]

[Mortgagor Notice Address]

Attn:

with a copy to:

[contact]

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

E-Mail:

Telephone:

Each such notice, demand, request and other communication shall be effective (i) effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section 5.02 and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 48 hours after such communication is deposited, certified mail, return receipt requested, in the mails with appropriate first class postage prepaid, addressed as aforesaid or (iv) if given by other means, when delivered at the address specified in this Section 5.02 deemed to have been given upon the earlier of (i) delivery at the appropriate address specified above, whether in person, by express courier or by mail, or (ii) two days after the postmark date of mailing. Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice was given shall not invalidate the effectiveness of any notice, demand, request or other communication.

Section 5.03 Successors and Assigns. The Mortgagee shall have the right to assign or transfer its rights under this Mortgage without limitation. Any assignee or transferee shall be entitled to all the benefits afforded the Mortgagee under this Mortgage.

Section 5.04 Satisfaction and Cancellation.

(a) The conveyance to the Mortgagee of the Encumbered Property as security and for the benefit of the Mortgagee created and consummated by this Mortgage shall be null and void when Discharge of Finance Obligations has occurred.

(b) In connection with any termination or release pursuant to paragraph (a) to the extent applicable, this Mortgage shall be marked “satisfied” by the Mortgagee, and this Mortgage may be cancelled of record at the request and at the expense of the Mortgagor. The Mortgagee shall execute any documents reasonably requested by the Mortgagor to accomplish the foregoing or to accomplish any release contemplated by this Section 5.04, and the Mortgagor will pay all costs and expenses, including attorneys’ fees and disbursements actually incurred (not as imposed by statute) by the Mortgagee in connection with the preparation and execution of such documents.

Section 5.05 Other Finance Documents. The Mortgagor acknowledges that in addition to this Mortgage, other Finance Documents secure the Finance Obligations. The Mortgagor agrees that the lien of this Mortgage shall be absolute and unconditional and shall not in any manner be affected or impaired by any acts or omissions whatsoever of the Mortgagee and, without limiting the generality of the foregoing, the lien hereof shall not be impaired by any acceptance by the Mortgagee of any security for or guarantees of any of the Finance Obligations hereby secured, or by any failure, neglect or omission on the part of the Mortgagee to realize upon or protect any Finance Obligation hereby secured or any collateral security therefor including the other Finance Documents. The lien hereof shall not in any manner be impaired or affected by any release (except as to the property released), sale, pledge, surrender, compromise, settlement, renewal, extension, indulgence, alteration, changing, modification or disposition of any of the Finance Obligations or of any of the collateral security therefor, including the other Finance Documents or of any guarantee thereof, and the Mortgagee may at its discretion foreclose, exercise any power of sale, or exercise any other remedy available to it under any or all of the other Finance Documents without first exercising or enforcing any of its rights and remedies hereunder. Such exercise of the Mortgagee’s rights and remedies under any or all of the other Finance Documents shall not in any manner impair the Finance Obligations or the lien of this Mortgage and any exercise of the rights or remedies of the Mortgagee hereunder shall not impair the lien of any of the other Finance Documents or any of the Mortgagee’s rights and remedies thereunder. The undersigned specifically consents and agrees that the Mortgagee may exercise its rights and remedies hereunder and under the other Finance Documents separately or concurrently and in any order that it may deem appropriate, and the undersigned waives any rights of subrogation. In the event of a conflict between the terms and provisions of this Mortgage and any other Finance Document, both documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of a conflict that cannot be resolved, the terms and provisions of the Credit Agreement or the Security Agreement shall control and govern irrespective of the provisions of this Mortgage.

Section 5.06 Subrogation. This Mortgage is made with full substitution and subrogation of Mortgagee in and to all covenants and warranties by others heretofore given or made in respect of the Encumbered Property or any part thereof. To the extent that proceeds of the Finance Obligations are used to pay any outstanding lien, charge or prior encumbrance against the Encumbered Property, such proceeds have been or will be advanced by Mortgagee at Mortgagor’s request, and Mortgagee shall be subrogated to any and all rights and liens held by any owner or holder of such outstanding liens, charges and prior encumbrances, irrespective of whether those liens, charges or encumbrances are released.

Section 5.07 Mortgagee Powers. Without affecting the liability of any other Person liable for the payment of any obligations herein mentioned and without affecting the lien or charge of this Mortgage upon any portion of the Encumbered Property not then or theretofore released as security for the full amount of all unpaid Finance Obligations, from time to time, regardless of consideration and without notice to or consent by the holder of any subordinate lien, encumbrance, right, title or interest in or to the Encumbered Property, the Mortgagee may in accordance with the express terms and provisions of the Finance Documents (i) release any persons liable for or on any Finance Obligation, (ii) extend the maturity or alter any of the terms of any Finance Obligation, (iii) modify the interest rate payable on the principal balance of the Finance Obligations, (iv) grant other indulgences, (v) release or reconvey, or cause to be released or reconveyed at any time at the Mortgagee’s option any parcel, portion or all of the Encumbered Property, (vi) take or release any other or additional security for any obligations herein mentioned or (vii) make compositions or other arrangements with debtors in relation thereto.

Section 5.08 Enforceability of Mortgage. This Mortgage is deemed to be and may be enforced from time to time as an assignment, chattel mortgage, contract, mortgage, deed to secure debt, deed of trust, financing statement, real estate mortgage or security agreement, and from time to time as any one or more thereof, as is appropriate under applicable laws. A carbon, photographic or other reproduction of this Mortgage or any financing statement in connection herewith shall be sufficient as a financing statement for any and all purposes.

Section 5.09 Amendments. Any provision of this Agreement may be amended, modified or waived if, but only if, such amendment or waiver is in writing and is signed by the Mortgagor and the Mortgagee. No failure by the Mortgagee to exercise, and no delay by the Mortgagee in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 5.10 Applicable Law. THIS MORTGAGE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE WHERE THE LAND IS LOCATED.

Section 5.11 Waiver of Jury Trial. EACH OF THE MORTGAGOR AND THE MORTGAGEE (BY THE MORTGAGEE’S ACCEPTANCE OF THIS MORTGAGE AND IN CONSIDERATION OF THE DELIVERY OF THE OTHER FINANCE DOCUMENTS) HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND FOREVER WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS MORTGAGE, OR THE OTHER FINANCE DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH OF THE MORTGAGOR AND THE MORTGAGEE, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF THE MORTGAGEE AND THE MORTGAGOR IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY.

Section 5.12 Intercreditor Agreements. This Mortgage and any lien created herein are subject to the lien priority and other provisions set forth in the Intercreditor Agreements.

Section 5.13 Local Law Provisions. By virtue of the fact that the Premises are located in the State of [            ], the provisions set forth below shall be applicable to this Mortgage, and to the extent applicable, shall modify, affect and supplement the other provisions hereof. [To be added as necessary by Local Counsel.]

[Remainder of page intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, this Mortgage has been duly authorized and has been executed and delivered, under seal, to the Mortgagee by the Mortgagor on the date first above written.

[MORTGAGOR NAME]

By:
Name:
Title:

S-1

[LOCAL COUNSEL TO AFFIX APPROPRIATE NOTARIAL ACKNOWLEDGMENT

FOR STATE IN WHICH LAND IS LOCATED.]

S-2

Exhibit A

Legal Description

[To be attached]

A-1

Exhibit B

Permitted Encumbrances

[To be attached]

B-1

Schedule 3.01(j)

Leases

[To be attached]